                                                              File No. 069-00333




                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 FORM U-3A-2/A
                                AMENDMENT NO. 1


              STATEMENT BY HOLDING COMPANY CLAIMING EXEMPTION UNDER RULE U-3A-2 FROM THE PROVISIONS OF THE PUBLIC UTILITY
                           HOLDING COMPANY ACT OF 1935


                 -----------------------------------------------
                      TO BE FILED ANNUALLY PRIOR TO MARCH 1
                 -----------------------------------------------



                             CMS ENERGY CORPORATION
                                (Name of Company)


hereby files with the Securities and Exchange Commission, pursuant to Rule 2, its statement claiming exemption as a holding company from the provisions of the Public Utility Holding Company Act of 1935, and submits the following information:






March 31, 2004




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                                EXPLANATORY NOTE



     This Form U-3A-2/A amends the Form U-3A-2 that was filed on February 27, 2004. This amendment includes the consolidated financial statements on Exhibit A that were omitted from the Form U-3A-2 filed on February 27, 2004.

     NAME, STATE OF ORGANIZATION, LOCATION AND NATURE OF BUSINESS OF CLAIMANT AND EVERY SUBSIDIARY THEREOF, OTHER THAN ANY EXEMPT WHOLESALE GENERATOR
     (EWG) OR FOREIGN UTILITY COMPANY IN WHICH CLAIMANT DIRECTLY OR INDIRECTLY HOLDS AN INTEREST.

Claimant has listed EWGs, identified by an asterisk (*) and foreign utility companies (FUCOs), identified by double asterisk (**) in order to maintain the continuity of the organizational chart.

For the purpose of this filing CMS Energy will address the information requested in section 1 under the headings of CMS Energy Corporation (Tier 1), CMS Enterprises Company (Tier 2) and Consumers Energy Company (Tier 2). As CMS Energy discusses in detail below, CMS Energy Corporation is the parent company for CMS Enterprises Company and Consumers Energy Company. All ownership interests are 100% unless indicated parenthetically to the contrary.


                            01 CMS ENERGY CORPORATION

                                    Address:
                                One Energy Plaza
                             Jackson, Michigan 49201

     CMS Energy Corporation ("CMS Energy") was duly incorporated under the laws of the State of Michigan in 1987. CMS Energy is an approximately $5.4 billion (sales) energy company with subsidiaries engaged in electric utility operations, gas utility operations, the acquisition, development and operation of independent power production facilities, energy trading and the transportation, storage and marketing of natural gas.

     The name, state of organization and nature of business of CMS Energy's direct subsidiaries are described below:

02         CMS Enterprises Company

           Address:        One Energy Plaza
                           Jackson, Michigan 49201

           CMS Enterprises Company is a Michigan corporation that owns subsidiaries engaged in the development, acquisition and management of energy-related businesses and projects worldwide.

02         Consumers Energy Company

           Address:        One Energy Plaza
                           Jackson, Michigan 49201

           Consumers Energy Company is a Michigan corporation engaged in the generation, purchase, distribution and sale of electricity, and in the purchase, storage, distribution and sale of natural gas, in the lower peninsula of the State of Michigan.



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THE NAME, STATE OF ORGANIZATION AND NATURE OF BUSINESS OF EACH SUBSIDIARY AND
THEIR SUBSIDIARIES ARE DESCRIBED BELOW:


                           02 CMS ENTERPRISES COMPANY

                                    Address:
                                One Energy Plaza
                             Jackson, Michigan 49201

03              CMS Business Development LLC

                Address:        One Energy Plaza
                                Jackson, Michigan 49201

                CMS Business Development LLC is a Texas limited liability company formed as a holding company for employees engaged in the business of project development in North America, effective January 1, 2002.

03              CMS Capital, L.L.C.

                Address:        One Energy Plaza
                                Jackson, Michigan 49201

                CMS Capital, L.L.C. is a Michigan limited liability company formed to assist in securing financing for CMS Energy Corporation and its subsidiaries and affiliates.

04                    CMS Capital Financial Services, Inc.

                      Address:       One Energy Plaza
                                     Jackson, Michigan 49201

                      CMS Capital Financial Services, Inc. is a Michigan corporation engaged in the business of making loans to homeowners and small businesses for energy related goods or services.

04                    EnerBank, USA

                      Address:       One Energy Plaza
                                     Jackson, Michigan 49201

                      EnerBank, USA is a Utah corporation engaged in the business of an "industrial loan corporation" to issue thrift certificates of deposit and thrift savings accounts for the payment of money, to issue capital notes or debentures to receive payments with or without allowance for interest.

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03              CMS Comercializadora de Energia S.A. (98.52%)

                Address: Edificio Torre Catalinas Plaza, Ing. Enrique Butty 220 8 Piso (Av. E. Madero Alt. 800/900) (1300)
                          Buenos Aires, Argentina

                CMS Comercializadora de Energia S.A. is an Argentine corporation engaged in gas and electric marketing operations in Argentina.

03              *CMS Distributed Power, L.L.C.

                Address:  One Energy Plaza
                          Jackson, Michigan 49201

                CMS Distributed Power, L.L.C is a Michigan limited liability company formed for the purpose of aggregating the output from multiple generators to have power available on demand.

03              CMS Energy Asia Private Limited (Singapore)

                Address:  Block 94C #09-2391 Bedok
                          North Avenue 4
                          Singapore 462094

                CMS Energy Asia Private Limited is a Singapore corporation involved in the development of electrical generation and distribution opportunities, gas transmission, storage and distribution opportunities, electrical and gas marketing opportunities and development opportunities in Asia and the Pacific Rim.

04                    CMS Energy India Pte Ltd (India) (99%)

                      Address:       Oxford Center, 1st Floor #66
                                     Sir C P Ramaswamy Road
                                     Alwarpet, Chennai 600 018 India

                      CMS Energy India Private Limited is an Indian corporation formed to pursue development opportunities in India.

03              CMS Energy India Pte Ltd (India) (1%)

                Address:        Oxford Center, 1st Floor #66
                                Sir C P Ramaswamy Road
                                Alwarpet, Chennai 600 018 India

                CMS Energy India Private Limited is an Indian corporation formed to pursue development opportunities in India.

03              CMS Energy South America Company

                Address:        One Energy Plaza
                                Jackson, Michigan 49201

                CMS Energy South America Company is a Cayman Islands corporation formed to provide for consolidation of the development expenses and activity in Argentina and Brazil.

04                    CMS Enterprises Development Company S.A. (99.99%)

                      Address: Edificio Torre Catalinas Plaza, Ing. Enrique Butty 220
                                     8(Degree) Piso (Av. E. Madero Alt.
                                     800/900) (1300)
                                     Buenos Aires, Argentina

                      CMS Enterprises Development Company S.A. is an Argentine corporation formed to handle development work in Argentina.

03              CMS Energy UK Limited

                Address:      One Energy Plaza
                              Jackson, Michigan 49201

                CMS Energy UK Limited is a United Kingdom limited liability company involved in the development of energy-related businesses and projects in Europe, Africa and the Middle East.

03              CMS Enterprises Development, L.L.C.

                Address:      One Energy Plaza
                              Jackson, Michigan 49201

                CMS Enterprises Development, L.L.C. is a Michigan limited liability company formed to invest in various projects.

03              CMS Enterprises Holding Company S.A. (99.99%)

                Address:      Edificio Torre Catalinas Plaza
                              Ing. Enrique Butty 220
                              8(Degree) Piso (Av. E. Madero Alt. 800/900) (1300) Buenos Aires, Argentina

                CMS Enterprises Holding Company S.A. is an Argentine corporation formed as a holding corporation.

03              CMS Gas Transmission Company

                Address:        One Energy Plaza
                                Jackson, Michigan 49201

                CMS Gas Transmission Company is a Michigan corporation organized to engage in the transmission, storage and processing of natural gas.

04                    Atlantic Methanol Capital Company (50%)

                      Address:       One Energy Plaza
                                     Jackson, Michigan 49201

                      Atlantic Methanol Capital Company is a Cayman Islands corporation formed to assist in the financing relating to an Equatorial Guinea methanol plant that has subsequently been sold.

05                         CMS Methanol Company (40%)

04                    CMS Energy Investment L.L.C. (70%)

                      Address:       One Energy Plaza
                                     Jackson, Michigan 49201

                      CMS Energy Investment L.L.C. is a Delaware limited liability company that acts as a holding company of CMS Energy's interests in the Loy Yang and Michigan Gas Transmission assets.

05                         CMS Antrim Gas LLC

                           Address:        One Energy Plaza
                                           Jackson, Michigan 49201

                           CMS Antrim Gas LLC is a Michigan limited liability company formed for the purpose of owning and operating the central carbon dioxide removal plant in Otsego County, Michigan.

05                         CMS Bay Area Pipeline, LLC

                           Address:        One Energy Plaza
                                           Jackson, Michigan 49201

                           CMS Bay Area is a Michigan limited liability company formed for the purpose of limiting and avoiding confusion with the pipeline system owned by MCN.

05                         CMS Grands Lacs LLC

                           Address:        One Energy Plaza
                                           Jackson, Michigan 49201

                           CMS Grands Lacs LLC is a Michigan limited liability company and owner of various natural gas pipelines in Northern Michigan.

05                         CMS Jackson L.L.C.

                           Address:        One Energy Plaza
                                           Jackson, Michigan 49201

                           CMS Jackson L.L.C. is a Michigan limited liability company involved as a 75% General Partner in Jackson Pipeline Company, a Michigan general partnership.

05                         CMS Litchfield LLC

                           Address:        One Energy Plaza
                                           Jackson, Michigan 49201

                           CMS Litchfield LLC is a Michigan limited liability company that holds interests in the Litchfield Pipeline project.

05                         CMS Special Member Company

                           Address:        One Energy Plaza
                                           Jackson, Michigan 49201

                           CMS Special Member Company is a Delaware corporation which is a special member of: CMS Energy Investment L.L.C., Loy Yang Holdings No. 1 LLC, Loy Yang Holdings No. 2 LLC, Loy Yang Holdings No. 3 LLC and Loy Yang Holdings No. 4 LLC.

05                         Loy Yang Holdings No. 1 LLC (86%)

                           Address:        One Energy Plaza
                                           Jackson, Michigan 49201

                           Loy Yang Holdings No. 1 LLC is a Delaware limited liability company that holds a beneficial interest in a trust that owns an interest in the Loy Yang project.

06                              Loy Yang Holdings Unit Trust No. 1 LLC (50%)

                                Address:        One Energy Plaza
                                                Jackson, Michigan 49201

                                Loy Yang Holdings Unit Trust No. 1 LLC is a
                                Delaware limited liability company that acts as a trustee of a trust involved in the Loy Yang project.

07                                   CMS Generation Investment Company I (50%)

                                     Address:        One Energy Plaza
                                                     Jackson, Michigan 49201

                                     CMS Generation Investment Company I is a
                                     Cayman Islands corporation involved as a holding company for CMS Generation Co.'s overseas investments that engage in the construction, ownership or operation of the Loy Yang power project.

08                                         CMS Generation Loy Yang Holdings 1
                                           Ltd.

09                                              **Horizon Energy Holdings Ltd.

10                                                   **Loy Yang Power Partners
                                                     (24.63%)

10                                                   Loy Yang Power Projects Pty
                                                     Ltd (24.6%)

10                                                   Loy Yang Power Management
                                                     Pty Ltd (24.6%)

08                                         CMS Generation Loy Yang Holdings 2
                                           Ltd.

09                                              **CMS Generation Horizon Energy
                                                Holdings Ltd.

10                                                   Loy Yang Power Management
                                                     Pty Ltd (25%)

10                                                   **Loy Yang Power Partners
                                                     (25%)

10                                                   Loy Yang Power Projects Pty
                                                     Ltd (25%)

05                         Loy Yang Holdings No. 2 LLC (86%)

                           Address:        One Energy Plaza
                                           Jackson, Michigan 49201

                           Loy Yang Holdings No. 2 LLC is a Delaware limited liability company that holds a beneficial interest in a trust that owns an interest in the Loy Yang project.

06                              Loy Yang Holdings Unit Trust No. 1 LLC (50%)

                                Address:        One Energy Plaza
                                                Jackson, Michigan 49201

                                Loy Yang Holdings Unit Trust No. 1 LLC is a
                                Delaware limited liability company that acts as a trustee of a trust involved in the Loy Yang project.

07                                   CMS Generation Investment Company I (50%)

                                     Address:        One Energy Plaza
                                                     Jackson, Michigan 49201

                                     CMS Generation Investment Company I is a
                                     Cayman Islands corporation involved as a holding company for CMS Generation Co.'s overseas investments that engage in the construction, ownership or operation of the Loy Yang power project.

08                                         CMS Generation Loy Yang Holdings 1
                                           Ltd.

09                                              **Horizon Energy Holdings Ltd.

10                                                   **Loy Yang Power Partners
                                                     (24.63%)

10                                                   Loy Yang Power Projects Pty
                                                     Ltd (24.6%)

10                                                   Loy Yang Power Management
                                                     Pty Ltd (24.6%)

08                                         CMS Generation Loy Yang Holdings 2
                                           Ltd.

09                                              **CMS Generation Horizon Energy
                                                Holdings Ltd.

10                                                   Loy Yang Power Management
                                                     Pty Ltd (25%)

10                                                   **Loy Yang Power Partners
                                                     (25%)

10                                                   Loy Yang Power Projects Pty
                                                     Ltd (25%)

05                         Loy Yang Holdings No. 3 LLC (86%)

                           Address:        One Energy Plaza
                                           Jackson, Michigan 49201

                           Loy Yang Holdings No. 3 LLC is a Delaware limited liability company that holds a beneficial interest in a trust that owns an interest in the Loy Yang project.

06                              Loy Yang Holdings Unit Trust No. 2 LLC (50%)

                                Address:        One Energy Plaza
                                                Jackson, Michigan 49201

                                Loy Yang Holdings Unit Trust No. 2 LLC is a
                                Delaware limited liability company that acts as a trustee of a trust involved in the Loy Yang project.

07                                   CMS Generation Investment Company I (50%)

                                     Address:        One Energy Plaza
                                                     Jackson, Michigan 49201

                                     CMS Generation Investment Company I is a
                                     Cayman Islands corporation involved as a holding company for CMS Generation Co.'s overseas investments that engage in the construction, ownership or operation of the Loy Yang power project.

08                                         CMS Generation Loy Yang Holdings 1
                                           Ltd.

09                                              **Horizon Energy Holdings Ltd.

10                                                   **Loy Yang Power Partners
                                                     (24.63%)

10                                                   Loy Yang Power Projects Pty
                                                     Ltd (24.6%)

10                                                   Loy Yang Power Management
                                                     Pty Ltd (24.6%)

08                                         CMS Generation Loy Yang Holdings 2
                                           Ltd.

09                                              **CMS Generation Horizon Energy
                                                Holdings Ltd.

10                                                   Loy Yang Power Management
                                                     Pty Ltd (25%)

10                                                   **Loy Yang Power Partners
                                                     (25%)

10                                                   Loy Yang Power Projects Pty
                                                     Ltd (25%)

05                         Loy Yang Holdings No. 4 LLC (86%)

                           Address:        One Energy Plaza
                                           Jackson, Michigan 49201

                           Loy Yang Holdings No. 4 LLC is a Delaware limited liability company that holds a beneficial interest in a trust that owns an interest in the Loy Yang project.

06                              Loy Yang Holdings Unit Trust No. 2 LLC (50%)

                                Address:        One Energy Plaza
                                                Jackson, Michigan 49201

                                Loy Yang Holdings Unit Trust No. 2 LLC is a
                                Delaware limited liability company that acts as a trustee of a trust involved in the Loy Yang project.

07                                   CMS Generation Investment Company I (50%)

                                     Address:        One Energy Plaza
                                                     Jackson, Michigan 49201

                                     CMS Generation Investment Company I is a
                                     Cayman Islands corporation involved as a holding company for CMS Generation Co.'s overseas investments that engage in the construction, ownership or operation of the Loy Yang power project.

08                                         CMS Generation Loy Yang Holdings 1
                                           Ltd.

09                                              **Horizon Energy Holdings Ltd.

10                                                   **Loy Yang Power Partners
                                                     (24.63%)

10                                                   Loy Yang Power Projects Pty
                                                     Ltd (24.6%)

10                                                   Loy Yang Power Management
                                                     Pty Ltd (24.6%)

08                                         CMS Generation Loy Yang Holdings 2
                                           Ltd.

09                                              **CMS Generation Horizon Energy
                                                Holdings Ltd.

10                                                   Loy Yang Power Management
                                                     Pty Ltd (25%)

10                                                   **Loy Yang Power Partners
                                                     (25%)

10                                                   Loy Yang Power Projects Pty
                                                     Ltd (25%)

04                    CMS Gas Argentina Company

                      Address:       One Energy Plaza
                                     Jackson, Michigan 49201

                      CMS Gas Argentina Company is a Cayman Islands corporation with an equity interest in Transportadora de Gas del Norte S.A., an Argentine corporation, which provides natural gas transmission services to the northern and central parts of Argentina.

05                         Servicios de Aguas de Chile CMS y Compania Limitada
                           (.01%)

05                         Transportadora de Gas del Norte S.A. (TGN) (29.42%)

04                    CMS Gas Offshore Investment Ltd.

                      Address:       One Energy Plaza
                                     Jackson, Michigan 49201

                      CMS Gas Offshore Investment Ltd. is a Cayman Islands corporation formed for the purposes of financing, procurement, rehabilitation, upgrading, extension, ownership, operation and maintenance of existing power generation and seawater desalination project at the Taweelah complex in Abu Dhabi.

04                    CMS International Ventures, L.L.C. (37.01%)
                      (See CMS Enterprises for list of subsidiaries)

                      Address:       One Energy Plaza
                                     Jackson, Michigan 49201

                      CMS International Ventures, L.L.C. is a Michigan limited liability company, formed to own, manage and sell certain of CMS Energy's international investments.

04                    CMS Saginaw Bay Lateral Company

                      Address:       One Energy Plaza
                                     Jackson, Michigan 49201

                      CMS Saginaw Bay Lateral Company is a Michigan corporation that holds the interest in lateral lines off the Saginaw Bay Pipeline systems.

04                    CMS TriState Canada General Company

                      Address:       One Energy Plaza
                                     Jackson, Michigan 49201

                      CMS TriState Canada General Company is a Michigan corporation formed to hold a 1% General Partner interest in TriState Canada Limited Partnership, a Canadian partnership, which holds TriState Pipeline assets in Canada.

04                    Nitrotec Corporation (50%)

                      Address:       One Energy Plaza
                                     Jackson, Michigan 49201

                      Nitrotec Corporation is a Delaware corporation formed to invest in plants that extract helium from natural gas.

03              CMS Generation Co.

                Address:        One Energy Plaza
                                Jackson, Michigan 49201

                CMS Generation Co. is a Michigan corporation engaged in the development of and investment in cogeneration and other independent power generation projects, both domestic and foreign.

04                    CMS Centrales Termicas S.A. (99%)

                      Address: Edificio Torre Catalinas Plaza, Ing. Enrique Butty 220
                                     8 Piso (Av. E. Madero Alt. 800/900) (1300)
                                     Buenos Aires, Argentina

                      CMS Centrales Termicas S.A. is an Argentine corporation formed to own an interest in a 240 MW natural gas/fuel oil-fired electric power plant near Mendoza, Argentina.

05                         Cuyana S.A. de Inversiones (1%)

06                              *Centrales Termicas Mendoza, S.A. (92.6%)

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04                    CMS Generation Altoona Company

                      Address:       One Energy Plaza
                                     Jackson, Michigan 49201

                      CMS Generation Altoona Company is a Michigan corporation that is currently inactive.

04                    CMS Generation Cebu Operating Limited Duration Company
                      (99%)

                      Address:       One Energy Plaza
                                     Jackson, Michigan 49201

                      CMS Generation Cebu Operating Limited Duration Company is a Cayman Islands entity that is currently inactive.

04                    CMS Generation Chateaugay Company

                      Address:       One Energy Plaza
                                     Jackson, Michigan 49201

                      CMS Generation Chateaugay Company is a Michigan corporation that is currently inactive.

04                    CMS Generation Filer City, Inc.

                      Address:       One Energy Plaza
                                     Jackson, Michigan 49201

                      CMS Generation Filer City, Inc. is a Michigan corporation involved as a 50% General Partner in the T.E.S. Filer City Station Limited Partnership, a Michigan limited partnership that is the owner of the 54 megawatt (net) wood chip and coal-fired electric generating station in Filer City, Michigan.

04                    CMS Generation Filer City Operating Company

                      Address:       One Energy Plaza
                                     Jackson, Michigan 49201

                      CMS Generation Filer City Operating Company is a Michigan corporation formed to operate a coal and waste wood-fueled power plant near Filer City, Michigan owned by the T.E.S. Filer City Station Limited Partnership.

04                    CMS Generation Genesee Company

                      Address:       One Energy Plaza
                                     Jackson, Michigan 49201

                      CMS Generation Genesee Company is a Michigan corporation involved as a 1% General Partner in the Genesee Power Station Limited Partnership, a Delaware limited partnership, which owns and operates a 35-megawatt (net) waste wood-fired electric generating facility located in Genesee County, Michigan.

05                         Genesee Power Station Limited Partnership (1%)

06                              GPS Newco, L.L.C (50%)

04                    CMS Generation Grayling Company

                      Address:       One Energy Plaza
                                     Jackson, Michigan 49201

                      CMS Generation Grayling Company is a Michigan corporation involved as a 1% General Partner in Grayling Generating Station Limited Partnership, a Michigan limited partnership, that owns a 36-megawatt (net) waste wood-fueled power plant in Grayling, Michigan. Grayling Generating Station Limited Partnership owns GGS Holdings Company, a Michigan corporation, which is a .5% General Partner in AJD Forest Products Limited Partnership, a Michigan limited partnership, that operates a sawmill adjacent to the Grayling Generating Station and also supplies waste wood fuel to Grayling Generating Station. Grayling Generating Station Limited Partnership is a 49.5% Limited Partner in AJD Forest Products Limited Partnership.

05                         Grayling Generating Station Limited Partnership (1%)

06                              GGS Holdings Company

05                         Grayling Partners Land Development, L.L.C. (1%)

04                    CMS Generation Honey Lake Company

                      Address:       One Energy Plaza
                                     Jackson, Michigan 49201

                      CMS Generation Honey Lake Company is a Michigan corporation with a General Partnership interest and a Limited Partnership interest in H L Power Company, a California limited partnership that uses waste wood and geothermal fluid to generate a 30-megawatt (net) electric generating station in Lassan County, California. It is also involved as General Partner in Honey Lake Energy I LP, and Honey Lake Energy II LP, both Michigan limited partnerships formed to own limited partnership interests in H L Power Company.

05                         Honey Lake Energy I L.P. (99%)

06                              H L Power Company (18.65%)

05                         Honey Lake Energy II L.P. (99%)

06                              H L Power Company (18.65%)

05                         H L Power Company (.5%)

04                    CMS International Ventures, L.L.C. (21.02%)
                      (See CMS Enterprises for list of subsidiaries)

04                    CMS Generation Lyonsdale Company

                      Address:       One Energy Plaza
                                     Jackson, Michigan 49201

                      CMS Generation Lyonsdale Company is a Michigan corporation that is currently inactive.

04                    CMS Generation Grayling Holdings Company

                      Address:       One Energy Plaza
                                     Jackson, Michigan 49201

                      CMS Generation Grayling Holdings Company is a Michigan corporation involved as a 49% Limited Partner in Grayling Generating Station Limited Partnership, a Michigan limited partnership. Grayling Generating Station Limited Partnership owns GGS Holdings Company, a Michigan corporation that owns a .5% General Partner interest in AJD Forest Products Limited Partnership, a Michigan limited partnership.

05                         Grayling Generating Station Limited Partnership (49%)

06                              GGS Holdings Company

05                         Grayling Partners Land Development LLC (49%)

04                    CMS Generation Holdings Company

                      Address:       One Energy Plaza
                                     Jackson, Michigan 49201

                      CMS Generation Holdings Company is a Michigan corporation involved as a limited partner in various proposed partnerships.

05                         CMS Centrales Termicas S.A.  (1%)

05                         Genesee Power Station Limited Partnership (.5%)

06                              GPS Newco, L.L.C. (50%)

05                         GPS Newco, L.L.C. (50%)

05                         CMS Generation, S.R.L. (.01%)

06                              *Hidroelectrica El Chocon S.A. (2.48%)

06                              Hidroinvest S.A. (25%)

07                                   *Hidroelectrica El Chocon S.A. (59%)

05                         Moose River Properties (50%)

05                         *CMS Ensenada S.A. (1%)

05                         CMS Operating, S.R.L. (.001%)

05                         Metro East, L.L.C. (50%)

05                         McCook Cogeneration Station, L.L.C (50%)

04                    Dearborn Industrial Energy, L.L.C.

                      Address:       One Energy Plaza
                                     Jackson, Michigan 49201

                      Dearborn Industrial Energy, L.L.C. is a Michigan limited liability company formed to hold the ownership interest in Dearborn Industrial Generation, L.L.C. and to obtain an air permit for the Dearborn Industrial Generation Project.

05                         *Dearborn Industrial Generation, L.L.C.

04                    *Dearborn Generation Operating, L.L.C.

                      Address:       One Energy Plaza
                                     Jackson, Michigan 49201

                      Dearborn Generation Operating, L.L.C. is a Michigan limited liability company formed to operate the cogeneration facility located at the Ford Rouge plant.

04                    CMS Generation Investment Company IV

05                         CMS Generation Investment Company II

06                              CMS Generation Jorf Lasfar I Limited Duration
                                Company (65%)

07                                   Jorf Lasfar Handelsbolag (50%)

07                                   Jorf Lasfar I HB (50%)

07                                   Jorf Lasfar Power Energy HB (50%)

06                              CMS Generation Jorf Lasfar II Limited Duration
                                (65%)

07                                   Jorf Lasfar Handelsbolag (50%)

07                                   Jorf Lasfar I HB (50%)

07                                   Jorf Lasfar Power Energy HB (50%)

06                              CMS Generation Cebu Operating Limited Duration
                                Company (1%)

06                              CMS Generation Jegurupadu I Limited Duration
                                Company (1%)

07                                   Jegurupadu O&M Company Mauritius (50%)

08                                         *Jegurupadu Operating & Maintenance
                                           Company (60%)

06                              CMS Generation Jegurupadu II Limited Duration
                                Company (1%)

07                                   Jegurupadu O&M Company Mauritius (50%)

08                                         *Jegurupadu Operating and Maintenance
                                           Company (60%)

06                              CMS Generation Pinamucan Limited Duration
                                Company (1%)

06                              CMS Generation Pinamucan Operating Limited
                                Duration Company (1%)

05                         CMS Generation Jorf Lasfar III Limited Duration
                           Company (50%)

05                         CMS Generation Luxembourg II S.a.r.l.

06                              CMS Generation Luxembourg S.a.r.l.

07                                   CMS Generation Netherlands B.V.

08                                         Jorf Lasfar Energlaktiebolag

09                                              *Jorf Lasfar Energy Company
                                                (25%)

08                                         Jorf Lasfar Power Energy Aktiebolag

09                                              *Jorf Lasfar Energy Company
                                                (23%)

05                         CMS Generation Jorf Lasfar I Limited Duration Company
                           (35%)

06                              Jorf Lasfar Handelsbolag (50%)

07                                   *Jorf Lasfar Energy Company (2%)

05                         CMS Generation Jorf Lasfar II Limited Duration
                           Company (35%)

06                              Jorf Lasfar Handelsbolag (50%)

07                                   *Jorf Lasfar Energy Company (2%)

04                    CMS Generation Investment Company VI

05                         CMS Takoradi Investment Company

06                              CMS Takoradi Investment Company II

07                                   *Takoradi International Company (Ghana)
                                     (90%)

04                    CMS Generation Investment Company VII

05                         CMS Generation Taweelah Limited

06                              **Emirates CMS Power Company (40%)

07                                   Taweelah Shared Facilities Company LLC
                                     (17%)

05                         CMS Jubail Investment Company I

06                              *Jubail Energy Company (25%)

05                         Shuweihat General Partner Company (50%)

06                              Shuweihat Limited Partnership (1%)

07                                   *Shuweihat CMS International Power Company
                                     (UAE) (40%)

05                         Shuweihat Limited Partnership (49.5%)

06                              *Shuweihat CMS International Power Company (UAE)
                                (40%)

05                         *Shuweihat O&M Limited Partnership (49.5%)

05                         Shuweihat O&M General Partner Company (50%)

06                              *Shuweihat O&M Limited Partnership (1%)

05                         Servicios de Aguas de Chile CMS y Compania Limitada
                           (99.99%)

05                         *CMS (India) Operations & Maintenance Company Private
                           Limited (1%)

04                    CMS Generation Montreal Company

                      Address:       One Energy Plaza
                                     Jackson, Michigan 49201

                      CMS Generation Montreal Company is a Michigan corporation that is currently inactive.

04                    *CMS Generation Operating Company

                      Address:       One Energy Plaza
                                     Jackson, Michigan 49201

                      CMS Generation Operating Company is a New York corporation involved in the operation of various power plants throughout the United States.

04                    CMS Generation Recycling Company

                      Address:       One Energy Plaza
                                     Jackson, Michigan 49201

                      CMS Generation Recycling Company is a Michigan corporation that owns 50% of Mid-Michigan Recycling, L.L.C. Mid-Michigan Recycling, L.L.C. was created to be involved in supplying waste wood fuel for the Genesee Power Station Limited Partnership.

05                         Mid-Michigan Recycling, L.L.C. (50%)

04                    *CMS International Operating Company

                      Address:       One Energy Plaza
                                     Jackson, Michigan 49201

                      CMS International Operating Company is a Cayman Islands corporation, formed to own and control project operating and maintenance companies.

05                         CMS Generation UK Operating Private Limited

06                              Jorf Lasfar Aktiebolag

07                                   *CMS Morocco Operating Co., S.C.A. (99.7%)

05                         *CMS (India) Operations & Maintenance Company Private
                           Limited (99%)

05                         CMS Generation Jorf Lasfar III Limited Duration
                           Company (50%)

04                    *CMS Generation Michigan Power L.L.C.

                      Address:       One Energy Plaza
                                     Jackson, Michigan 49201

                      CMS Generation Michigan Power L.L.C. is a Michigan limited liability company formed to own generating units which are to be sited in Michigan for the purpose of generating power during peak demand periods.

04                    Exeter Management Company

                      Address:       One Energy Plaza
                                     Jackson, Michigan 49201

                      Exeter Management Company is a Connecticut corporation involved as the General Partner in the Exeter Energy Limited Partnership, which owns and operates the 29.8MW tire-fueled cogeneration plant in Sterling, Connecticut.

04                    *Hidroelectrica El Chocon S.A. (2.48%)

                      Address:  8311 Neuquen
                                Neuquen Province
                                Villa El Chocon
                                Argentina

                      Hidroelectrica El Chocon S.A. is an Argentine company, which holds a thirty-year concession to operate two hydroelectric power plants in Argentina.

04                    Honey Lake I, L.P. (1%)

                      Address:       One Energy Plaza
                                     Jackson, Michigan 49201

                      Honey Lake I, L.P. is a California limited partnership created to participate as a 24.75% limited partner in the cogeneration facility at Honey Lake, California.

05                         H L Power Company (18.65%)

04                    Honey Lake II, L.P. (1%)

                      Address:       One Energy Plaza
                                     Jackson, Michigan 49201

                      Honey Lake II, L.P. is a California limited partnership created to participate as a 24.75% limited partner in the cogeneration facility at Honey Lake, California.

05                         H L Power Company (18.65%)

04                    HYDRA-CO Enterprises, Inc.

                      Address:       One Energy Plaza
                                     Jackson, Michigan 49201

                      HYDRA-CO Enterprises, Inc. is a New York corporation involved in the management and operation of various power plants. The plants are fueled by coal, natural gas, waste wood and water (hydro). It also has construction management responsibility for a 60MW diesel-fueled power plant in Jamaica.

05                         Caribbean Electric Power (40%)

05                         CMS Generation Operating Company II, Inc.

06                              HCO-Jamaica, Inc.

07                                   *Private Power Operators Limited (99%)

05                         CMS Generation Stratton Company

05                         HCE-Biopower, Inc.

05                         HCE-Jamaica Development, Inc.

05                         HCE-Rockfort Diesel, Inc.

06                              *Jamaica Private Power Company, Limited (45.07%)

06                              *Private Power Operators Limited (1%)

05                         HYDRA-CO Generation, Inc.

05                         Little Falls Hydropower Associates (33.33%)

05                         Lock 17  Management Group (33.33%)

05                         Lock 17 Group (33.33%)

05                         New Bern Energy Recovery, Inc.

05                         Jamaica Energy Team Limited (59.7%)

04            Loy Yang Holdings No. 1 LLC (14%)

              Address:   One Energy Plaza
                         Jackson, Michigan 49201

              Loy Yang Holdings No. 1 LLC is a Delaware limited liability company that holds a beneficial interest in a trust that owns an interest in the Loy Yang Project.

05                Loy Yang Holdings Unit Trust No. 1 LLC (50%)

                  Address:  One Energy Plaza
                            Jackson, Michigan 49201

                  Loy Yang Holdings Unit Trust No. 1 LLC is a Delaware limited liability company that acts as a trustee of a trust involved in the Loy Yang project.

06                    CMS Generation Investment Company I (50%)

                      Address:  One Energy Plaza
                                Jackson, Michigan 49201

                      CMS Generation Investment Company I is a Cayman Islands corporation involved as a holding company for CMS Generation Co.'s overseas investments that engage in the construction, ownership or operation of the Loy Yang power project.

07                        CMS Generation Loy Yang Holdings 1 Ltd.

08                            **Horizon Energy Holdings Ltd.

09                               **Loy Yang Power Partners (24.63%)

09                               Loy Yang Power Projects Pty Ltd (24.6%)

09                               Loy Yang Power Management Pty Ltd (24.6%)

07                        CMS Generation Loy Yang Holdings 2 Ltd.

08                            **CMS Generation Horizon Energy Holdings Ltd.

09                               Loy Yang Power Management Pty Ltd (25%)

09                               **Loy Yang Power Partners (25%)

09                               Loy Yang Power Projects Pty Ltd (25%)

04            Loy Yang Holdings No. 2 LLC (14%)

              Address:  One Energy Plaza
                        Jackson, Michigan 49201

              Loy Yang Holdings No. 2 LLC is a Delaware limited liability company that holds a beneficial interest in a trust that owns an interest in the Loy Yang project.

05               Loy Yang Holdings Unit Trust No. 1 LLC (50%)

                 Address:  One Energy Plaza
                           Jackson, Michigan 49201

                 Loy Yang Trust Management No. 1 LLC is a Delaware limited liability company that acts as a trustee of a trust involved in the Loy Yang project.

06                  CMS Generation Investment Company I (50%)

                    Address:  One Energy Plaza
                              Jackson, Michigan 49201

                    CMS Generation Investment Company I is a Cayman Islands corporation involved as a holding company for CMS Generation Co.'s overseas investments that engage in the construction, ownership or operation of the Loy Yang power project.

07                    CMS Generation Loy Yang Holdings 1 Ltd.

08                       **Horizon Energy Holdings Ltd.

09                          **Loy Yang Power Partners (24.63%)

09                          Loy Yang Power Projects Pty Ltd (24.6%)

09                          Loy Yang Power Management Pty Ltd (24.6%)

07                       CMS Generation Loy Yang Holdings 2 Ltd.

08                          **CMS Generation Horizon Energy Holdings Ltd.

09                             Loy Yang Power Management Pty Ltd (25%)

09                             **Loy Yang Power Partners (25%)

09                             Loy Yang Power Projects Pty Ltd (25%)

04            Loy Yang Holdings No. 3 LLC (14%)

              Address:  One Energy Plaza
                        Jackson, Michigan 49201

              Loy Yang Holdings No. 3 LLC is a Delaware limited liability company that holds a beneficial interest in a trust that owns an interest in the Loy Yang project.

05                 Loy Yang Holdings Unit Trust No. 2 LLC (50%)

                   Address:  One Energy Plaza
                             Jackson, Michigan 49201

                   Loy Yang Holdings Unit Trust No. 2 LLC is a Delaware limited liability company that acts as a trustee of a trust involved in the Loy Yang project.

06                      CMS Generation Investment Company I (50%)

                        Address:  One Energy Plaza
                                  Jackson, Michigan 49201

                        CMS Generation Investment Company I is a Cayman Islands corporation involved as a holding company for CMS Generation Co.'s overseas investments that engage in the construction, ownership or operation of the Loy Yang power project.

07                           CMS Generation Loy Yang Holdings 1 Ltd.

08                                **Horizon Energy Holdings Ltd.

09                                     **Loy Yang Power Partners (24.63%)

09                                     Loy Yang Power Projects Pty Ltd (24.6%)

09                                     Loy Yang Power Management Pty Ltd (24.6%)

07                           CMS Generation Loy Yang Holdings 2 Ltd.

08                                 **CMS Generation Horizon Energy Holdings Ltd.

09                                     Loy Yang Power Management Pty Ltd (25%)

09                                     **Loy Yang Power Partners (25%)

09                                     Loy Yang Power Projects Pty Ltd (25%)

04            Loy Yang Holdings No. 4 LLC (14%)

              Address:  One Energy Plaza
                        Jackson, Michigan 49201

              Loy Yang Holdings No. 4 LLC is a Delaware limited liability company that holds a beneficial interest in a trust that owns an interest in the Loy Yang project.

05               Loy Yang Holdings Unit Trust No. 2 LLC

                 Address:  One Energy Plaza
                           Jackson, Michigan 49201

                 Loy Yang Holdings Unit Trust No. 2 LLC is a Delaware limited liability company that acts as a trustee of a trust involved in the Loy Yang project.

06                    CMS Generation Investment Company I (50%)

                      Address:  One Energy Plaza
                                Jackson, Michigan 49201

                      CMS Generation Investment Company I is a Cayman Islands corporation involved as a holding company for CMS Generation Co.'s overseas investments that engage in the construction, ownership or operation of the Loy Yang power project.

07                         CMS Generation Loy Yang Holdings 1 Ltd.

08                               **Horizon Energy Holdings Ltd.

09                                    **Loy Yang Power Partners (24.63%)

09                                    Loy Yang Power Projects Pty Ltd (24.6%)

09                                    Loy Yang Power Management Pty Ltd (24.6%)

07                         CMS Generation Loy Yang Holdings 2 Ltd.

08                               **CMS Generation Horizon Energy Holdings Ltd.

09                                    Loy Yang Power Management Pty Ltd (25%)

09                                    **Loy Yang Power Partners (25%)

09                                    Loy Yang Power Projects Pty Ltd (25%)

04            Loy Yang Trust Management No. 1 LLC

              Address:  One Energy Plaza
                        Jackson, Michigan 49201

              Loy Yang Trust Management No. 1 LLC is a Delaware limited liability company that acts as an institutional manager for the trustees of trusts involved in the Loy Yang project.

04            Loy Yang Trust Management No. 2 LLC

              Address:  One Energy Plaza
                        Jackson, Michigan 49201

              Loy Yang Trust Management No. 2 LLC is a Delaware limited liability company that acts as an institutional manager for the trustees of trusts involved in the Loy Yang project.

04            McCook Cogeneration Station, L.L.C. (50%)

              Address:  One Energy Plaza
                        Jackson, Michigan 49201

              McCook Cogeneration Station, L.L.C. is a Michigan limited liability company that is currently inactive.

04            McCook Waste Wood Recovery Facility, L.L.C. (50%)

              Address:  One Energy Plaza
                        Jackson, MI 49201

              McCook Waste Wood Recovery Facility, LLC is a Michigan limited liability company that is currently inactive.

04            Metro East, L.L.C. (50%)

              Address:  One Energy Plaza
                        Jackson, Michigan 49201

              Metro East, L.L.C. is a Michigan limited liability company that is currently inactive.

04            Midland Cogeneration Venture Expansion, LLC (50%)

              Address:  One Energy Plaza
                        Jackson, Michigan 49201

              Midland Cogeneration Venture Expansion, LLC is a Delaware limited liability company formed to develop the MCV
              Expansion, including ordering and funding long-lead equipment.

04            Notera Holding B.V.

              Address:  A. J. Ernststraat
                        595 H 1082 LD
                        Amsterdam, The Netherlands

              Notera Holding B.V. is a Netherlands corporation and currently inactive.

04            Oxford Tire Supply, Inc.

              Address:  One Energy Plaza
                        Jackson, Michigan 49201

              Oxford Tire Supply, Inc. is a Delaware corporation that is currently inactive.

04            Oxford Tire Recycling, Inc.

              Address:  One Energy Plaza
                        Jackson, Michigan 49201

              Oxford Tire Recycling, Inc. is a Delaware corporation that is currently inactive.

04            Scudder Latin America Power I-C LDC (25%)

              Address:  345 Park Avenue
                        New York, New York 10154-0010

              Scudder Latin America Power I-C LDC is a Cayman Islands corporation formed for the purposes of an Investment Fund to invest (primarily passively) in electric generating facilities and the electric infrastructure in Latin America and the Caribbean.

04            **Taweelah A2 Operating Company

              Address:  One Energy Plaza
                        Jackson, Michigan 49201

              Taweelah A2 Operating Company is a Michigan corporation formed to operate the Taweelah A2 project through a branch office in Abu Dhabi, United Arab Emirates.

03            CMS International Ventures, L.L.C. (40.47%)

              Address:        One Energy Plaza
                              Jackson, Michigan 49201

              CMS International Ventures, L.L.C. is a Michigan limited liability company, formed to own, manage and sell certain of CMS Energy's international investments.

04                CMS Electric & Gas, L.L.C.

                  Address:  One Energy Plaza
                            Jackson, Michigan 49201

                  CMS Electric & Gas, L.L.C. is a Michigan limited liability company. CMS International Distribution LLC and CMS Electric and Gas Company merged in December 2002 to form CMS Electric & Gas, L.L.C.

05                   CMS Comercialzadora de Energia Ltda. (99.99%)

05                   CMS Distribuidora Ltda. (99.99%)

06                      CMS Participacoes Ltda. (99.99%)

07                         Agropecuaria Turvinho Ltda. (.01%)

07                         **Companhia Paulista de Energia Eletrica (CPEE)
                             a Brazilian corporation (93.86%)

08                             Agropecuaria Turvinho Ltda. (99.99%)

08                             **Companhia Sul Paulista de Energia Eletrica
                               (CSPE),
                                 a Brazilian corporation (88.63%)

09                               **Companhia Jaguari de Energia S.A. (CJE),
                                   a Brazilian corporation

10                                  **Compania Luz e Forca de Mococo SA (CLFM)

10                                  CPEE Equipamentos Eletricos e Servicos
                                    Ltda. (99.86%)

08                               Paulista Lajeado Energia SA (7%)

08                               Companhia Nova Paulista de Energia

05                   CMS Electric and Gas Moldova, L.L.C.

05                   CMS Electric and Gas Sucursal (branch) Argentina

05                   CMS Empreendimentos Ltda (99.99%)

05                   CMS Netherlands Funding Company

05                   CMS Venezuela S.A.

06                        **Sistema Electrico del Estado Nueva Esparta C.A.
                            (SENECA) (52.37%)

05                   ENELMAR, SA

06                        **Sistema Electrico del Estado Nueva Esparta C.A.
                            (SENECA) (33.34%)

04              CMS Generation Investment Company III

                Address:  One Energy Plaza
                          Jackson, Michigan 49201

                CMS Generation Investment Company III is a Cayman Islands corporation formed to have an ownership interest in certain Indian power generation projects.

05                   CMS Energy Mauritius Limited

06                        TN LNG & Power Co. Pvt. Ltd. (India) (TIDCO) (26.67%)

05                   CMS Generation Jegurupadu I Limited Duration Company (99%)

06                        Jegurupadu O&M Company Mauritius (50%)

07                             *Jegurupadu Operating & Maintenance Company (60%)

05                   CMS Generation Jegurupadu II Limited Duration Company (99%)

06                        Jegurupadu O&M Company Mauritius (50%)

07                             *Jegurupadu Operating & Maintenance Company (60%)

05                   CMS Generation Neyveli Ltd. (100%)

06                        *ST-CMS Electric Company Pvt. Ltd. (50%)

06                        ST-CMS Electric Company (Mauritius) (41.5%)

05                   Jegurupadu CMS Generation Company Ltd.

06                        *GVK Industries Ltd. (23.75%)

04                    CMS Generation Investment Company V

                      Address:  One Energy Plaza
                                Jackson, Michigan 49201

                      CMS Generation Investment Company V is a Cayman Islands corporation formed to separate projects on a regional basis in order to provide CMS Energy more liability protection.

05                         Compania de Inversiones CMS Energy Chile Limitada
                           (40%)

06                              Gasoducto Atacama Argentina Limitada (10%)

06                              Gasoducto Atacama Chile Limitada (50%)

07                                   Progas S.A. (99.99%)

07                                   Gasoducto Taltal Ltda. (99%)

06                              GasAtacama Generacion Limitada (50%)

07                                   Progas S.A. (.01%)

07                                   Empresa de Transmission Electra Transemel
                                     S.A. (40%)

07                                   CDEC-SING Limitada (16.666%)

06                              GasAtacama S.A. (50%)

05                         Gasoducto Atacama Argentina Limitada (20%)

06                              Gasoducto Taltal Ltda. (1%)

05                         Scudder Latin American Power I-P L.D.C. (25%)

05                         Scudder Latin American Power II-P L.D.C. (4%)

04                    CMS Generation, S.R.L. (99.99%)

                      Address: Edificio Torre Catalinas Plaza, Ing. Enrique Butty 220
                                8 Piso (Av. E. Madero Alt. 800/900) (1300)
                                Buenos Aires, Argentina

                      CMS Generation, S.R.L. is an Argentine corporation formed to invest in a hydroelectric power concession in Argentina.

05                         Hidroinvest S.A. (25%)

06                              *Hidroelectrica El Chocon S.A. (59%)

04                    **CMS Operating, S.R.L. (99.999%)

                      Address: Edificio Torre Catalinas Plaza, Ing. Enrique Butty 220
                                8 Piso (Av. E. Madero Alt. 800/900) (1300)
                                Buenos Aires, Argentina

                      CMS Operating, S.R.L. is an Argentine corporation created to have a 80.55% interest (through its subsidiary Cuyana de Inversiones, S.A.) in the Centrales Termicas Mendoza, S.A. partnership. Centrales Termicas Mendoza, S.A. was formed to acquire, own and operate the Lujan de Cuyo and Cruz de Piedra power plants in Argentina.

05                         *CMS Ensenada S.A. (99%)

05                         Cuyana S.A. de Inversiones (99%)

06                              Centrales Termicas Mendoza, S.A. (92.6%)

05                         Transportadora de Gas del Mercosur (Argentina) (20%)

04                    Western Australia Gas Transmission Company I

                      Address:  One Energy Plaza
                                Jackson, Michigan 49201

                      Western Australia Gas Transmission Company I is a Cayman Islands corporation which is a holding company for certain international assets.

05                         CMS Gas Transmission del Sur Company

06                              CMS Atacama Company

06                              Compania de Inversiones CMS Energy-Chile Ltda
                                (60%)

07                                   GasAtacama S.A. (50%)

07                                   Gasoducto Atacama Argentina Limitada (10%)

07                                   Gasoducto Atacama Chile Limitada (50%)

08                                         Gasoducto Taltal Limitada (99%)

08                                         Progas S.A. (99.99%)

07                                   GasAtacama Generacion Limitada (50%)

08                                         CDEC-SING (16.666%)

08                                         Empresa de Transmision Electrica
                                           Transemel S.A. (40%)

08                              Progas S.A. (.01%)

06                   Gasoducto Atacama Argentina Limitada (20%)

07                        Gasoducto Taltal Ltda (1%)

05              CMS Gas Transmission of Australia Holdings Company

06                   CMS Gas Transmission of Australia

05              CMS International Finance Services Company

05              CMS Luxembourg SARL

06                 Valandrid BV

07                    CMS Goldfields Gas Transmission Australia PTY. LTD.

08                        SCP Investments (No. 1) PTY. LTD (45%)

09                           SCP Investments (No. 2) PTY. LTD

10                              Southern Cross Pipelines Australia PTY. LTD

11                                 Goldfields Gas Transmission Joint Venture
                                   (66.664%)

12                                     Goldfields Gas Transmission Pty. Ltd.

09                           SCP Investments (NO 3) PTY. LTD

10                              Southern Cross Pipelines (NPL) Australia PTY.
                                LTD

11                                 Goldfields Gas Transmission Joint Venture
                                   (25.5%)

12                                     Goldfields Gas Transmission PTY. LTD

05              CMS Parmelia Gas Transmission Pty Ltd.

03       CMS Land Company

         Address:  One Energy Plaza
                   Jackson, Michigan 49201

         CMS Land Company is a Michigan corporation formed to act as a repository for any unused real property formerly owned by Consumers Energy Company, and hold the same for possible non-utility development.

03            CMS Energy Resource Management Company

              Address:        One Energy Plaza
                              Jackson, Michigan 49201

              CMS Energy Resource Management Company (CMS ERM) is a Michigan corporation involved in providing gas, electric, oil and coal marketing, risk management and energy management services. CMS ERM was formerly known as CMS Marketing, Service and Trading Company (CMS MST).

04                    CMS Merchant Services, L.L.C.

                      Address:  One Energy Plaza
                                Jackson, Michigan 49201

                      CMS Merchant Services, L.L.C. is a Michigan limited liability company formed for the purpose of purchasing capacity under the FERC's capacity release regulations for monthly transactions.

04                    CMS Viron Corporation

                      Address:  One Energy Plaza
                                Jackson, Michigan 49201

                      CMS Viron Corporation is a Missouri corporation formed to provide services in the area of energy usage analysis and the engineering and implementation of energy conservation measures.

04                    CMS ERM Michigan LLC

                      Address:  One Energy Plaza
                                Jackson, Michigan 49201

                      CMS ERM Michigan LLC is a Michigan limited liability company formed for the sole purpose of taking an assignment of the Ford/Rouge Electricity Sales Agreements from Dearborn Industrial Generation L.L.C. and to perform those contracts. CMS ERM Michigan LLC was formerly known as CMS MS&T Michigan L.L.C.

04                    CMS Texon Company

                      Address:  One Energy Plaza
                                Jackson, Michigan 49201

                      CMS Texon Company is a Michigan corporation involved as a General Partner in Texon, LP, a Texas limited partnership engaged in transporting, processing and marketing of crude oil and natural gas liquids and services related thereto.

04                    Dorman Energy, L.L.C. (49%)

                      Address:       One Energy Plaza
                                     Jackson, Michigan 49201

                      Dorman Energy, L.L.C. is a Michigan limited liability company formed as a partner with a minority controlled energy business to pursue minority set-aside energy contracts.

04                    Premstar Energy Canada Ltd (50%)

                      Address:       330 Richmond Street
                                     Suite 104
                                     Chatham, Ontario Canada    N7M 1P7

                      Premstar Energy Canada Ltd is a Canadian corporation engaged in purchasing, transporting, storing, selling, brokering and marketing natural gas in North America and energy-related consulting.

05                         ECNG Inc (88%)

05                         Energistics Group, Inc.

05                         Premstar Metering Inc. (70%)

06                                  Canadian Meter Services Ltd.

03            CMS Resource Development Company

              Address:        One Energy Plaza
                              Jackson, Michigan 49201

              CMS Resource Development Company is a Michigan corporation formed to pursue and develop various power sources outside the United States.

03            CMS MicroPower Systems, L.L.C.

              Address:        One Energy Plaza
                              Jackson, Michigan 49201

              CMS MicroPower Systems, L.L.C. is a Michigan limited liability company formed for the purpose of leasing portable generation assets.

03            CMS Texas LLC

              Address:        One Energy Plaza
                              Jackson, Michigan 49201

              CMS Texas LLC is a Texas limited liability company formed to conduct business activities in Texas.

03            Explotaciones CMS Oil and Gas Company

              Address:        One Energy Plaza
                              Jackson, Michigan 49201

              Explotaciones CMS Oil and Gas Company is a Delaware corporation and currently inactive.



                           02 CONSUMERS ENERGY COMPANY

                                    Address:
                                One Energy Plaza
                             Jackson, Michigan 49201

       The consolidated operations of Consumers Energy Company ("Consumers") account for the largest share of CMS Energy's total assets and income and account for a substantial portion of its revenues. The name, state of organization and nature of business of Consumers' subsidiaries are described below:

03            CMS Engineering Co.

              Address:        One Energy Plaza
                              Jackson, Michigan 49201

              CMS Engineering Co. is a Michigan corporation engaged in offering design, engineering, project management and related construction services to natural gas utilities, natural gas exploration and production companies, and other energy businesses.

03            CMS Midland Holdings Company

              Address:        One Energy Plaza
                              Jackson, Michigan 49201

              CMS Midland Holdings Company is a Michigan corporation involved as a Limited Partner in the First Midland Limited Partnership, a Delaware limited partnership that leases assets to the Midland Cogeneration Venture Limited Partnership, a Michigan limited partnership.

03            CMS Midland, Inc.

              Address:        One Energy Plaza
                              Jackson, Michigan 49201

              CMS Midland, Inc. is a Michigan corporation involved as a 49% General Partner in the Midland Cogeneration Venture Limited Partnership, a Michigan limited partnership.

03            Consumers Campus Holdings, LLC

              Address: One Energy Plaza
                       Jackson, Michigan 49201

              Consumers Campus Holdings, LLC is a Michigan limited liability company formed for the purpose of being the lessee in the synthetic lease financing of the new Consumers Energy Company office building located in downtown Jackson, Michigan.

03            Consumers Funding LLC

              Address:        One Energy Plaza
                              Jackson, Michigan 49201

              Consumers Funding LLC is a Delaware limited liability company formed for the purpose of acting as issuer of securitization bonds and assignee of property transferred by Consumers.

03            Consumers Nuclear Services LLC

              Address:        One Energy Plaza
                              Jackson, Michigan 49201

              Consumers Nuclear Services LLC is a Michigan corporation formed for the purpose of holding the 20% member interest in Nuclear Management Company LLC.

04                    Nuclear Management Company LLC (20%)

                      Address:  700 First Street
                                Hudson, Wisconsin 54016

                      Nuclear Management Company LLC is a Wisconsin limited liability company formed to enhance reliability, continue safe operation, and pursue overall excellence, in nuclear power operations, as well as to identify efficiencies in the provision of operating services to nuclear facilities.

03            Consumers Receivables Funding, LLC

              Address:        One Energy Plaza
                              Jackson, Michigan 49201

              Consumers Receivables Funding, LLC is a Delaware limited liability company formed for the purpose of buying certain accounts receivable from Consumers Energy Company and selling them to a third party.

03            Consumers Receivables Funding II LLC

              Address:        One Energy Plaza
                              Jackson, Michigan 49201

              Consumers Receivables Funding II LLC is a Delaware limited liability company that buys certain accounts receivable from Consumers Energy Company and sells them to a third party.

03            ES Services Company

              Address:        One Energy Plaza
                              Jackson, Michigan 49201

              ES Services Company is a Michigan corporation formed for the purpose of offering design, engineering, project management and related services primarily to electric utilities and generation facilities.

03            MEC Development Corp.

              Address:        One Energy Plaza
                              Jackson, Michigan 49201

              MEC Development Corp. is a Michigan corporation that previously held assets transferred to, and was holder of certain bonds issued by, the Midland Cogeneration Venture Limited Partnership, a Michigan limited partnership.

       2. A BRIEF DESCRIPTION OF THE PROPERTIES OF CLAIMANT AND EACH OF ITS SUBSIDIARY PUBLIC UTILITY COMPANIES USED FOR THE GENERATION, TRANSMISSION AND DISTRIBUTION OF ELECTRIC ENERGY FOR SALE, OR FOR THE PRODUCTION, TRANSMISSION AND DISTRIBUTION OF NATURAL OR MANUFACTURED GAS, INDICATING THE LOCATION OF PRINCIPAL GENERATING PLANTS, TRANSMISSION LINES, PRODUCING FIELDS, GAS MANUFACTURING PLANTS, AND ELECTRIC AND GAS DISTRIBUTION FACILITIES, INCLUDING ALL SUCH PROPERTIES WHICH ARE OUTSIDE THE STATE IN WHICH CLAIMANT AND ITS SUBSIDIARIES ARE ORGANIZED AND ALL TRANSMISSION OR PIPELINES WHICH DELIVER OR RECEIVE ELECTRIC ENERGY OR GAS AT THE BORDERS OF SUCH STATE.
--------------------------------------------------------------------------------

Claimant has no directly owned properties used for such purposes. Claimant's subsidiary, Consumers Energy Company ("Consumers") is a public utility. Its property and facilities used for the above-described purposes are located within the State of Michigan and are described below.

                             (1) ELECTRIC PROPERTIES

Consumers' electric generation is supplied by the following plants:

                                                                                    2003                             2003
                                                                                SUMMER NET
                                                    SIZE AND YEAR              DEMONSTRATED                     NET GENERATION
NAME AND LOCATION (MICHIGAN)                      ENTERING SERVICE            CAPABILITY (KW)                (THOUSANDS OF KWHS)
----------------------------                      ----------------            ---------------                -------------------
Coal Generation
     J H Campbell 1&2 -- West Olive               2 Units, 1962-1967                     615,000                   4,252,974
     J H Campbell 3 -- West Olive                 1 Unit, 1980                           765,140(a)                5,657,104
     D E Karn -- Essexville                       2 Units, 1959-1961                     511,000                   3,428,844
     B C Cobb - Muskegon                          2 Units, 1956-1957                     312,000                   2,166,191
     J R Whiting -- Erie                          3 Units, 1952-1953                     326,000                   2,256,427
     J C Weadock - Essexville                     2 Units, 1955-1958                     302,000                   2,329,656

TOTAL COAL GENERATION                                                                  2,831,140                  20,091,196
                                                                                       ---------                  ----------

Oil/Gas Generation
     B C Cobb -- Muskegon                         3 Units, 1999-2000(b)                  183,000                       6,151
     D E Karn - Essexville                        2 Units, 1975-1977                   1,276,000                     351,461

TOTAL OIL/GAS GENERATION                                                               1,459,000                     357,612
                                                                                       ---------                     -------

Hydroelectric
     Conventional Hydro                           13 Plants, 1907-                        73,540                     335,182
     Generation                                   1949
     Ludington Pumped Storage                     6 Units, 1973                                                     (517,278)(d)
                                                                                         954,700(c)

TOTAL HYDROELECTRIC                                                                    1,028,240                   (182,096)
                                                                                       ---------                   ---------

Nuclear Generation
     Palisades -- South Haven                     1 Unit, 1971                           767,000                   6,151,481

TOTAL NUCLEAR GENERATION                                                                 767,000                   6,151,481
                                                                                         -------                   ---------


Gas/Oil Combustion Turbine
     Generation                                    7 Plants, 1966-1999                   345,000                      12,954

TOTAL GAS/OIL COMBUSTION TURBINE                                                          345,000                     12,954
                                                                                          -------                     ------

TOTAL OWNED GENERATION                                                                  6,430,300                 26,431,147
                                                                                        ---------                 ==========

Purchased and Interchange Power Capacity                                                1,991,200(e)
                                                                                        ------------

TOTAL                                                                                   8,421,500


   (a) Represents Consumers' share of the capacity of the J H Campbell 3, net of
       6.69 percent (ownership interests of the Michigan Public Power Agency and Wolverine Power Supply Cooperative, Inc.).

   (b) Cobb 1-3 are retired coal fired units that were converted to gas fired. Units were placed back into service in the years indicated.

   (c) Represents Consumers' share of the capacity of Ludington. Consumers and Detroit Edison have 51 percent and 49 percent undivided ownership, respectively, in the plant.

   (d) Represents Consumers' share of net pumped storage generation. This facility electrically pumps water during off-peak hours for storage to later generate electricity during peak-demand hours.

   (e) Includes 1,240 MW of purchased contract capacity from the MCV Facility.

Consumers' electric subtransmission and distribution lines are located on or under public highways, streets, alleys and lands, or on or under private land pursuant to easements or other rights. Consumers' subtransmission system consists of 347 miles of 138 kV high voltage distribution radial lines as well as 4,164 structural miles of overhead and 16 subsurface miles of underground 23 kV and 46 kV high voltage distribution lines. The distribution system consists of 54,922 structural miles of overhead lines and 8,526 subsurface miles of underground lines.

Consumers owns substations having an aggregate transformer capacity of 20,605,680 kilovoltamperes.

On April 1, 2001, Consumers transferred its investment in electric transmission lines and substations to a wholly owned subsidiary, Michigan Electric Transmission Company (METC). On May 1, 2002, Consumers sold its interest in METC to a third party, Michigan Transco Holdings, LLC, and no longer owns transmission facilities. The new transmission company is called Michigan Electric Transmission Company, LLC (METC, LLC).

Consumers is interconnected to METC, LLC. METC, LLC is interconnected with neighboring utilities as well as out-state transmission systems.


                               (2) Gas Properties

           Consumers' gas distribution and transmission system consists of 25,551 miles of distribution mains and 1,624 miles of transmission lines throughout Michigan's lower peninsula. It owns and operates seven compressor stations with a total of 162,000 installed horsepower. Consumers has 14 gas storage fields located across Michigan with an aggregate storage capacity of 330.8 bcf.



       -------------------------------------------------------------------------
       3. THE FOLLOWING INFORMATION FOR THE LAST CALENDAR YEAR WITH RESPECT TO CLAIMANT AND EACH OF ITS SUBSIDIARY PUBLIC UTILITY COMPANIES:
       -------------------------------------------------------------------------


                                 ELECTRIC ENERGY

       (a)    NUMBER OF KWH OF ELECTRIC ENERGY SOLD AT RETAIL OR WHOLESALE.

                                    SUBSIDIARY                                                                 kWh
                                    ----------                                                                 ---

       Consumers Energy Total                                                                            36,010,387,414
       CMS MST Total                                                                                      5,313,575,134
                                                                                                         --------------

       Total Electric Energy Sold at Retail or Wholesale                                                 41,323,962,548
                                                                                                         ==============


       (b)    NUMBER OF KWH OF ELECTRIC ENERGY DISTRIBUTED AT RETAIL OUTSIDE
              MICHIGAN.

                                    SUBSIDIARY                                                                 kWh
                                    ----------                                                                 ---
       Consumers Energy Total                                                                                   0
       CMS MST Total                                                                                            0
                                                                                                                -

       Total Electric Energy Distributed Outside of the State of Michigan
                                                                                                                0
                                                                                                              ===
       (c)    NUMBER OF KWH OF ELECTRIC ENERGY SOLD AT WHOLESALE OUTSIDE
              MICHIGAN OR AT MICHIGAN'S STATE LINE.




                                    SUBSIDIARY                                                               kWh
                                    ----------                                                               ---




                                                                                                             523,268,000
       Consumers Energy Total
       CMS MST Total                                                                                       3,574,745,950
                                                                                                           -------------

       Total Electric Energy Sold at Wholesale Outside the State of Michigan or
       at Michigan's State Line.
                                                                                                           4,098,013,950
                                                                                                           =============


       (d) NUMBER OF KWH OF ELECTRIC ENERGY PURCHASED OUTSIDE MICHIGAN OR AT MICHIGAN'S STATE LINE.

                                    SUBSIDIARY                                                               kWh
                                    ----------                                                               ---

       Consumers Energy Total                                                                             2,082,688,000
       CMS MST Total                                                                                      3,391,856,000
                                                                                                          -------------

       Total Electric Energy Purchased Outside of Michigan                                                5,474,544,000
                                                                                                          =============


                                  NATURAL GAS
The following information represents natural gas only. CMS Energy does not deal with or in manufactured gas.

       (a)    NUMBER OF MCF OF NATURAL GAS DISTRIBUTED AT RETAIL.


                                    SUBSIDIARY                                                               Mcf
                                    ----------                                                               ---
       Consumers Energy Total                                                                            257,343,000
       CMS MST Total                                                                                      24,101,296
                                                                                                         -----------

       Total Natural Gas Distributed at Retail                                                           281,444,296
                                                                                                         ===========


       (b)    NUMBER OF MCF OF NATURAL GAS DISTRIBUTED AT RETAIL OUTSIDE
              MICHIGAN.


                                    SUBSIDIARY                                                               Mcf
                                    ----------                                                               ---
       Consumers Energy Total                                                                                 0
       CMS MST Total                                                                                      3,443,264
                                                                                                          ---------

       Total Natural Gas Distributed at Retail                                                            3,443,264
                                                                                                          =========
       Outside the State of Michigan

       (c) NUMBER OF MCF OF NATURAL GAS SOLD AT WHOLESALE OUTSIDE MICHIGAN OR AT MICHIGAN'S STATE LINE.


                                    SUBSIDIARY                                                               Mcf
                                    ----------                                                               ---
       Consumers Energy Total                                                                                 0
       CMS MST Total                                                                                      39,193,919
                                                                                                          ----------

       Total Natural Gas Sold at Wholesale Outside Michigan or at
       Michigan's State Line.
                                                                                                          39,193,919
                                                                                                         ===========


       (d)    NUMBER OF MCF OF NATURAL GAS PURCHASED OUTSIDE MICHIGAN.

                                    SUBSIDIARY                                                               Mcf
                                    ----------                                                               ---
       Consumers Energy Total                                                                            270,722,000
       CMS MST Total                                                                                      67,864,105
                                                                                                          ----------

       Total Natural Gas Purchased Outside of Michigan

                                                                                                         338,586,105
                                                                                                         ===========


       4. THE FOLLOWING INFORMATION FOR THE REPORTING PERIOD WITH RESPECT TO CLAIMANT AND EACH INTEREST IT HOLDS DIRECTLY OR INDIRECTLY IN AN EWG OR A FOREIGN UTILITY COMPANY, STATING MONETARY AMOUNTS IN UNITED STATES DOLLARS:

       (a) Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas;

       (b) Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held;

       (c) Type and amount of the capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company by the holding company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company;

       (d) Capitalization and earnings of the EWG or foreign utility company during the reporting period; and

       (e) Identify any service, sales or construction contract(s) between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s).



                           CMS ENERGY'S EWGs AND FUCOs

       As of December 31, 2003, CMS Energy had interests in 23 EWGs and 11
FUCOs:


                          EXEMPT WHOLESALE GENERATORS:


       1.     CENTRALES TERMICAS MENDOZA, S.A. ("CTM")

       (a)    Centrales Termicas Mendoza, S.A.
              Edificio torre Catalinas Plaza
              Ing. Butty 220, 8th Floor
              Buenos Aires, Argentina

              Centrales Termicas Mendoza, S.A., an Argentine company, is the owner of a 540 MW facility in Lujon de Cuyo and a 15 MW generating unit in Cruz de Piedra, both located in Mendoza.

       (b) CMS Enterprises Company owns 40.47%, CMS Gas Transmission Company owns 37.01% and CMS Generation Co. owns 21.02% of CMS International Ventures, L.L.C. CMS International Ventures, L.L.C. owns 99.999% of CMS Operating, S.R.L., which owns 99% of Cuyana S.A. de Inversiones. Cuyana S.A.

                de Inversiones owns 92.6% of CTM.

       (c) As of December 31, 2003, CMS Generation Co. has invested approximately $37.51 million in CTM through its subsidiaries CMS Operating S.R.L. and Cuyana de Inversiones S.A.


       (d)
                Capitalization at 12/31/03                                          (000s)
                                                Shareholder's Equity           $    36,425
                                                Irrevocable Contributions      $   139,221
                                                CTA                            $   116,131
                                                Retained Earnings              $     1,215
                Total                                                          $    60,730
                Net Income (Loss) for the period ended 12/31/03                $     1,566


       (e) As of December 31, 2003, Centrales Termicas Mendoza, S.A., had a Contract of Operation with CMS Operating S.R.L. This is a consulting contract in connection with the operation and maintenance of the facility. In 2003, total fees earned from the contract were $556,683.


       2.       CENTRALES TERMICAS SAN NICOLAS, S.A. ("CTSN")

       (a)      Centrales Termicas San Nicolas, S.A.
                Rivadavia S/N
                2900 San Nicolas
                Prov. Buenos Aires, Argentina

                CTSN, an Argentine company, is owner and operator of a 650 MW power plant located in San Nicolas, Argentina, north of Buenos Aires, Argentina. The five-unit plant can be fueled by coal, petroleum coke, oil or natural gas. CMS Generation Co. holds a 0.016% indirect ownership interest in CTSN.

       (b) CMS Generation Co. has .1% interest in CMS Generation San Nicolas Company, which has a .1% interest in Inversora San Nicolas, S.A, which owns 88% interest in CTSN. The remaining 12% interest is held by the Argentine government on behalf of the facility's employees. See Exhibit B.

                On July 7, 1995, AES Argentina, Inc. purchased a 99.9% ownership interest in CMS Generation San Nicolas Company, represented by 9,990 newly issued shares, leaving CMS Generation Co. with a 0.016% indirect ownership interest in CTSN.

       (c) As of December 31, 2003, CMS Generation San Nicolas Company had invested approximately $4.2 million of equity in CTSN.

       (d)
               Capitalization at 12/31/03
               Bank Loans
                                     Long Term Debt (Partners Loans)     $  0.00
                                     Shareholder's Equity                $  0.00
                                     Total Capitalization                $  0.00
               Net Income (Loss) for the period ended
               12/31/03                                                  $  0.00


               As stated in Claimant's Form U-3A-2 filed February 29, 1996, due to the nominal interest (.016%) of CTSN indirectly owned by CMS Generation Co., capitalization and earnings information of CTSN continues to be unavailable.

       (e)     N/A


       3.      CMS DISTRIBUTED POWER, L.L.C.

       (a)     CMS Distributed Power, L.L.C. ("CDP")
               One Energy Plaza
               Jackson, Michigan 49201


       CDP, a Michigan limited liability company, owns a 3.0 MW generator facility located in Zilwaukee, Michigan.

       (b)     CMS Enterprises Company owns 100% of CDP.

       (c) As of December 31, 2003 CMS Enterprises Company has invested approximately $7.7 million of capital in CDP.

       (d)
               Capitalization at 12/31/03

                                     Bank Loans                        (000s)
                                     Long Term Debt (Partners Loans)   $       0
                                     Shareholder's Equity              $   3,153
               Total Capitalization                                    $   3,153
               Net Income (Loss) for the period ended 12/31/03         $   (270)


       (e)     During the year 2003, CDP had no power purchase agreements.



       4.      CMS ENSENADA S.A. ("ENSENADA")

       (a)      CMS Ensenada S.A.
                Edificio Torre Catalinas Plaza
                Ing. Butty 220 8th Floor
                (1101) Buenos Aires, Argentina

                Ensenada, an Argentine company, is the owner of a 128 MW natural gas-fired power plant, located on the grounds of YPF S.A.'s La Plata oil refinery, located in the province of Buenos Aires, Argentina.

       (b) CMS Operating S.A. owns 99% and CMS Generation Holdings Company owns 1% of CMS Ensenada S.A. See Exhibit B.

       (c) As of December 31, 2003, CMS Operating S.A. had invested approximately $42.54 million of equity in Ensenada.

       (d)

                  Capitalization at 12/31/03                               (000)
                                    Shareholder's Equity            $    38,739
                                    CTA                             $   (54,230)
                                    Irrevocable Contribution        $       391
                                    OPIC Loan (LT)s                 $      -
                                    Retained Earnings               $    (5,197)
                    Total Capitalization                            $   (20,297)
                Net Income (Loss) for the period                    $     8,603
                ended 12/31/03



       (e) As of December 31, 2003, CMS Ensenada S.A. maintains a 7-year Operating and Maintenance Agreement with CMS Operating S.A. to operate and maintain the La Plata cogeneration plant. This agreement took effect in 1997. In 2003, total fees earned were $193,856.


       5. CMS (INDIA) OPERATIONS & MAINTENANCE COMPANY PRIVATE LIMITED ("CMS (INDIA)")

       (a) CMS (India) Operations & Maintenance Company Private Limited F-40 N.D.S.E. Part 1
                New Delhi -- 110 149
                India

       (b) CMS (India), an Indian company, is the operator of a 250MW lignite-fired power station located in Neyveli, Tamil Nadu, India. The plant is a 50%-50% joint venture between CMS Generation Neyveli Ltd and ABB Power Investment (India) B.V. The plant achieved commercial operation on December 15, 2002.

       (c) CMS International Operating Company owns 99% and CMS Generation Investment Company VII owns 1% of CMS (India). As of December 31, 2003, CMS International Operating Company has invested approximately $55,000 of equity in CMS (India).


       (d)
                Capitalization at 12/31/03                               (000s)



                                               Shareholder's Equity    $     58

                Net Income (Loss) for the period ended 12/31/03        $   (443)


       (e) As of December 31, 2003 CMS (India) O & M Private Ltd has an operating maintenance agreement with ST-CMS, effective November 15, 1999. In 2003, $1,112,848 was earned as fees.


       6.       CMS GENERATION MICHIGAN POWER LLC

       (a)      CMS Generation Michigan Power LLC
                One Energy Plaza
                Jackson, Michigan 49201

                CMS Generation Michigan Power LLC, a Michigan limited liability company, owns a 68 MW natural gas-fired peaking facility located in Comstock, Michigan and a 132 MW natural gas-fired peaking facility located in Gaylord, Michigan.

       (b) CMS Generation Co. owns 100% of CMS Generation Michigan Power LLC. See Exhibit B.

       (c) As of December 31, 2003, CMS Generation Co. had invested approximately $7 million of equity in CMS Generation Michigan Power LLC.



       (d)
                Capitalization at 12/31/03                               (000s)
                                            Shareholder's Equity    $     7,192
                Net Income (Loss) for the period ended 12/31/03     $    (1,547)


       (e) As of December 31, 2003, CMS Generation Michigan Power LLC had an Operating and Maintenance Agreement with CMS Generation Co. In 2003, no fees were earned from the agreement.


       7.       CMS GENERATION OPERATING COMPANY

       (a)      CMS Generation Operating Company
                One Energy Plaza
                Jackson, Michigan 49201

                CMS Generation Operating Company, a Michigan corporation, is the operator of a 68 MW natural gas-fired peaking facility located in Comstock, Michigan and a 132 MW natural gas-fired peaking facility located in Gaylord, Michigan.

       (b) CMS Generation Co. owns 100% of CMS Generation Operating Company. See Exhibit B.


       (c) As of December 31, 2003, CMS Generation Co. had invested approximately $3.2 million in CMS Generation Operating Company.

       (d)
                Capitalization at 12/31/03                                                        (000s)
                                                                   Shareholder's Equity        $   3,208
                  Net Income (Loss) for the period ended 12/31/03                              $     263


       (e)      N/A


       8.       CMS INTERNATIONAL OPERATING COMPANY

       (a)      CMS International Operating Company
                c/o Maples and Calder
                Ugland House
                P.O. Box 309, South Church Street
                George Town, Cayman Islands, British West Indies

                CMS International Operating Company, a Cayman Islands company, is the operator of a 220 MW combined cycle thermal power plant under construction located at the Takoradi Power Plant Complex near Takoradi at Aboadze in the Western Region of the Republic of Ghana.

       (b) CMS Generation Co. owns 100% of CMS International Operating Company. See Exhibit B.

       (c) As of December 31, 2003, CMS Generation Co. had invested approximately $11.4 million in CMS International Operating Company.



       (d)
                Capitalization at 12/31/03                                                         (000s)
                                                     Shareholder's Equity                    $      25,390
                                                     Cumulative Translation Adjustment       $         281
                Net Income (Loss) for the period ended 12/31/03                              $       5,429

       (e)      NA


       9.       CMS MOROCCO OPERATING CO., SCA ("CMS MOROCCO")

       (a)      CMS Morocco Operating Co., SCA
                BP 99 Sidi Bouzid
                El Jadida
                Morocco

                CMS Morocco, a Moroccan company, operates two 330 MW electric generating plants and two additional 348 MW electric generating plants at the port of Jorf Lasfar on the Atlantic coast of Morocco.

       (b) Jorf Lasfar Aktiebolag, CMS Generation Investment Company I, CMS International Operating Company, and CMS Generation Jorf Lasfar III Limited Duration Company own 99.7%, 0.1%,

                0.1%, and 0.1%, respectively, of CMS Morocco.  See Exhibit B.

       (c) As of December 31, 2003, Jorf Lasfar Aktiebolag, CMS Generation Investment Company I, CMS International Operating Company, and CMS Generation Jorf Lasfar III Limited Duration Company, had invested approximately $11.4 million of equity in CMS Morocco.



       (d)
                Capitalization at 12/31/03                                                          (000s)
                                                                    Shareholder's Equity           $ 25,390
                  Net Income (Loss) for the period ended 12/31/03                                  $  5,429


       (e)      N/A


       10.      DEARBORN GENERATION OPERATING, L.L.C. ("DEARBORN GENERATION
                OPERATING")

       (a)      Dearborn Generation Operating, L.L.C.
                One Energy Plaza
                Jackson, Michigan 49201

                Dearborn Generation Operating, a Michigan limited liability company, is the operator of a 155 MW natural gas-fired facility and an approximately 550 MW natural gas-fired facility under construction located in Dearborn, Michigan.

       (b) CMS Generation Co. owns 100% of Dearborn Generation Operating. See Exhibit B.

       (c) As of December 31, 2003, CMS Generation Co. had invested $3.5 million in Dearborn Generation Operating.



       (d)
                Capitalization at 12/31/03                                                (000s)
                                                            Shareholder's Equity         $ 4,539
                Net Income (Loss) for the period ended 12/31/03                          $   246

       (e) As of December 31, 2003, Dearborn Generation Operating had an operating and maintenance agreement with Dearborn Industrial Generation. In 2003 the total operating and management fees were $605,552.

       11. DEARBORN INDUSTRIAL GENERATION, L.L.C. ("DEARBORN INDUSTRIAL GENERATION")

       (a)      Dearborn Industrial Generation, L.L.C.
                One Energy Plaza
                Jackson, Michigan 49201

                Dearborn Industrial Generation, a Michigan limited liability company, is the owner of a 155 MW natural gas-fired facility and an approximately 550 MW natural gas-fired facility under construction located in Dearborn, Michigan.

       (b) Dearborn Industrial Energy, L.L.C. owns 100% of Dearborn Industrial Generation. See Exhibit B.

       (c) As of December 31, 2003, CMS Generation Co. had invested $562 million in Dearborn Industrial Generation.




       (d)
                Capitalization at 12/31/03                                            (000s)
                                                          Shareholder's Equity  $     19,335
                Net Income (Loss) for the period ended 12/31/03                 $      7,535



       (e)      N/A


       12.      EXETER ENERGY LIMITED PARTNERSHIP

       (a)      Exeter Energy Limited Partnership
                One Energy Plaza
                Jackson, Michigan 49201

                Exeter Energy Limited Partnership, a Connecticut limited partnership, owns a 26 MW waste tire-fired facility located in Sterling, Connecticut.

       (b) CMS Generation Co., Exeter Management Company and Oxford/CMS Development L.P. own 50%, 2% and 48%, respectively, of Exeter Energy Limited Partnership. See Exhibit B.

       (c) As of December 31, 2003, CMS Generation Co. has invested approximately $17 Million of equity in Exeter Energy Limited Partnership.

       (d)
                Capitalization at 12/31/03                                            (000s)
                                                          Partners' Capital     $     17,023
                Net Income (Loss) for the period ended 12/31/03                 $     (1,323)

       (e) As of December 31, 2003, Exeter Energy Limited Partnership had an Operating and Maintenance Agreement with CMS Generation Co. In 2003, no fees were earned from the agreement.


       13.      GVK INDUSTRIES LIMITED ("GVK")

       (a)      GVK Industries Limited
                Road No. 1
                Banjara Hills, Hyderabad
                India

                GVK, an Indian company, is owner of a 235 MW electric generating plant located in Jegurupadu, Andra Pradesh, India.

       (b) Jegurupadu CMS Generation Company Limited, owns 23.75% of GVK. See Exhibit B.

       (c) As of December 31, 2003, Jegurupadu CMS Generation Company Limited had invested $33.6 million of equity in GVK, directly and indirectly through Classic Investment I and Classic Investment II.

       (d)
                Capitalization at 12/31/03                                                    (000s)
                                                                Shareholder's Equity      $   97,118
                                                                LT Liabilities            $   58,468
                Net Income (Loss) for the period ended 12/31/03                           $    8,698


       (e) As of December 31, 2003, GVK had a restated 10-year Operation and Maintenance Agreement with Jegurupadu Operating, which became effective on the commercial operation date of the steam turbine unit. In 2003, total fees earned from the agreement were $304,361.


       14.      HIDROELECTRICA EL CHOCON, S.A. ("HIDROELECTRICA")

       (a)      Hidroelectrica El Chocon, S.A.
                Avenida Espana
                3301 Capital Federal, Argentina

                Hidroelectrica, an Argentine company, holds a thirty-year concession to operate two hydroelectric power plants located 26 kilometers apart on the Limay River in Western Argentina. These plants have a total generating capacity of 1,320 MW.

       (b) CMS Generation, S.R.L. owns 2.48% of Hidroelectrica. CMS Generation, S.R.L. also owns 25% of Hidroinvest, S.A., which owns 59% of Hidroelectrica. CMS Generation Holdings Company owns 2.48% of Hidroelectrica. See Exhibit B.

       (c) As of December 31, 2003, CMS Generation, S.R.L. has invested approximately $11.6 million of equity in Hidroelectrica El Chocon. CMS Generation, S.R.L.'s net investment in Hidroelectrica El Chocon, S.A. was written down to $0 due to the economic conditions in Argentina, which resulted in a negative Currency Translation Adjustment.

       (d)      Capitalization at 12/31/03

                                        Bank Loans                  $    107
                                        Shareholder's Equity        $ 11,623
                                        Cumulative Translation
                                        Adjustment                  $ 11,733

Total Capitalization                                                $ 22,355
Net Income (Loss) for the period ended 12/31/03                     $     (4)

       (e)      N/A


       15.      JAMAICA PRIVATE POWER COMPANY LIMITED ("JAMAICA PRIVATE POWER")

       (a)      Jamaica Private Power Company Limited
                100 Windward Road,
                Kingston 2,
                Jamaica, W.I.

                Jamaica Private Power, a Jamaican company, is the owner of a 65 MW electric generating facility in Rockfort, Kingston, Jamaica.

       (b) HCE-Rockfort Diesel, Inc. owns 45.07% of Jamaica Private Power. See Exhibit B.

       (c) As of December 31, 2003 HCE-Rockfort Diesel, Inc. had invested approximately $34.3 million in Jamaica Private Power.

       (d)

                Capitalization at 12/31/03                                                 (000s)
                                                                 Shareholder's Equity    $   69,230
                                                                 Long-Term Debt          $   52,312
                Net Income (Loss) for the period ended 12/31/03                          $   12,702

       (e) As of December 31, 2003, Jamaica Private Power had an operating agreement with Private Power. In 2003, total fees earned from the agreement were $154,348.

       16.      JEGURUPADU OPERATING AND MAINTENANCE COMPANY ("JEGURUPADU
                OPERATING")

       (a)      Jegurupadu Operating and Maintenance Company
                F-40, N.D.S.E., Part I
                New Delhi 110 149
                India

                Jegurupadu Operating, a Mauritius company, is the operator of a 235 MW electric generating plant located in Jegurupadu, Andra Pradesh, India. The plant is owned by GVK Industries Limited.

       (b) Jegurupadu O&M Company Mauritius, owns 60% of Jegurupadu Operating. See Exhibit B.

       (c) As of December 31, 2003, Jegurupadu O&M Company Mauritius had invested approximately $3.2 million of equity in Jegurupadu Operating.

       (d)

                Capitalization at 12/31/03                               (000s)
                                                 Shareholders' Equity   $    902
                Net Income (Loss) for the period ended 12/31/03         $    770

       (e) As of December 31, 2003, GVK Industries Limited had a restated 10-year Operation and Maintenance Agreement with Jegurupadu Operating, which became effective on the commercial operation date of the steam turbine unit. In 2003, total fees earned from the agreement were $304,361.


       17.      JORF LASFAR ENERGY COMPANY SCA ("JORF LASFAR")

       (a)      Jorf Lasfar Energy Company SCA
                BP 99 Sidi Bouzid
                El Jadida
                Morocco

                Jorf Lasfar, a Moroccan company, operates through a subcontractor, CMS Morocco Operating Co., S.C.A., four 330 MW electric generating plants located at the port of Jorf Lasfar on the Atlantic coast of Morroco.

       (b) Jorf Lasfar Energiaktiebolag, Jorf Lasfar Power Energy Aktiebolag, and Jorf Lasfar Handelsbolag own 25%, 23% and 2%, respectively, of Jorf Lasfar. See Exhibit B.

       (c) As of December 31, 2003, CMS Generation Investment Company IV had invested approximately $256 million of equity in Jorf Lasfar.

       (d)

                Capitalization at 11/30/03                              (000s)
                                          Shareholder's Equity       $   512,862
                                          Long Term Loans            $   579,478
                Net Income (Loss) for the period ended 11/30/03      $   119,850

       (e) As of December 31, 2003, Jorf Lasfar had an Operating and Maintenance Agreement with CMS Morocco, which became effective September 4, 1997. In 2003, total fees earned under the agreement were $2,878,622.

       18.      JUBAIL ENERGY COMPANY

       (a)      Jubail Energy Company
                Gate #9, SADAF Complex CGP
                P.O. Box 11515
                Jubail Industrial City 31961
                Kingdom Saudi Arabia

                Jubail Energy Company is a Saudi company that owns and operates a 250 MW cogeneration facility selling steam and electricity to the SADAF Petrochemical Facility in the Jubail Industrial City.

       (b) CMS Jubail Investment Company I owns a 25% equity interest in Jubail Energy Company.

       (c) CMS Jubail Investment Company I has invested $11.3 million in Jubail Energy Company.

       (d) The cogeneration facility is currently under construction and there were no earnings recognized in the most recent reporting period.

       (e) Jubail Energy Company has an On Shore and an Off Shore Technical Services Agreement (TSA) with CMS Generation Co. The TSA is an agreement that requires CMS Generation Co. to provide certain operating and construction personnel and service to Jubail Energy Company and provides for compensation for these services.


       19.      PRIVATE POWER OPERATORS LIMITED ("PRIVATE POWER")

       (a)      Private Power Operators Limited
                100 Windward Road
                Kingston 2,
                Jamaica, W.I.

                Private Power, a Jamaican company, is the operator of a 65 MW electric generating facility in Rockfort, Kingston, Jamaica.

       (b) HCO-Jamaica, Inc. owns 99% and HCE - Rockfort Diesel, Inc. owns 1% of Private Power. See Exhibit B.

       (c) As of December 31, 2003, HCO-Jamaica, Inc. invested approximately $10,000 of equity in Private Power.

       (d)

                Capitalization at 12/31/03                                                      (000s)
                                                                   Shareholder's Equity         $    10
                Net Income (Loss) for the period ended 12/31/03                                 $     0

       (e)      N/A.


       20.      SHUWEIHAT CMS INTERNATIONAL POWER COMPANY

       (a)      Shuweihat CMS International Power Company
                P.O. Box 52645
                Al Ghaith Tower, 8th Floor
                Hamden Street
                Abu Dhabi, United Arab Emirates

                Shuweihat CMS International Power Company, a U.A.E. Abu Dhabi Emirate company, owns a generation and desalination facility in Taweelah, Abu Dhabi.

       (b) CMS Generation Investment Company VII owns 50% OF Shuweihat General Partner Company and 49.5% of Shuweihat Limited Partnership. Sheweihat General Partner Company owns 1% of Shuweihat Limited Partnership. Shuweihat Limited Partnership owns 40% of Shuweihat CMS International Power Company.

       (c) As of December 31, 2003, CMS Generation Investment Company VII had invested $150,000 of equity in Shuweihat CMS International Power Company.

       (d)      Capitalization at 12/31/03                                                         (000s)
                                                         Long Term Debt                         $       1,300
                                                         Shareholder's Equity                   $        (134)

       (e) As of December 31, 2003, Shuweihat CMS International Power Company had a Management Support Agreement with Shuweihat Limited Partnership dated June 4, 2002. As of December 31, 2003, Shuweihat O&M Limited Partnership had an Operations and Maintenance Agreement with Shuweihat CMS International Power Company dated November 28, 2001.

       21.      SHUWEIHAT O&M LIMITED PARTNERSHIP

       (a)      Shuweihat O&M Limited Partnership
                Suite 302, Old GASCo Building
                Al Kubeirah Street
                Corniche West
                Abu Dhabi, United Arab Emirates

                Shuweihat O&M Limited Partnership, a Cayman Islands limited partnership, will be the operator of a generation and desalination facility in Shuweihat, Abu Dhabi.

       (b) CMS Generation Investment Company VII owns 49.5% of Shuweihat O & M Limited Partnership. CMS Generation Investment Company VII also owns 50% of Shuweihat O & M General Partner Company, which owns 1% of Shuweihat O & M Limited Partnership.


       (c) As of December 31, 2003, CMS Generation Investment Company VII had invested no equity in Shuweihat O&M Limited Partnership.

       (d)      Capitalization at 12/31/03                                                         (000's)
                                                         Long Term Debt                         $         000
                                                         Partners' Capital                      $       1,218


       (e) As of December 31, 2003, Shuweihat O&M Limited Partnership had an Operations and Maintenance Agreement with Shuweihat CMS International Power Company dated November 28, 2001.


       22.      ST-CMS ELECTRIC COMPANY PVT. LTD. ("ST-CMS")

       (a)      ST-CMS Electric Company Pvt. Ltd.
                F-40 N.D.S.E. Part - I
                New Delhi -- 110 149
                India

       (b) ST-CMS is a 250 MW lignite-fired power station located in Neyveli, Tamil Nadu, India. The project is a 50%-50% joint venture between CMS Generation Neyveli Ltd. and ABB Power Investment (India) B.V. The plant achieved commercial operation on December 15, 2002.

       (c) As of December 31, 2003, CMS Generation Neyveli Limited had invested approximately $47 million of equity in ST-CMS.

       (d)

                Capitalization at 12/31/03                                                          (000s)
                                                                   Shareholder's Equity         $     108,786
                                                                   Long-Term Loans              $     238,178
                Net Income (Loss) for the period ended 12/31/03                                 $      11,013

       (e) As of December 31, 2003 CMS (India) O & M Private Limited had an operating & maintenance agreement with ST-CMS, effective November 15, 1999. In 2002, $1,112,848 was earned in fees.


       23.      TAKORADI INTERNATIONAL COMPANY

       (a)      Takoradi International Company
                c/o Maples and Calder
                Ugland House
                P.O. Box 309, South Church Street
                George Town, Cayman Islands, British West Indies

                Takoradi International Company, a Cayman Island company, is the 90% owner of a 220 MW combined cycle thermal power plant located at the Takoradi Power Plant Complex near Takoradi at Aboadze in the Western Region of the Republic of Ghana.

       (b) CMS Takoradi Investment Company II owns 90% of Takoradi International Company. See Exhibit B.

       (c) As of December 31, 2003, CMS Generation Investment Company VI had invested approximately $113 million in Takoradi International Company.

       (d)      Capitalization at 12/31/03                                                         (000s)
                                                                    Shareholder's Equity        $    108,330
                Net Income (Loss) for the period ended 12/31/03                                 $     13,449

       (e) As of December 31, 2003, there were two operating and management fee agreements, one between CMS Generation Co. and Takoradi International Company and the other between CMS

                Generation Co. and Volta River Authority. In 2003, total operating and management fees earned were $870,647.


                           FOREIGN UTILITY COMPANIES


       1.       CMS GENERATION HORIZON ENERGY HOLDINGS LIMITED

       (a)      CMS Generation Horizon Energy Holdings Limited
                P.O. Box 309
                Ugland House, South Church Street
                Grand Cayman, Cayman Islands, British West Indies

                CMS Generation Horizon Energy Holdings Limited, a Cayman Islands company, is part-owner and operator of a 2,000 MW power station, an associated lignite mine located at Loy Yang, Victoria, Australia.

       (b) CMS Generation Loy Yang Holdings 2 Ltd., a wholly owned subsidiary of CMS Generation Investment Company I, owns 100% of CMS Generation Horizon Energy Holdings Limited. See Exhibit B.

       (c) As of December 31, 2003, CMS Generation Investment Company I had advanced approximately $150 million to CMS Generation Horizon Energy Holdings Limited.

       (d)

                Capitalization at 12/31/03
                                                                      (000s)
                                          Shareholders Equity           154,718
                                          Long-Term Loans           $ 1,882,976
                Net Income (Loss) for the period ended 12/31/03     $  (156,438)

       (e) As of December 31, 2003, CMS Generation Horizon Energy Holdings Limited was entitled to an Industry Expertise Fee pursuant to the partnership agreement of Loy Yang Power Partners. In 2003, no fees were paid from the agreement.


       2.       CMS OPERATING S.R.L.

       (a)      CMS Operating S.R.L.
                Edificio torre Catalinas Plaza
                Ing. Butty 220, 8th Floor
                Buenos Aires, Argentina

        CMS Operating S.R.L., an Argentine company, has ownership interest of 100% in and is the operator of Ensenada, an EWG. As of December 31, 2003, Centrales Termicas Mendoza S.A., located in Mendoza Argentina, has an operation and maintenance contract, and a consulting contract with CMS Operating S.R.L. Refer to EWG section item 1, part (e).

       (b)      CMS International Ventures, L.L.C. owns 99.999% of CMS Operating
                S.R.L.

       (c) As of December 31, 2003, CMS International Ventures, L.L.C. had invested approximately $225 million of equity in CMS Operating S.R.L.

       (d)

       Capitalization at 12/31/03                                                          (000s)
                                                         Common Stock                    $  35,785
                                                         Irrevocable Contributions       $ 203,361
                                                         Retained Earnings               $  (2,067)
                                                         CTA                             $(173,076)
       Total                                                                             $ (64,003)
       Net Income (Loss) for the period ended 12/31/03                                   $   3,720

       (e)      N/A




       3.       COMPANHIA JAGUARI DE ENERGIA S.A.("JAGUARI")

       (a)      Companhia Jaguari de Energia S.A.
                Vigato 1.620, Street
                Jaguariuna -- SP -- Brazil
                Zip Code 13820-000

                Jaguari, a Brazilian company, owns and operates an electricity distribution concession located in the state of Sao Paulo. Jaguari is a non-traded utility company controlled by CPEE. Jaguari serves approximately 25,000 customers.

       (b)      Jaguari is 100% owned by Sul Paulista. See CPEE below and
                Exhibit B.

       (c) As of December 31, 2003, Sul Paulista has invested $31 million in Jaguari.

       (d)

                Capitalization at 12/31/03                                                         (000s)
                                                       Shareholder's Equity                     $     31,179
                Net Income (Loss) for the period ended 12/31/03                                 $      5,980


       (e)      N/A

       4.       COMPANHIA LUZ E FORCA DE MOCOCA ("MOCOCA")


       (a)      Companhia Luz e Forca de Mococa
                Vigato 1.620, Street -- 1st Floor -- Room 3
                Jaguariuna -- SP- Brazil
                Zip Code 13820-000

                Mococa, a Brazilian company, owns and operates an electricity distribution concession located in the state of Sao Paulo and the State of Minas Gerais, Brazil. Mococa is a non-traded utility company controlled by CPEE. Mococa serves approximately 34,000 customers.

       (b)      Mococa is 100% owned by Jaguari . See CPEE below and Exhibit B.

       (c)      As of December 31, 2003, Jaguari has invested $8.6 million in
                Mococa.

       (d)

                Capitalization at 12/31/03                              (000s)
                                              Shareholder's Equity   $     8,573
                Net Income (Loss) for the period ended 12/31/03      $     1,056

       (e)      N/A


       5.       COMPANHIA PAULISTA DE ENERGIA ELECTRICA ("CPEE")

       (a)      Companhia Paulista de Energia Electrica
                Vigato 1.620, Street -- 1st Floor -- room 1
                Jaguariuna -- SP --Brazil
                Zip Code 13820-000

                CPEE, a Brazilian company, owns and operates an electricity distribution concession in the state of Sao Paulo, Brazil and also has a controlling interest in 3 other non-traded utility companies which own and operate electricity distribution concessions located in the state of Sao Paulo and in the state of Minas Gerais. CPEE and its controlled companies serve approximately 160,000 customers. CPEE also owns a 7 percent interest in Investco S.A., which owns an 850 MW hydroelectric plant, which started commercial operations in December 2001.

       (b)      CMS Participacoes Ltda. owns 93.86% of CPEE. See Exhibit B.

       (c) As of December 31, 2003, CMS Participacoes Ltda. has invested $90 million in CPEE.

       (d)

                Capitalization at 12/31/03                              (000s)
                                         Shareholder's Equity        $    55,082
                Net Income (Loss) for the period ended 12/31/03      $     9,900

       (e)      N/A

       6.       COMPANHIA SUL PAULISTA DE ENERGIA ELECTRICA ("SUL PAULISTA")

       (a)      Companhia Sul Paulista de Energia
                Vigato 1.620, Street -- 1st Floor -- Room 2
                Jaguariuna -- SP - Brazil
                Zip Code 13820-000

                Sul Paulista, a Brazilian company, owns and operates an electricity distribution concession located in the state of Sao Paulo. Sul Paulista is a non-traded utility company controlled by CPEE. Sul Paulista serves approximately 58,000 customers.

       (b)      Sul Paulista is 88.63% owned by CPEE. See CPEE above and Exhibit
                B.

       (c)      As of December 31, 2003, CPEE has invested $47 million in Sul
                Paulista.

       (d)

                Capitalization at 12/31/03                              (000s)
                                            Shareholder's Equity     $    53,567
                Net Income (Loss) for the period ended 12/31/03      $    10,190

       (e)      N/A


       7.       EMIRATES CMS POWER COMPANY

       (a)      Emirates CMS Power Company
                P.O. Box 47688
                United Arab Emirates
                Al Mansoor Tower,
                7th Floor, Suite 701
                Abu Dhabi

                Emirates CMS Power Company, a U.A.E. Abu Dhabi Emirate company, owns a generation and desalination facility in Taweelah, Abu Dhabi.

       (b)      CMS Generation Taweelah Limited owns 40% of Emirates CMS Power
                Company.

       (c) As of December 31, 2003, CMS Generation Taweelah Limited had invested $74 million in equity of Emirates CMS Power Company.


       (d)

                Capitalization at 11/30/03                            (000s)
                                       Term Loan                    $   509,727
                                       Shareholder Loan             $    70,845
                                       Retained Earnings            $    33,896
                                       MTW                          $   (66,104)

                                                                   Shareholder's Equity         $   112,588
                Total Capitalization                                                            $   660,952
                Net Income (Loss) for the period ended 11/30/03                                 $    27,472

       (e)      N/A


       8.       HORIZON ENERGY HOLDINGS LTD. ("HORIZON ENERGY")

       (a)      Horizon Energy Holdings Ltd.
                P.O. Box 309
                Ugland House, South Church Street
                Grand Cayman, Cayman Islands, British West Indies

                Horizon Energy, a Cayman Islands company, is part-owner and operator of a 2,000 MW power station and associated lignite mine located at Loy Yang, Victoria, Australia.

       (b) CMS Generation Loy Yang Holdings 1 Ltd., a wholly owned subsidiary of CMS Generation Investment Company I, owns 100% of Horizon Energy. See Exhibit B.

       (c) As of December 31, 2003, CMS Generation Investment Company I had advanced approximately $149 million in Horizon Energy.

       (d)

                Capitalization at 12/31/03                                                          (000s)
                                                                   Shareholder's Equity         $      154,718
                                                                   Long-Term Loans              $    1,882,976
                Net Income (Loss) for the period ended 12/31/03                                 $     (156,438)

       (e)      N/A.


       9.       LOY YANG POWER PARTNERS

       (a)      Loy Yang Power Partners
                Bartons Line
                Taralgon, Victoria, Australia
                3844

                Loy Yang Power Partners is the operator of a 2,000 MW power station and associated lignite mine located at Loy Yang, Victoria, Australia.

       (b) CMS Generation Horizon Energy Holdings Ltd. owns 25% and Horizon Energy Holdings Ltd. owns 24.63% of Loy Yang Power Partners. See Exhibit B.

       (c) As of December 31, 2003, CMS Generation Horizon Energy Holdings Ltd. had invested approximately $242 million of equity and Horizon Energy Holdings Ltd. had invested approximately $238 million of equity in Loy Yang Power Partnership.

       (d)

                Capitalization at 12/31/03                                                          (000s)
                                                                   Shareholder's Equity         $     154,718
                                                                   Long-Term Loans              $   1,882,976
                Net Income (Loss) for the period ended 12/31/03                                 $    (156,438)

       (e) As of December 31, 2003, CMS Generation Horizon Energy Holdings Limited was entitled to an Industry Expertise Fee pursuant to the partnership agreement of Loy Yang Power Partners. In 2003, no fees were paid from the agreement.


       10.      SISTEMA ELECTRICO DEL ESTADO NUEVA ESPARTA C.A. ("SENECA")

       (a)      Sistema Electrico del Estado Nueva Esparta C.A.
                San Lorenzo
                Pampatar, Nueva Esparta (6312)
                Venezuela

                SENECA, a Venezuelan company, is the owner of 200 MW of diesel-fired power generation units located on Margarita Island, Venezuela. SENECA also owns and operates an electric distribution system located on Margarita Island, Venezuela, serving approximately 104,000 customers.

       (b) CMS Electric & Gas, L.L.C. owns 100% of ENELMAR. ENELMAR owns 29.50% of SENECA. CMS Electric & Gas L.L.C. owns 100% of CMS Venezuela. CMS Venezuela owns 57.86% of SENECA. See Exhibit B.

       (c) As of December 31, 2003, ENELMAR had invested $3.9 million in SENECA. As of December 31, 2003, CMS Venezuela had invested $13.8 million in SENECA.

       (d)      Capitalization at 12/31/03                                                          (000s)
                                                                   Shareholder's Equity         $   160,285
                Net Income (Loss) for the period ended 12/31/03                                 $    (5,632)

       (e)      N/A


       11.      TAWEELAH A2 OPERATING COMPANY ("TAWEELAH")

       (a)      Taweelah A2 Operating Company
                c/o CMS Generation Co.
                One Energy Plaza
                Jackson, Michigan 49201

                Taweelah operates a 710.3 MW generation and desalination facility in Taweelah, Abu Dhabi.

       (b)      CMS Generation Co. owns 100% of Taweelah

       (c) As of December 31, 2003, CMS Generation Co. had invested approximately $2.37 million of equity in Taweelah.

       (d)

                Capitalization at 12/31/03                                                        (000s)
                                                                   Shareholder's Capital        $     1,565
                                                                   Retained Earnings            $       801
                                                                   Shareholder's Equity         $     2,366
                Net Income (Loss) for the period ended 12/31/03                                 $     1,160

       (e) As of December 31, 2003, there was an operating and management agreement between Taweelah and Emirates CMS Power Company pursuant to which total fees earned were $1,159,973.

       The above-named Claimant has caused this statement to be duly executed on its behalf by its authorized officer on this 31st day of March 2004.

                                                CMS ENERGY CORPORATION
                                                A Michigan corporation

       [CORPORATE SEAL]                         By: /s/ Thomas J. Webb
                                                    -------------------------


                                                    Thomas J. Webb
                                                    Executive Vice President and
                                                    Chief Financial Officer



       ATTEST:

       /s/ Wendy A. Edelson
       ------------------------------
       Wendy A. Edelson
       Corporate Counsel


       Name, title, and address of officer to whom notices and correspondence concerning this Statement should be addressed:

                                     S. Kinnie Smith, Jr.
                                     Vice Chairman of the Board
                                     and General Counsel
                                     One Energy Plaza
                                     Jackson, Michigan 49201



       March 31, 2004

                                   EXHIBIT A

A consolidating statement of income and surplus of CMS Energy and its subsidiary companies for the last calendar year, together with a consolidating balance sheet of CMS Energy and its subsidiary companies as of the close of such calendar year is attached.

CMS ENERGY CORPORATION
Consolidating Statement of Income
For the Year Ended December 31, 2003
(In Millions, except Per Share Amounts)


                                                              Consumers       CMS         Inter-       CMS
                                                               Energy     Enterprises    company      Energy
                                                CMS Energy     Company      Company      Elimina-   Corporation
                                                Corp. (1)      Consol.      Consol.       tions       Consol.
Operating Revenue                                $      1     $ 4,435       $ 1,193       $ (116)     $ 5,513
                                                 ------------------------------------------------------------

Earnings from Equity Method Investees                   -          42           122            -          164
                                                 ------------------------------------------------------------

Operating Expenses
  Fuel for electric generation                          -         320            10          (74)         256
  Purchased and interchange power                       -         310           309           70          689
  Purchased power-related parties                       -         519             6          (70)         455
  Cost of gas sold                                      -       1,249           577          (35)       1,791
  Other operation expenses                              6         739           204            2          951
  Maintenance                                           -         199            27            -          226
  Depreciation and amortization                         1         377            50            -          428
  General taxes                                       (42)        181            52            -          191
  Asset impairment charges                              -           -            95            -           95
                                                 ------------------------------------------------------------

    Total operating expenses                          (35)      3,894         1,330         (107)       5,082
                                                 ------------------------------------------------------------

Operating Income (Loss)                                36         583           (15)          (9)         595
                                                 ------------------------------------------------------------

Other Income (Deductions)
  Dividends and interest from affiliates               (9)          2            46          (33)           6
  Interest and dividends                                4           8            16            -           28
  Accretion expense                                     -          (7)          (22)           -          (29)
  Gain (loss) on asset sales, net                       -           2            (5)           -           (3)
  Other, net                                          212         (10)            8         (198)          12
                                                 ------------------------------------------------------------

    Total other income (deductions)                   207          (5)           43         (231)          14
                                                 ------------------------------------------------------------

Fixed Charges
  Interest on long-term debt                          258         196            19            -          473
  Interest on long-term debt-related parties           13          45             -            -           58
  Other interest                                       57          13            22          (33)          59
  Capitalized interest                                  -          (9)            -            -           (9)
  Preferred dividends                                   1           2             -            -            3
  Preferred securities distributions                   10           -             -            -           10
                                                 ------------------------------------------------------------

    Net fixed charges                                 339         247            41          (33)         594
                                                 ------------------------------------------------------------

Income (Loss) from Continuing Operations before
Income Taxes and Minority Interests                   (96)        331           (13)        (207)          15

Income Tax Expense (Benefit)                          (72)        137            (4)          (3)          58

Minority Interests                                      -           -             -            -            -
                                                 ------------------------------------------------------------

Income (Loss) from Continuing Operations              (24)        194            (9)        (204)         (43)

Discontinued Operations                               (14)          -            37            -           23

Cumulative Effect of Accounting Change                  -           -           (24)           -          (24)
                                                 ------------------------------------------------------------

Net Income (Loss) before Common Stock
  Dividends                                           (38)        194             4         (204)         (44)

Dividends on Common Stock                               -         218           133         (351)           -
                                                 ------------------------------------------------------------

Net Income (Loss) after Common Stock
  Dividends                                      $    (38)    $   (24)      $  (129)      $  147      $   (44)
                                                 ============================================================


Average Number of CMS Energy Common
 Shares Outstanding                               150,434

Basic Earnings per CMS Energy Average
 Common Share                                                                                         $ (0.30)

Diluted Earnings per CMS Energy Average
 Common Share                                                                                         $ (0.30)

(1) Represents CMS Energy Corporation with Consumers Energy Company and CMS Enterprises Company included on the equity method of accounting.

CONSUMERS ENERGY COMPANY
Consolidating Statement of Income
For the Year Ended December 31, 2003
(In Millions)

                                                               Consumers               Consumers   CMS             Inter-  Consumers
                                                 Consumers    Receivables    Consumers  Campus   Midland    CMS   company   Energy
                                                  Energy    Funding (I & II)  Funding  Holdings  Holdings Midland Elimina-  Company
                                                Company (2)      LLC            LLC      LLC     Company   Inc.    tions    Consol.
Operating Revenue                                $ 4,438          $ 4           $ 1       $ 2       $ -     $  -   $ (10)  $ 4,435

Earnings from Equity Method Investees                  -            -             -         -        13       29       -        42
                                                ----------------------------------------------------------------------------------

Operating Expenses
  Fuel for electric generation                       320            -             -         -         -        -       -       320
  Purchased power-related parties                    519            -             -         -         -        -       -       519
  Purchased and interchange power                    310            -             -         -         -        -       -       310
  Cost of gas sold                                 1,221            -             -         -         -        -       -     1,221
  Cost of gas sold-related parties                    28            -             -         -         -        -       -        28
  Other operation expense                            738            4             1         2         -        -      (6)      739
  Maintenance                                        199            -             -         -         -        -       -       199
  Depreciation and amortization                      376            -             -         -         -        1       -       377
  General taxes                                      181            -             -         -         -        -       -       181
                                                ----------------------------------------------------------------------------------

    Total operating expenses                       3,892            4             1         2         -        1      (6)    3,894
                                                ----------------------------------------------------------------------------------

Operating Income                                     546            -             -         -        13       28      (4)      583
                                                ----------------------------------------------------------------------------------

Other Income (Deductions)
  Dividends and interest from affiliates               2            -            22         -         -        -     (22)        2
  Accretion expense                                   (7)           -             -         -         -        -       -        (7)
  Other, net                                          20            -             -         -         -        -     (20)        -
                                                ----------------------------------------------------------------------------------

Total other income (deductions)                       15            -            22         -         -        -     (42)       (5)
                                                ----------------------------------------------------------------------------------

Interest Charges
  Interest on long-term debt                         174            -            22         -         -        -       -       196
  Interest on long-term debt-related parties          45            -             -         -         -        -       -        45
  Other interest                                      39            -             -         -         -        -     (26)       13
  Capitalized interest                                (9)           -             -         -         -        -       -        (9)
                                                ----------------------------------------------------------------------------------

    Net interest charges                             249            -            22         -         -        -     (26)      245
                                                ----------------------------------------------------------------------------------

Income before Income Taxes                           312            -             -         -        13       28     (20)      333

Income Taxes                                         116            -             -         -        11       10       -       137
                                                ----------------------------------------------------------------------------------

Income before Accounting Change                      196            -             -         -         2       18     (20)      196

Cumulative Effect of Accounting Change                 -            -             -         -         -        -       -         -
                                                ----------------------------------------------------------------------------------

Net Income                                           196            -             -         -         2       18     (20)      196

Preferred Stock Dividends                              2            -             -         -         -        -       -         2

Preferred Securities Distribution                      -            -             -         -         -        -       -         -
                                                ----------------------------------------------------------------------------------

Net Income Available to Common Stockholder           194            -             -         -         2       18     (20)      194

Dividends on Common Stock                            218            -             -         -         -        -       -       218
                                                ----------------------------------------------------------------------------------

Net Income (Loss) after Common Dividends         $   (24)         $ -           $ -       $ -       $ 2     $ 18   $ (20)  $   (24)
                                                ==================================================================================

(2) Represents Consumers Energy Company, CMS Engineering Company, ES Services Company, Consumers Nuclear Services LLC, Consumers Parnell Holdings LLC and Consumers EnergyGuard Services, Inc. consolidated with Consumers Receivables Funding LLC, Consumers Receivables Funding II LLC, Consumers Funding LLC, Consumers Campus Holdings LLC, CMS Midland Holdings Company and CMS Midland, Inc. included on the equity method of accounting.

CMS ENTERPRISES COMPANY
Consolidating Statement of Income
For the Year Ended December 31, 2003
(In Millions)

                                                          CMS         CMS Gas          CMS          CMS
                                              CMS      Generation   Transmission     Energy        Int'l         CMS           CMS
                                          Enterprises     Co.         Company     Resource Mgt.  Vent. LLC     Capital        Land
                                          Company (3)   Consol.       Consol.        Company      Consol.        LLC         Company
Operating Revenue                             $ 19        $ 271        $   25        $ 882         $190          $  6          $ -
                                          ----------------------------------------------------------------------------------------

Earnings from Equity Method Investees            -           95             -            1           26             -          $ -
                                          ----------------------------------------------------------------------------------------

Operating Expenses
  Fuel for electric generation                  (1)          69             -            -           21             -            -
  Purchased and interchange power                -            -             -          179           51             -            -
  Purchased power-related parties                -           35             -           71            -             -            -
  Cost of gas sold                               -           26             1          591            -             -            -
  Other operation expense                       16           93            25           39           40             4            -
  Maintenance                                    -           14             2            -           11             -            -
  Depreciation and amortization                  2           13             6           10           18             -            -
  General taxes                                  2           17             3            4           26             -            -
  Asset impairment charges                       7           16             -            -           72             -            -
                                          ----------------------------------------------------------------------------------------

    Total operating expenses                    26          283            37          894          239             4            -
                                          ----------------------------------------------------------------------------------------

Operating Income (Loss)                         (7)          83           (12)         (11)         (23)            2            -
                                          ----------------------------------------------------------------------------------------

Other Income (Deductions)
  Dividends and interest from affiliates        25            2             7           23            3            29            -
  Interest and dividends                         3            2             3            1            4             3            -
  Accretion expense                              -            -             -          (22)           -             -            -
  Gain (loss) on asset sales                     -            -            (4)          (5)           -             -            3
  Other, net                                    48           20            21           (7)           2             -            -
                                          ----------------------------------------------------------------------------------------

    Total other income (deductions)             76           24            27          (10)           9            32            3
                                          ----------------------------------------------------------------------------------------

Fixed Charges
  Interest on long-term debt                    13            3             1            -            2             -            -
  Other interest                                30           12             1            5            2            13            2
  Capitalized interest                           -            -             -            -            -             -            -
                                          ----------------------------------------------------------------------------------------

    Net fixed charges                           43           15             2            5            4            13            2
                                          ----------------------------------------------------------------------------------------

Income (Loss) from Continuing Operations
  before Income Taxes and Minority
  Interests                                     26           92            13          (26)         (18)           21            1

Income Tax Expense (Benefit)                    (6)           7             8           (6)          13             7            -

Minority Interests                               -            2             -            -           (3)            -            -
                                          ----------------------------------------------------------------------------------------

Income (Loss) from Continuing Operations        32           83             5          (20)         (28)           14            1

Discontinued Operations                        (10)           -            (1)         (15)          74             -            -

Cumulative Effect of Accounting Change           -            -            (1)         (23)           -             -            -
                                          ----------------------------------------------------------------------------------------

Net Income (Loss)                             $ 22        $  83        $    3        $ (58)        $ 46          $ 14          $ 1
                                          ========================================================================================

(Continued on Following Page)

CMS ENTERPRISES COMPANY
Consolidating Statement of Income
For the Year Ended December 31, 2003
(In Millions)
(Continued from Previous Page)

                                                     CMS                      Inter-         CMS
                                                 Technology       CMS        company     Enterprises
                                                  Companies      Texas       Elimina-      Company
                                                    (4)           LLC         tions        Consol.
Operating Revenue                                    $ -         $  -        $ (200)     $ 1,193
                                                 -----------------------------------------------

Earnings from Equity Method Investees                  -            -             -          122
                                                 -----------------------------------------------

Operating Expenses
  Fuel for electric generation                         -            -           (79)          10
  Purchased and interchange power                      -            -            79          309
  Purchased power-related parties                      -            -          (100)           6
  Cost of gas sold                                     -            -           (41)         577
  Other operation expense                              -            4           (17)         204
  Maintenance                                          -            -             -           27
  Depreciation and amortization                        1            -             -           50
  General taxes                                        -            -             -           52
  Asset impairment charges                             -            -             -           95
                                                 -----------------------------------------------

    Total operating expenses                           1            4          (158)       1,330
                                                 -----------------------------------------------

Operating Income (Loss)                               (1)          (4)          (42)         (15)
                                                 -----------------------------------------------

Other Income (Deductions)
  Dividends and interest from affiliates               -            -           (43)          46
  Interest and dividends                               -            -             -           16
  Accretion expense                                    -            -             -          (22)
  Gain (loss) on asset sales                           1            -             -           (5)
  Other, net                                           -            -           (76)           8
                                                 -----------------------------------------------

    Total other income (deductions)                    1            -          (119)          43
                                                 -----------------------------------------------

Fixed Charges
  Interest on long-term debt                           -            -             -           19
  Other interest                                       -            -           (43)          22
  Capitalized interest                                 -            -             -            -
                                                 -----------------------------------------------

    Net fixed charges                                  -            -           (43)          41
                                                 -----------------------------------------------

Income (Loss) from Continuing Operations
  before Income Taxes and Minority
  Interests                                            -           (4)         (118)         (13)

Income Tax Expense (Benefit)                           -           (1)          (26)          (4)

Minority Interests                                     -            -             1            -
                                                 -----------------------------------------------

Income (Loss) from Continuing Operations               -           (3)          (93)          (9)

Discontinued Operations                                -            -           (11)          37

Cumulative Effect of Accounting Change                 -            -             -          (24)
                                                 -----------------------------------------------

Net Income (Loss)                                    $ -         $ (3)       $ (104)     $     4
                                                 ===============================================

(3) Represents CMS Enterprises Company, CMS Resource Development Company, CMS Comercializadora de Energia SA, CMS Enterprises Holding Company SA, CMS Energy South America Company, CMS Energy Asia Private Limited, CMS Business Development LLC and CMS Energy UK Limited consolidated with CMS Generation Co., CMS Gas Transmission Company, CMS Energy Resource Management Company, CMS International Ventures LLC, CMS Capital LLC, CMS Land Company and CMS Texas LLC included on the equity method of accounting.

(4) Includes CMS MicroPower Systems LLC, CMS Distributed Power LLC and CMS Enterprises Development LLC.

CMS GENERATION CO.
Consolidating Statement of Income
For the Year Ended December 31, 2003
(In Millions)

                                                          TES        Genesee     Grayling     Dearborn                   Taweelah
                                             CMS       Filer City     Power     Generating   Industrial      Exeter         A2
                                          Generation      LP           LP           LP       Generation      Energy      Operating
                                           Co. (5)       Consol.       (6)         (7)           LLC           LP         Company
Operating Revenue                           $  1          $32          $ 16          $17         $101          $  8          $ 4
                                          --------------------------------------------------------------------------------------

Earnings from Equity Method Investees          2            -             -            -            -             -          $ -
                                          --------------------------------------------------------------------------------------

Operating Expenses
  Fuel for electric generation                 -            9             -            -           14             -            -
  Purchased power-related parties              -            -             -            -           35             -            -
  Cost of gas sold                             -            -             -            -           26             -            -
  Other operation expense                     26            9             8            9           16             7            3
  Maintenance                                  -            -             2            -            7             -            -
  Depreciation and amortization                2            3             2            2            2             1            -
  General taxes                                1            6             1            1            6             1            -
  Asset impairment charges                     5            -             -            -            -             -            -
                                          --------------------------------------------------------------------------------------

    Total operating expenses                  34           27            13           12          106             9            3
                                          --------------------------------------------------------------------------------------

Operating Income (Loss)                      (31)           5             3            5           (5)           (1)           1
                                          --------------------------------------------------------------------------------------

Other Income (Deductions)
  Dividends and interest from affiliates       -            -             -            -            -             -            -
  Interest and dividends                       1            -             1            -            -             -            -
  Other, net                                 110            -             -           (2)          (1)            -            -
                                          --------------------------------------------------------------------------------------

    Total other income (deductions)          111            -             1           (2)          (1)            -            -
                                          --------------------------------------------------------------------------------------

Fixed Charges
  Interest on long-term debt                   -            -             -            3            -             -            -
  Other interest                               3            3             5            -            1             -            -
  Capitalized interest                         -            -             -            -            -             -            -
                                          --------------------------------------------------------------------------------------

    Net fixed charges                          3            3             5            3            1             -            -
                                          --------------------------------------------------------------------------------------

Income (Loss) from Continuing Operations
  before Income Taxes and Minority
  Interests                                   77            2            (1)           -           (7)           (1)           1

Income Tax Expense (Benefit)                  (6)           -             -            -            -             -            -

Minority Interests                             -            1             -            -            -             -            -
                                          --------------------------------------------------------------------------------------

Net Income (Loss)                           $ 83          $ 1          $ (1)         $ -         $ (7)         $ (1)         $ 1
                                          ======================================================================================

(Continued on Following Page)

CMS GENERATION CO.
Consolidating Statement of Income
For the Year Ended December 31, 2003
(In Millions)
(Continued from Previous Page)

                                             CMSG        CMSG          CMSG         CMSG         CMSG           CMSG     HYDRA-CO
                                           Michigan      Int'l       Investment   Investment   Investment      Honey   Enterprises,
                                            Power      Operating        Co.          Co.          Co.           Lake        Inc.
                                             LLC       Co. Consol.      IV           VI           VII         Company     Consol.
Operating Revenue                            $ 2          $ 8           $ -          $ 6          $ -           $ -        $ 3
                                           -----------------------------------------------------------------------------------

Earnings from Equity Method Investees          -            -             1            -           11             2        $11
                                           -----------------------------------------------------------------------------------

Operating Expenses
  Fuel for electric generation                 1            -             -            4            -             -          -
  Purchased power-related parties              -            -             -            -            -             -          -
  Cost of gas sold                             -            -             -            -            -             -          -
  Other operation expense                      1            2             -            1            -             -          3
  Maintenance                                  -            -             -            -            -             -          -
  Depreciation and amortization                1            -             -            -            -             -          -
  General taxes                                1            -             -            -            -             -          -
  Asset impairment charges                     -            -             -            -            -             -          -
                                           -----------------------------------------------------------------------------------

    Total operating expenses                   4            2             -            5            -             -          3
                                           -----------------------------------------------------------------------------------

Operating Income (Loss)                       (2)           6             1            1           11             2         11
                                           -----------------------------------------------------------------------------------

Other Income (Deductions)
  Dividends and interest from affiliates       -            1             -            -            -             -          -
  Interest and dividends                       -            -             -            -            -             -          -
  Other, net                                   -            1             2            -            -             -          -
                                           -----------------------------------------------------------------------------------

    Total other income (deductions)            -            2             2            -            -             -          -
                                           -----------------------------------------------------------------------------------

Fixed Charges
  Interest on long-term debt                   -            -             -            -            -             -          -
  Other interest                               -            -             -            -            -             -          -
  Capitalized interest                         -            -             -            -            -             -          -
                                           -----------------------------------------------------------------------------------

    Net fixed charges                          -            -             -            -            -             -          -
                                           -----------------------------------------------------------------------------------

Income (Loss) from Continuing Operations
  before Income Taxes and Minority
  Interests                                   (2)           8             3            1           11             2         11

Income Tax Expense (Benefit)                   -            3             -            -            -             1          4

Minority Interests                             -            -             -            -            -             -          -
                                           -----------------------------------------------------------------------------------

Net Income (Loss)                            $(2)         $ 5           $ 3          $ 1          $11           $ 1        $ 7
                                           ===================================================================================

(Continued on Following Page)

CMS GENERATION CO.
Consolidating Statement of Income
For the Year Ended December 31, 2003
(In Millions)
(Continued from Previous Page)

                                                                Inter-         CMS
                                                    CMSG       company      Generation
                                                 Investment    Elimina-      Company
                                                   Co. I        tions         Consol.
Operating Revenue                                   $ 74        $  (1)         $271
                                                 ----------------------------------

Earnings from Equity Method Investees                 68            -            95
                                                 ----------------------------------

Operating Expenses
  Fuel for electric generation                        41            -            69
  Purchased power-related parties                      -            -            35
  Cost of gas sold                                     -            -            26
  Other operation expense                              9           (1)           93
  Maintenance                                          5            -            14
  Depreciation and amortization                        -            -            13
  General taxes                                        -            -            17
  Asset impairment charges                            11            -            16
                                                 ----------------------------------

    Total operating expenses                          66           (1)          283
                                                 ----------------------------------

Operating Income (Loss)                               76            -            83
                                                 ----------------------------------

Other Income (Deductions)
  Dividends and interest from affiliates               4           (3)            2
  Interest and dividends                               -            -             2
  Other, net                                           5          (95)           20
                                                 ----------------------------------

    Total other income (deductions)                    9          (98)           24
                                                 ----------------------------------

Fixed Charges
  Interest on long-term debt                           -            -             3
  Other interest                                       3           (3)           12
  Capitalized interest                                 -            -             -
                                                 ----------------------------------

    Net fixed charges                                  3           (3)           15
                                                 ----------------------------------

Income (Loss) from Continuing Operations
  before Income Taxes and Minority
  Interests                                           82          (95)           92

Income Tax Expense (Benefit)                           5            -             7

Minority Interests                                     1            -             2
                                                 ----------------------------------

Net Income (Loss)                                   $ 76        $ (95)         $ 83
                                                 ==================================

(5) Represents CMS Generation Company, CMSG Altoona Company, CMSG Chateaugay Company, CMSG Filer City Operating Company, Exeter Management Company, CMSG Operating Company, CMSG Recycling Company and Dearborn Generation Operating LLC consolidated with CMSG Filer City, Inc., CMS International Operating Company, CMSG Investment Company IV, CMSG Investment Company VI, CMSG Investment Company VII and HYDRA-CO Enterprises, Inc. included on the equity method of accounting.

(6) Includes CMSG Genesee Company, CMSG Holdings Company and GPS Newco LLC.

(7) Includes CMSG Grayling Company and CMSG Grayling Holdings Company.

TES FILER CITY STATION LP
Consolidating Statement of Income
For the Year Ended December 31, 2003
(In Millions)

                                                                  TES          Inter-        TES
                                                     CMSG      Filer City     company     Filer City
                                                  Filer City    Station       Elimina-        LP
                                                     Inc.         LP           tions        Consol.
Operating Revenue                                    $ -         $ 32           $ -         $ 32
                                                  ----------------------------------------------

Earnings from Equity Method Investees                  -            -             -            -
                                                  ----------------------------------------------

Operating Expenses
  Fuel for electric generation                         -            9             -            9
  Purchased power-related parties                      -            -             -            -
  Cost of gas sold                                     -            -             -            -
  Other operation expense                              -            9             -            9
  Maintenance                                          -            -             -            -
  Depreciation and amortization                        -            3             -            3
  General taxes                                        -            6             -            6
  Asset impairment charges                             -            -             -            -
                                                  ----------------------------------------------

    Total operating expenses                           -           27             -           27
                                                  ----------------------------------------------

Operating Income (Loss)                                -            5             -            5
                                                  ----------------------------------------------

Other Income (Deductions)
  Dividends and interest from affiliates               -            -             -            -
  Interest and dividends                               -            -             -            -
  Other, net                                           1            -            (1)           -
                                                  ----------------------------------------------

    Total other income (deductions)                    1            -            (1)           -
                                                  ----------------------------------------------

Fixed Charges
  Interest on long-term debt                           -            -             -            -
  Other interest                                       -            3             -            3
  Capitalized interest                                 -            -             -            -
                                                  ----------------------------------------------

    Net fixed charges                                  -            3             -            3
                                                  ----------------------------------------------

Income (Loss) from Continuing Operations
  before Income Taxes and Minority
  Interests                                            1            2            (1)           2

Income Tax Expense (Benefit)                           -            -             -            -

Minority Interests                                     -            -             1            1
                                                  ----------------------------------------------

Net Income (Loss)                                    $ 1         $  2           $(2)        $  1
                                                  ==============================================

CMS INT'L OPERATING COMPANY
Consolidating Statement of Income
For the Year Ended December 31, 2003
(In Millions)

                                              CMS         CMS                         CMS          CMS         Inter-        CMS
                                             Int'l         UK           Jorf        Morocco     India O&M      company      Int'l
                                           Operating    Oper. Pvt.      Lasfar      Oper. Co.    Co. Pvt.      Elimina-    Operating
                                            Co. (8)      Limited      Aktiebolag      SCA        Limited        tions       Consol.
Operating Revenue                             $(4)         $ -           $ -          $ 8          $ 4         $   -          $ 8
                                           --------------------------------------------------------------------------------------

Earnings from Equity Method Investees           -            -             -            -            -             -            -
                                           --------------------------------------------------------------------------------------

Operating Expenses
  Fuel for electric generation                  -            -             -            -            -             -            -
  Purchased power-related parties               -            -             -            -            -             -            -
  Cost of gas sold                              -            -             -            -            -             -            -
  Other operation expense                       -            -             -            -            2             -            2
  Maintenance                                   -            -             -            -            -             -            -
  Depreciation and amortization                 -            -             -            -            -             -            -
  General taxes                                 -            -             -            -            -             -            -
  Asset impairment charges                      -            -             -            -            -             -            -
                                           --------------------------------------------------------------------------------------

    Total operating expenses                    -            -             -            -            2             -            2
                                           --------------------------------------------------------------------------------------

Operating Income (Loss)                        (4)           -             -            8            2             -            6
                                           --------------------------------------------------------------------------------------

Other Income (Deductions)
  Dividends and interest from affiliates        1            -             -            -            -             -            1
  Interest and dividends                        -            -             -            -            -             -            -
  Other, net                                    7            6             5            -            -           (17)           1
                                           --------------------------------------------------------------------------------------

    Total other income (deductions)             8            6             5            -            -           (17)           2
                                           --------------------------------------------------------------------------------------

Fixed Charges
  Interest on long-term debt                    -            -             -            -            -             -            -
  Other interest                                -            -             -            -            -             -            -
  Capitalized interest                          -            -             -            -            -             -            -
                                           --------------------------------------------------------------------------------------

    Net fixed charges                           -            -             -            -            -             -            -
                                           --------------------------------------------------------------------------------------

Income (Loss) from Continuing Operations
  before Income Taxes and Minority
  Interests                                     4            6             5            8            2           (17)           8

Income Tax Expense (Benefit)                   (1)           -             -            3            1             -            3

Minority Interests                              -            -             -            -            -             -            -
                                           --------------------------------------------------------------------------------------

Net Income (Loss)                             $ 5          $ 6           $ 5          $ 5          $ 1         $ (17)         $ 5
                                           ======================================================================================

(8) Represents CMS International Operating Company and CMSG Jorf Lasfar III LDC consolidated.

HYDRA-CO ENTERPRISES, INC.
Consolidating Statement of Income
For the Year Ended December 31, 2003
(In Millions)

                                                                 CMSG          HCE         Inter-      HYDRA-CO
                                                   HYDRA-CO    Operating     Rockport     company     Enterprises,
                                                 Enterprises,   Company       Diesel,     Elimina-       Inc.
                                                   Inc. (9)       II           Inc.        tions        Consol.
Operating Revenue                                    $ -          $ 3           $ -         $  -          $ 3
                                                 ------------------------------------------------------------

Earnings from Equity Method Investees                  3            -             8            -           11
                                                 ------------------------------------------------------------

Operating Expenses
  Fuel for electric generation                         -            -             -            -            -
  Purchased power-related parties                      -            -             -            -            -
  Cost of gas sold                                     -            -             -            -            -
  Other operation expense                              1            2             -            -            3
  Maintenance                                          -            -             -            -            -
  Depreciation and amortization                        -            -             -            -            -
  General taxes                                        -            -             -            -            -
  Asset impairment charges                             -            -             -            -            -
                                                 ------------------------------------------------------------

    Total operating expenses                           1            2             -            -            3
                                                 ------------------------------------------------------------

Operating Income (Loss)                                2            1             8            -           11
                                                 ------------------------------------------------------------

Other Income (Deductions)
  Dividends and interest from affiliates               -            -             -            -            -
  Interest and dividends                               -            -             -            -            -
  Other, net                                           6            -             -           (6)           -
                                                 ------------------------------------------------------------

    Total other income (deductions)                    6            -             -           (6)           -
                                                 ------------------------------------------------------------

Fixed Charges
  Interest on long-term debt                           -            -             -            -            -
  Other interest                                       -            -             -            -            -
  Capitalized interest                                 -            -             -            -            -
                                                 ------------------------------------------------------------

    Net fixed charges                                  -            -             -            -            -
                                                 ------------------------------------------------------------

Income (Loss) from Continuing Operations
  before Income Taxes and Minority
  Interests                                            8            1             8           (6)          11

Income Tax Expense (Benefit)                           1            -             3            -            4

Minority Interests                                     -            -             -            -            -
                                                 ------------------------------------------------------------

Net Income (Loss)                                    $ 7          $ 1           $ 5         $ (6)         $ 7
                                                 ============================================================

(9) Represents HYDRA-CO Enterprises, Inc., CMSG Stratton Company, HCE Biopower, Inc., HCO-Jamaica, Inc., HCE Jamaica Development, Inc. and New Bern Energy Recovery, Inc. consolidated.

CMS GAS TRANSMISSION COMPANY
Consolidating Statement of Income
For the Year Ended December 31, 2003
(In Millions)

                                             CMS Gas        CMS                       CMS          CMS           CMS
                                          Transmission    Energy       CMS Gas       Antrim       Grand       Bay Area        CMS
                                            Company     Investment    Argentina       Gas          Lacs       Pipeline      Jackson
                                              (10)         LLC         Company        LLC          LLC           LLC          LLC
Operating Revenue                             $ 3          $ 1           $ 1          $10          $ 4           $ 4          $ 2
                                          ---------------------------------------------------------------------------------------

Earnings from Equity Method Investees           -            -             -            -            -             -          $ -
                                          ---------------------------------------------------------------------------------------

Operating Expenses
  Cost of gas sold                              1            -             -            -            -             -            -
  Other operation expense                      19            1             -            2            -             1            -
  Maintenance                                   -            -             -            1            1             -            -
  Depreciation and amortization                 -            -             -            3            1             1            1
  General taxes                                 2            -             1            -            -             -            -
                                          ---------------------------------------------------------------------------------------

    Total operating expenses                   22            1             1            6            2             2            1
                                          ---------------------------------------------------------------------------------------

Operating Income (Loss)                       (19)           -             -            4            2             2            1
                                          ---------------------------------------------------------------------------------------

Other Income (Deductions)
  Dividends and interest from affiliates        3            -             -            -            -             -            -
  Interest and dividends                        3            -             -            -            -             -            -
  Gain (loss) on asset sales                   (4)           -             -            -            -             -            -
  Other, net                                   97            -             -            -            -             -            -
                                          ---------------------------------------------------------------------------------------

    Total other income (deductions)            99            -             -            -            -             -            -
                                          ---------------------------------------------------------------------------------------

Fixed Charges
  Interest on long-term debt                    -            -             -            1            -             -            -
  Other interest                                2            -             -            1            -             -            -
  Capitalized interest                          -            -             -            -            -             -            -
                                          ---------------------------------------------------------------------------------------

    Net fixed charges                           2            -             -            2            -             -            -
                                          ---------------------------------------------------------------------------------------

Income (Loss) from Continuing Operations
  before Income Taxes and Minority
  Interests                                    78            -             -            2            2             2            1

Income Tax Expense (Benefit)                   19            -             -           (8)          (1)           (2)          (1)

Minority Interests                              -            -             -            -            -             -            -
                                          ---------------------------------------------------------------------------------------

Income (Loss) from Continuing Operations       59            -             -           10            3             4            2

Discontinued Operations                       (56)           -             -            -            -             -            -

Cumulative Effect of Accounting Change          -            -             -           (1)           -             -            -
                                          ---------------------------------------------------------------------------------------

Net Income (Loss)                             $ 3          $ -           $ -          $ 9          $ 3           $ 4          $ 2
                                          =======================================================================================

(Continued on Following Page)

CMS GAS TRANSMISSION COMPANY
Consolidating Statement of Income
For the Year Ended December 31, 2003
(In Millions)
(Continued from Previous Page)

                                                     CMS       Panhandle       CMS         Inter-      CMS Gas
                                                  Marysville    Eastern       Field       company   Transmission
                                                 Gas Liquids   Pipe Line     Services     Elimina-     Company
                                                   Company      Company        Inc.        tions       Consol.
Operating Revenue                                   $  -         $  -          $  -        $   -          $25
                                                 ------------------------------------------------------------

Earnings from Equity Method Investees                  -            -             -            -            -
                                                 ------------------------------------------------------------

Operating Expenses
  Cost of gas sold                                     -            -             -            -            1
  Other operation expense                              -            2             -            -           25
  Maintenance                                          -            -             -            -            2
  Depreciation and amortization                        -            -             -            -            6
  General taxes                                        -            -             -            -            3
                                                 ------------------------------------------------------------

    Total operating expenses                           -            2             -            -           37
                                                 ------------------------------------------------------------

Operating Income (Loss)                                -           (2)            -            -          (12)
                                                 ------------------------------------------------------------

Other Income (Deductions)
  Dividends and interest from affiliates               -            6             -           (2)           7
  Interest and dividends                               -            -             -            -            3
  Gain (loss) on asset sales                           -            -             -            -           (4)
  Other, net                                           -            -             -          (76)          21
                                                 ------------------------------------------------------------

    Total other income (deductions)                    -            6             -          (78)          27
                                                 ------------------------------------------------------------

Fixed Charges
  Interest on long-term debt                           -            -             -            -            1
  Other interest                                       -            -             -           (2)           1
  Capitalized interest                                 -            -             -            -            -
                                                 ------------------------------------------------------------

    Net fixed charges                                  -            -             -           (2)           2
                                                 ------------------------------------------------------------

Income (Loss) from Continuing Operations
  before Income Taxes and Minority
  Interests                                            -            4             -          (76)          13

Income Tax Expense (Benefit)                           -            1             -            -            8

Minority Interests                                     -            -             -            -            -
                                                 ------------------------------------------------------------

Income (Loss) from Continuing Operations               -            3             -          (76)           5

Discontinued Operations                               (3)          62            (4)           -           (1)

Cumulative Effect of Accounting Change                 -            -             -            -           (1)
                                                 ------------------------------------------------------------

Net Income (Loss)                                   $ (3)        $ 65          $ (4)       $ (76)         $ 3
                                                 ============================================================

(10) Represents CMS Gas Transmission Company, CMS Saginaw Bay Lateral Company and CMS Litchfield LLC consolidated.

CMS INT'L VENTURES LLC
Consolidating Statement of Income
For the Year Ended December 31, 2003
(In Millions)

                                                                  CMS          CMSG         CMS          Western
                                                     CMS       Operating      Invest.  Electric & Gas   Australia      CMSG
                                               Int'l Ventures     SRL         Co. III       LLC         GT Co. I      Invest.
                                                   LLC (11)     Consol.       Consol.      Consol.       Consol.       Co. V
Operating Revenue                                   $  -          $62          $  -         $125        $   3           $ -
                                               ----------------------------------------------------------------------------

Earnings from Equity Method Investees                  -            1            (1)           -           23             6
                                               ----------------------------------------------------------------------------

Operating Expenses
  Fuel for electric generation                         -           21             -            -            -             -
  Purchased and interchange power                      -           13             -           38            -             -
  Other operation expense                              3            7             -           29            -             -
  Maintenance                                          -            6             -            5            -             -
  Depreciation and amortization                        -            7             1            9            -             -
  General taxes                                        -            -             -           26            -             -
  Asset impairment charges                             -            -             -           72            -             -
                                               ----------------------------------------------------------------------------

    Total operating expenses                           3           54             1          179            -             -
                                               ----------------------------------------------------------------------------

Operating Income (Loss)                               (3)           9            (2)         (54)          26             6
                                               ----------------------------------------------------------------------------

Other Income (Deductions)
  Dividends and interest from affiliates               -            3             -            -            -             -
  Interest and dividends                               -            -             -            4            -             -
  Other, net                                          49           (5)            -           (1)           1             -
                                               ----------------------------------------------------------------------------

    Total other income (deductions)                   49           (2)            -            3            1             -
                                               ----------------------------------------------------------------------------

Fixed Charges
  Interest on long-term debt                           -            2             -            -            -             -
  Other interest                                       -            -             -            2            -             -
  Capitalized interest                                 -            -             -            -            -             -
                                               ----------------------------------------------------------------------------

    Net fixed charges                                  -            2             -            2            -             -
                                               ----------------------------------------------------------------------------

Income (Loss) from Continuing Operations
  before Income Taxes and Minority
  Interests                                           46            5            (2)         (53)          27             6

Income Tax Expense (Benefit)                           -            4             -            4            5             -

Minority Interests                                     -            -             -           (3)           3             -
                                               ----------------------------------------------------------------------------

Income (Loss) from Continuing Operations              46            1            (2)         (54)          19             6

Discontinued Operations                                -            -             -          116          (42)            -

Cumulative Effect of Accounting Change                 -            -             -            -            -             -
                                               ----------------------------------------------------------------------------

Net Income (Loss)                                   $ 46          $ 1          $ (2)        $ 62        $ (23)          $ 6
                                               ============================================================================

(Continued on Following Page)

CMS INT'L VENTURES LLC
Consolidating Statement of Income
For the Year Ended December 31, 2003
(In Millions)
(Continued from Previous Page)

                                                     CMS         Inter-      CMS Int'l
                                               Int'l Ventures   company      Ventures
                                                     LLC        Elimina-        LLC
                                                   Branch        tions        Consol.
Operating Revenue                                   $  -        $   -          $190
                                               ------------------------------------

Earnings from Equity Method Investees                  -           (3)           26
                                               ------------------------------------

Operating Expenses
  Fuel for electric generation                         -            -            21
  Purchased and interchange power                      -            -            51
  Other operation expense                              1            -            40
  Maintenance                                          -            -            11
  Depreciation and amortization                        1            -            18
  General taxes                                        -            -            26
  Asset impairment charges                             -            -            72
                                               ------------------------------------

    Total operating expenses                           2            -           239
                                               ------------------------------------

Operating Income (Loss)                               (2)          (3)          (23)
                                               ------------------------------------

Other Income (Deductions)
  Dividends and interest from affiliates               -            -             3
  Interest and dividends                               -            -             4
  Other, net                                           -          (42)            2
                                               ------------------------------------

    Total other income (deductions)                    -          (42)            9
                                               ------------------------------------

Fixed Charges
  Interest on long-term debt                           -            -             2
  Other interest                                       -            -             2
  Capitalized interest                                 -            -             -
                                               ------------------------------------

    Net fixed charges                                  -            -             4
                                               ------------------------------------

Income (Loss) from Continuing Operations
  before Income Taxes and Minority
  Interests                                           (2)         (45)          (18)

Income Tax Expense (Benefit)                           -            -            13

Minority Interests                                     -           (3)           (3)
                                               ------------------------------------

Income (Loss) from Continuing Operations              (2)         (42)          (28)

Discontinued Operations                                -            -            74

Cumulative Effect of Accounting Change                 -            -             -
                                               ------------------------------------

Net Income (Loss)                                   $ (2)       $ (42)         $ 46
                                               ====================================

(11) Represents CMS International Ventures LLC and CMS Generation SRL consolidated with CMS Operating SRL, CMSG Investment Company III, CMS Electric & Gas LLC and Western Australia GT Company I included on the equity method of accounting.

CMS OPERATING SRL
Consolidating Statement of Income
For the Year Ended December 31, 2003
(In Millions)

                                                                                          Inter-
                                                    CMS       Centrales         CMS       Company        CMS
                                                 Operating     Termicas      Ensenada     Elimina-    Operating
                                                  SRL (12)    Mendoza SA        SA         tions      SRL Consol
Operating Revenue                                    $ 1          $38           $24         $ (1)         $62
                                                 ------------------------------------------------------------

Earnings from Equity Method Investees                  1            -             -            -            1
                                                 ------------------------------------------------------------

Operating Expenses
  Fuel for electric generation                         -           12            10           (1)          21
  Purchased and interchange power                      -           10             3            -           13
  Other operation expense                              1            3             3            -            7
  Maintenance                                          -            4             2            -            6
  Depreciation and amortization                        1            4             2            -            7
  General taxes                                        -            -             -            -            -
  Asset impairment charges                             -            -             -            -            -
                                                 ------------------------------------------------------------

    Total operating expenses                           2           33            20           (1)          54
                                                 ------------------------------------------------------------

Operating Income (Loss)                                -            5             4            -            9
                                                 ------------------------------------------------------------

Other Income (Deductions)
  Dividends and interest from affiliates               3            -             -            -            3
  Interest and dividends                               -            -             -            -            -
  Other, net                                          (2)          (3)            6           (6)          (5)
                                                 ------------------------------------------------------------

    Total other income (deductions)                    1           (3)            6           (6)          (2)
                                                 ------------------------------------------------------------

Fixed Charges
  Interest on long-term debt                           -            -             2            -            2
  Other interest                                       -            -             -            -            -
  Capitalized interest                                 -            -             -            -            -
                                                 ------------------------------------------------------------

    Net fixed charges                                  -            -             2            -            2
                                                 ------------------------------------------------------------

Income (Loss) from Continuing Operations
  before Income Taxes and Minority
  Interests                                            1            2             8           (6)           5

Income Tax Expense (Benefit)                           -            1             3            -            4

Minority Interests                                     -            -             -            -            -
                                                 ------------------------------------------------------------

Income (Loss) from Continuing Operations               1            1             5           (6)           1

Discontinued Operations                                -            -             -            -            -

Cumulative Effect of Accounting Change                 -            -             -            -            -
                                                 ------------------------------------------------------------

Net Income (Loss)                                    $ 1          $ 1           $ 5         $ (6)         $ 1
                                                 ============================================================

(12) Represents CMS Operating SRL and Cuyana S.A. de Inversiones consolidated.

CMSG INVESTMENT COMPANY III
Consolidating Statement of Income
For the Year Ended December 31, 2003
(In Millions)

                                                   CMSG         CMSG       Jegurupadu                  Inter-        CMSG
                                                Investment    Jegurupadu      CMSG          CMSG      Company     Investment
                                                 Company       O&M Co.       Company      Neyveli     Elimina-      Co. III
                                                 III (13)     Mauritius      Limited      Limited      tions        Consol.
Operating Revenue                                   $  -          $ -          $  -          $ -          $ -          $  -
                                                ---------------------------------------------------------------------------

Earnings from Equity Method Investees                  -            1            (3)           1            -            (1)
                                                ---------------------------------------------------------------------------

Operating Expenses
  Fuel for electric generation                         -            -             -            -            -             -
  Purchased and interchange power                      -            -             -            -            -             -
  Other operation expense                              -            -             -            -            -             -
  Maintenance                                          -            -             -            -            -             -
  Depreciation and amortization                        -            1             -            -            -             1
  General taxes                                        -            -             -            -            -             -
  Asset impairment charges                             -            -             -            -            -             -
                                                ---------------------------------------------------------------------------

    Total operating expenses                           -            1             -            -            -             1
                                                ---------------------------------------------------------------------------

Operating Income (Loss)                                -            -            (3)           1            -            (2)
                                                ---------------------------------------------------------------------------

Other Income (Deductions)
  Dividends and interest from affiliates               -            -             -            -            -             -
  Interest and dividends                               -            -             -            -            -             -
  Other, net                                          (2)           -             -            -            2             -
                                                ---------------------------------------------------------------------------

    Total other income (deductions)                   (2)           -             -            -            2             -
                                                ---------------------------------------------------------------------------

Fixed Charges
  Interest on long-term debt                           -            -             -            -            -             -
  Other interest                                       -            -             -            -            -             -
  Capitalized interest                                 -            -             -            -            -             -
                                                ---------------------------------------------------------------------------

    Net fixed charges                                  -            -             -            -            -             -
                                                ---------------------------------------------------------------------------

Income (Loss) from Continuing Operations
  before Income Taxes and Minority
  Interests                                           (2)           -            (3)           1            2            (2)

Income Tax Expense (Benefit)                           -            -             -            -            -             -

Minority Interests                                     -            -             -            -            -             -
                                                ---------------------------------------------------------------------------

Income (Loss) from Continuing Operations              (2)           -            (3)           1            2            (2)

Discontinued Operations                                -            -             -            -            -             -

Cumulative Effect of Accounting Change                 -            -             -            -            -             -
                                                ---------------------------------------------------------------------------

Net Income (Loss)                                   $ (2)         $ -          $ (3)         $ 1          $ 2          $ (2)
                                                ===========================================================================

(13) Represents CMSG Investment Company III, CMSG Jegurupadu I LDC, CMSG Jegurupadu II LDC and CMS Energy Mauritius Limited consolidated.

CMS ELECTRIC & GAS LLC
Consolidating Statement of Income
For the Year Ended December 31, 2003
(In Millions)

                                           CMS      Sistema                                            Companhia   Inter-     CMS
                                         Electric Electrico del    CMS         CMS          CMS        Paulista   Company  Electric&
                                          & Gas   Estado Nueva  Venezuela, Distribuidora Participacoes de Energia Elimina-  Gas LLC
                                         LLC (14)  Esparta CA      Inc.        Ltda.        Ltda.       Eletrica   tions    Consol.
Operating Revenue                          $ (1)      $  44        $   -        $  -         $  -         $ 82      $   -    $125
                                         ----------------------------------------------------------------------------------------

Earnings from Equity Method Investees         -           -            -           -            -            -          -       -
                                         ----------------------------------------------------------------------------------------

Operating Expenses
  Fuel for electric generation                -           -            -           -            -            -          -       -
  Purchased and interchange power             -          16            -           -            -           22          -      38
  Other operation expense                     -          10            -           -            1           18          -      29
  Maintenance                                 -           4            -           -            -            1          -       5
  Depreciation and amortization               -           6            -           -            -            3          -       9
  General taxes                               -           3            -           -            -           23          -      26
  Asset impairment charges                    2          61           35           8            1            -        (35)     72
                                         ----------------------------------------------------------------------------------------

    Total operating expenses                  2         100           35           8            2           67        (35)    179
                                         ----------------------------------------------------------------------------------------

Operating Income (Loss)                      (3)        (56)         (35)         (8)          (2)          15         35     (54)
                                         ----------------------------------------------------------------------------------------

Other Income (Deductions)
  Dividends and interest from affiliates      -           -            -           -            -            -          -       -
  Interest and dividends                      1           -            -           -            -            3          -       4
  Other, net                                 47          (1)           -           -            -            -        (47)     (1)
                                         ----------------------------------------------------------------------------------------

    Total other income (deductions)          48          (1)           -           -            -            3        (47)      3
                                         ----------------------------------------------------------------------------------------

Fixed Charges
  Interest on long-term debt                  -           -            -           -            -            -          -       -
  Other interest                              -           -            -           -            -            2          -       2
  Capitalized interest                        -           -            -           -            -            -          -       -
                                         ----------------------------------------------------------------------------------------

    Net fixed charges                         -           -            -           -            -            2          -       2
                                         ----------------------------------------------------------------------------------------

Income (Loss) from Continuing Operations
  before Income Taxes and Minority
  Interests                                  45         (57)         (35)         (8)          (2)          16        (12)    (53)

Income Tax Expense (Benefit)                 (1)          -            -           -            -            5          -       4

Minority Interests                            -         (40)           -           -            -            1         36      (3)
                                         ----------------------------------------------------------------------------------------

Income (Loss) from Continuing Operations     46         (17)         (35)         (8)          (2)          10        (48)    (54)

Discontinued Operations                      16           -            -         100            -            -          -     116

Cumulative Effect of Accounting Change        -           -            -           -            -            -          -       -
                                         ----------------------------------------------------------------------------------------

Net Income (Loss)                          $ 62       $ (17)       $ (35)       $ 92         $ (2)        $ 10      $ (48)   $ 62
                                         ========================================================================================

(14) Represents CMS Electric & Gas, LLC, ENELMAR SA and CMS Comercializadora de Energia Ltda. consolidated.

WESTERN AUSTRALIA GT CO I
Consolidating Statement of Income
For the Year Ended December 31, 2003
(In Millions)

                                                    Western                                 CMS         CMS         Compania de
                                                   Australia    CMS                      Goldfields International  Inversiones
                                                    GT Co.   Luxembourg     Valandrid   GT Australia   Finance      CMS Energy
                                                    I (15)      SARL           BV         PTY LTD      Svcs. Co.    Chile Ltda
Operating Revenue                                  $   2          $ -           $ -         $  -          $ -           $ -
                                                  -------------------------------------------------------------------------

Earnings from Equity Method Investees                  -            -             -           14            -             9
                                                  -------------------------------------------------------------------------

Operating Expenses
  Fuel for electric generation                         -            -             -            -            -             -
  Purchased and interchange power                      -            -             -            -            -             -
  Other operation expense                              -            -             -            -            -             -
  Maintenance                                          -            -             -            -            -             -
  Depreciation and amortization                        -            -             -            -            -             -
  General taxes                                        -            -             -            -            -             -
  Asset impairment charges                             -            -             -            -            -             -
                                                  -------------------------------------------------------------------------

    Total operating expenses                           -            -             -            -            -             -
                                                  -------------------------------------------------------------------------

Operating Income (Loss)                                2            -             -           14            -             9
                                                  -------------------------------------------------------------------------

Other Income (Deductions)
  Dividends and interest from affiliates               1            -             -            -            6             -
  Interest and dividends                               -            -             -            -            -             -
  Other, net                                         (23)           7            14            1            -             -
                                                  -------------------------------------------------------------------------
    Total other income (deductions)                  (22)           7            14            1            6             -
                                                  -------------------------------------------------------------------------

Fixed Charges
  Interest on long-term debt                           -            -             -            -            -             -
  Other interest                                       2            1             5            -            -             -
  Capitalized interest                                 -            -             -            -            -             -
                                                  -------------------------------------------------------------------------

    Net fixed charges                                  2            1             5            -            -             -
                                                  -------------------------------------------------------------------------

Income (Loss) from Continuing Operations
  before Income Taxes and Minority
  Interests                                          (22)           6             9           15            6             9

Income Tax Expense (Benefit)                           1            -             2            -            -             1

Minority Interests                                     -            -             -            -            -             -
                                                  -------------------------------------------------------------------------

Income (Loss) from Continuing Operations             (23)           6             7           15            6             8

Discontinued Operations                                -            -             -            -            -             -

Cumulative Effect of Accounting Change                 -            -             -            -            -             -
                                                  -------------------------------------------------------------------------

Net Income (Loss)                                  $ (23)         $ 6           $ 7         $ 15          $ 6           $ 8
                                                  =========================================================================

(Continued on Following Page)

WESTERN AUSTRALIA GT CO I
Consolidating Statement of Income
For the Year Ended December 31, 2003
(In Millions)
(Continued from Previous Page)

                                                                Inter-       Western
                                                  CMS GT       company      Australia
                                                    of         Elimina-     GT Co. I
                                                 Australia      tions        Consol.
Operating Revenue                                  $   1         $  -         $   3
                                                 ----------------------------------

Earnings from Equity Method Investees                  -            -            23
                                                 ----------------------------------

Operating Expenses
  Fuel for electric generation                         -            -             -
  Purchased and interchange power                      -            -             -
  Other operation expense                              -            -             -
  Maintenance                                          -            -             -
  Depreciation and amortization                        -            -             -
  General taxes                                        -            -             -
  Asset impairment charges                             -            -             -
                                                 ----------------------------------

    Total operating expenses                           -            -             -
                                                 ----------------------------------

Operating Income (Loss)                                1            -            26
                                                 ----------------------------------

Other Income (Deductions)
  Dividends and interest from affiliates               1           (8)            -
  Interest and dividends                               -            -             -
  Other, net                                           -            2             1
                                                 ----------------------------------

    Total other income (deductions)                    1           (6)            1
                                                 ----------------------------------

Fixed Charges
  Interest on long-term debt                           -            -             -
  Other interest                                       -           (8)            -
  Capitalized interest                                 -            -             -
                                                 ----------------------------------

    Net fixed charges                                  -           (8)            -
                                                 ----------------------------------

Income (Loss) from Continuing Operations
  before Income Taxes and Minority
  Interests                                            2            2            27

Income Tax Expense (Benefit)                           1            -             5

Minority Interests                                     -            3             3
                                                 ----------------------------------

Income (Loss) from Continuing Operations               1           (1)           19

Discontinued Operations                              (42)           -           (42)

Cumulative Effect of Accounting Change                 -            -             -
                                                 ----------------------------------

Net Income (Loss)                                  $ (41)        $ (1)        $ (23)
                                                 ==================================

(15) Represents Western Australia GT Company I, CMS GT del Sur Company and CMS GT of Australia Holdings Company consolidated.

CMS ENERGY CORPORATION
Consolidating Balance Sheet - Assets
December 31, 2003
(In Millions)

                                                              Consumers        CMS        Inter-       CMS
                                                               Energy      Enterprises   company      Energy
                                                 CMS Energy    Company       Company     Elimina-  Corporation
                                                  Corp. (1)     Consol.       Consol.      tions      Consol.
Plant and Property (At Cost)
  Electric                                       $     -     $  7,600       $     -     $      -     $  7,600
  Gas                                                  -        2,875             -            -        2,875
  Enterprises                                          -            -           895            -          895
  Other                                               17           15             -            -           32
                                                 ------------------------------------------------------------

                                                      17       10,490           895            -       11,402
  Less accumulated depreciation
    and amortization                                   6        4,417           423            -        4,846
                                                 ------------------------------------------------------------

                                                      11        6,073           472            -        6,556
  Construction work-in-progress                        -          375            13            -          388
                                                 ------------------------------------------------------------

                                                      11        6,448           485            -        6,944
                                                 ------------------------------------------------------------

Investments
  Associated companies                             4,872           20             -       (4,892)           -
  Enterprises                                          -            -           724            -          724
  First Midland Limited Partnership                    -          224             -            -          224
  Midland Cogeneration Venture                         -          419             -            -          419
  Other                                                5           18             -            -           23
                                                 ------------------------------------------------------------

                                                   4,877          681           724       (4,892)       1,390
                                                 ------------------------------------------------------------

Current Assets
  Cash and temporary cash investments                  -           46           486            -          532
  Restricted cash                                      -           18           183            -          201
  Accounts/notes receivable                           (1)         257           147            -          403
  Accounts/notes receivable-related parties          242            4           370         (543)          73
  Inventories to average cost
    Gas in underground storage                         -          739             2            -          741
    Materials and supplies                             -           70            40            -          110
    Generating plant fuel stock                        -           41             -            -           41
  Assets held for sale                                 7            -            17            -           24
  Price risk management assets                         -            -           102            -          102
  Prepayments and other                                3          242            22            -          267
                                                 ------------------------------------------------------------

                                                     251        1,417         1,369         (543)       2,494
                                                 ------------------------------------------------------------

Non-current Assets
  Regulatory Assets
    Securitization costs                               -          648             -            -          648
    Postretirement benefits                            -          162             -            -          162
    Abandoned Midland project                          -           10             -            -           10
    Other                                              -          266             -            -          266
  Assets held for sale                                 -            -             2            -            2
  Price risk management assets                         -            -           177            -          177
  Nuclear decommissioning trust funds                  -          575             -            -          575
  Prepaid pension costs                                -          364            24            -          388
  Goodwill                                             -            -            25            -           25
  Notes receivable-related parties                   109            -           531         (398)         242
  Notes receivable                                     -            -           125            -          125
  Other                                               99          174           154          (37)         390
                                                 ------------------------------------------------------------

                                                     208        2,199         1,038         (435)       3,010
                                                 ------------------------------------------------------------

Total Assets                                     $ 5,347     $ 10,745       $ 3,616     $ (5,870)    $ 13,838
                                                 ============================================================

(1) Represents CMS Energy Corporation with Consumers Energy Company and CMS Enterprises Company included on the equity method of accounting.

CMS ENERGY CORPORATION
Consolidating Balance Sheet - Equity and Liabilities
December 31, 2003
(In Millions)

                                                             Consumers        CMS        Inter-        CMS
                                                              Energy      Enterprises   company       Energy
                                                 CMS Energy   Company      Company      Elimina-   Corporation
                                                 Corp. (1)    Consol.       Consol.      tions       Consol.
Capitalization
  Common Stockholders' Equity
    Common stock                                 $     2      $   841       $     -     $   (841)    $      2
    Other paid-in-capital                          3,887          682         5,721       (6,444)       3,846
    Other comprehensive income (loss)               (419)          17          (439)         422         (419)
    Retained earnings (deficit)                   (1,844)         521        (2,495)       1,974       (1,844)
                                                 ------------------------------------------------------------

                                                   1,626        2,061         2,787       (4,889)       1,585

  Preferred stock of subsidiary                        -           44             -            -           44
  Preferred stock                                    250            -            11            -          261
  Long-term debt                                   2,277        3,583           160            -        6,020
  Long-term debt-related parties                     474          506           102         (398)         684
  Non-current capital leases                           -           58             -            -           58
                                                 ------------------------------------------------------------

                                                   4,627        6,252         3,060       (5,287)       8,652
                                                 ------------------------------------------------------------

Minority Interests                                     -            -            73            -           73
                                                 ------------------------------------------------------------

Current Liabilities
  Current portion of long-term debt                  451           28            30            -          509
  Current capital leases                               -           10             -            -           10
  Notes payable                                      255          200             1         (456)           -
  Accounts payable                                     8          200           109            -          317
  Accounts payable-related parties                    18           75            36          (89)          40
  Accrued interest                                    69           58             6           (3)         130
  Accrued taxes                                      (48)         209            28           96          285
  Liabilities held for sale                            -            -             2            -            2
  Price risk management liabilities                    -            -            89            -           89
  Current portion of purchase power contracts          -           27             -            -           27
  Current portion of gas supply contract
    obligations                                        -            -            29            -           29
  Deferred income taxes                                -           33            (6)           -           27
  Other                                               11          127            47            -          185
                                                 ------------------------------------------------------------

                                                     764          967           371         (452)       1,650
                                                 ------------------------------------------------------------

Non-current Liabilities
  Postretirement benefits                             31          190            44            -          265
  Deferred income taxes                              (75)       1,233          (419)        (124)         615
  Deferred investment tax credit                       -           85             -            -           85
  Regulatory liabilities for income taxes, net         -          312             -            -          312
  Regulatory liabilities for cost of removal           -          983             -            -          983
  Other regulatory liabilities                         -          172             -            -          172
  Asset retirement obligation                          -          358             1            -          359
  Liabilities held for sale                            -            -             -            -            -
  Price risk management liabilities                    -            -           175            -          175
  Gas supply contract obligations                      -            -           208            -          208
  Other                                                -          193           103           (7)         289
                                                 ------------------------------------------------------------

                                                     (44)       3,526           112         (131)       3,463
                                                 ------------------------------------------------------------

Total Stockholders' Equity and Liabilities       $ 5,347     $ 10,745       $ 3,616     $ (5,870)    $ 13,838
                                                 ============================================================

(1) Represents CMS Energy Corporation with Consumers Energy Company and CMS Enterprises Company included on the equity method of accounting.

CONSUMERS ENERGY COMPANY
Consolidating Balance Sheet - Assets
December 31, 2003
(In Millions)

                                                           Consumers                Consumers    Consumers                  CMS
                                            Consumers     Receivables  Consumers      Campus      Nuclear       ES        Midland
                                              Energy      Funding II    Funding     Holdings      Services   Services     Holdings
                                            Company (2)       LLC         LLC          LLC          LLC       Company     Company
Plant and Property (At Cost)
  Electric                                   $  7,600        $   -       $   -          $ -          $ -        $ -        $   -
  Gas                                           2,875            -           -            -            -          -            -
  Other                                            15            -           -            -            -          -            -
                                            ------------------------------------------------------------------------------------

                                               10,490            -           -            -            -          -            -
  Less accumulated depreciation,
    depletion and amortization                  4,417            -           -            -            -          -            -
                                            ------------------------------------------------------------------------------------

                                                6,073            -           -            -            -          -            -
  Construction work-in-progress                   375            -           -            -            -          -            -
                                            ------------------------------------------------------------------------------------

                                                6,448            -           -            -            -          -            -
                                            ------------------------------------------------------------------------------------

Investments
  Associated companies                            672            -           -            -            -          -            -
  First Midland Limited Partnership                 -            -           -            -            -          -          224
  Midland Cogeneration Venture                      -            -           -            -            -          -            -
  Other                                            16            -           -            -            2          -            -
                                            ------------------------------------------------------------------------------------

                                                  688            -           -            -            2          -          224
                                            ------------------------------------------------------------------------------------

Current Assets
  Cash and temporary cash investments              44            -           -            -            -          1            -
  Restricted cash                                   1            -          17            -            -          -            -
  Accounts/notes receivable                        37          220           -            -            -          -            -
  Accounts/notes receivable-related parties         5            -          27            7            -          -            -
  Inventories to average cost
    Gas in underground storage                    739            -           -            -            -          -            -
    Materials and supplies                         70            -           -            -            -          -            -
    Generating plant fuel stock                    41            -           -            -            -          -            -
  Deferred property taxes                         143            -           -            -            -          -            -
  Regulatory assets-postretirement benefits        19            -           -            -            -          -            -
  Prepayments and other                            80            -           -            -            -          -            -
                                            ------------------------------------------------------------------------------------

                                                1,179          220          44            7            -          1            -
                                            ------------------------------------------------------------------------------------

Non-current Assets
  Regulatory Assets
    Securitization costs                          648            -           -            -            -          -            -
    Postretirement benefits                       162            -           -            -            -          -            -
    Abandoned Midland project                      10            -           -            -            -          -            -
    Other                                         266            -           -            -            -          -            -
  Nuclear decommissioning trust funds             575            -           -            -            -          -            -
  Prepaid pension costs                           364            -           -            -            -          -            -
  Notes receivable-related parties                  -            -         389            -            -          -            -
  Other                                           174            -           -            -            -          -            -
                                            ------------------------------------------------------------------------------------

                                                2,199            -         389            -            -          -            -
                                            ------------------------------------------------------------------------------------

Total Assets                                 $ 10,514        $ 220       $ 433          $ 7          $ 2        $ 1        $ 224
                                            ====================================================================================

(Continued on Next Page)

CONSUMERS ENERGY COMPANY
Consolidating Balance Sheet - Assets
December 31, 2003
(In Millions)
(Continued from Previous Page)

                                                              Inter-       Consumers
                                                     CMS      Company       Energy
                                                   Midland    Elimina-      Company
                                                     Inc.      tions        Consol.
Plant and Property (At Cost)
  Electric                                         $   -     $      -      $  7,600
  Gas                                                  -            -         2,875
  Other                                                -            -            15
                                                   --------------------------------

                                                       -            -        10,490
  Less accumulated depreciation,
    depletion and amortization                         -            -         4,417
                                                   --------------------------------

                                                       -            -         6,073
  Construction work-in-progress                        -            -           375
                                                   --------------------------------

                                                       -            -         6,448
                                                   --------------------------------

Investments
  Associated companies                                 -         (652)           20
  First Midland Limited Partnership                    -            -           224
  Midland Cogeneration Venture                       419            -           419
  Other                                                -            -            18
                                                   --------------------------------

                                                     419         (652)          681
                                                   --------------------------------

Current Assets
  Cash and temporary cash investments                  1            -            46
  Restricted cash                                      -            -            18
  Accounts/notes receivable                            -            -           257
  Accounts/notes receivable-related parties           10          (45)            4
  Inventories to average cost
    Gas in underground storage                         -            -           739
    Materials and supplies                             -            -            70
    Generating plant fuel stock                        -            -            41
  Deferred property taxes                              -            -           143
  Regulatory assets-postretirement benefits            -            -            19
  Prepayments and other                                -            -            80
                                                   --------------------------------

                                                      11          (45)        1,417
                                                   --------------------------------

Non-current Assets
  Regulatory Assets
    Securitization costs                               -            -           648
    Postretirement benefits                            -            -           162
    Abandoned Midland project                          -            -            10
    Other                                              -            -           266
  Nuclear decommissioning trust funds                  -            -           575
  Prepaid pension costs                                -            -           364
  Notes receivable-related parties                     -         (389)            -
  Other                                                -            -           174
                                                   --------------------------------

                                                       -         (389)        2,199
                                                   --------------------------------

Total Assets                                       $ 430     $ (1,086)     $ 10,745
                                                   ================================

(2) Represents Consumers Energy Company, CMS Engineering Company and MEC Development Corp. consolidated with Consumers Receivables Funding II LLC, Consumers Funding LLC, Consumers Campus Holdings LLC, Consumers Nuclear Services LLC, ES Services Company, CMS Midland Holdings Company and CMS Midland, Inc. included on the equity method of accounting.

CONSUMERS ENERGY COMPANY
Consolidating Balance Sheet - Equity and Liabilities
December 31, 2003
(In Millions)

                                                              Consumers              Consumers  Consumers              CMS
                                                 Consumers   Receivables  Consumers    Campus    Nuclear      ES     Midland
                                                  Energy     Funding II    Funding    Holdings   Services  Services  Holdings
                                                Company (2)      LLC         LLC        LLC        LLC      Company  Company
Capitalization
  Common Stockholders' Equity
    Common stock                                 $    841      $      -    $     -     $   -     $    -     $   -     $    -
    Other paid-in-capital                             682           220          3         -          2         1         31
    Other comprehensive income                         17             -          -         -          -         -          -
    Retained earnings                                 521             -          -         -          -         -         33
                                                 ---------------------------------------------------------------------------

                                                    2,061           220          3         -          2         1         64

  Preferred stock                                      44             -          -         -          -         -          -
  Long-term debt                                    3,185             -        398         -          -         -          -
  Long-term debt-related parties                      895             -          -         -          -         -          -
  Non-current capital leases                           58             -          -         6          -         -          -
                                                 ---------------------------------------------------------------------------

                                                    6,243           220        401         6          2         1         64
                                                 ---------------------------------------------------------------------------

Current Liabilities
  Current portion of long-term debt                     -             -         28         -          -         -          -
  Current capital leases                               10             -          -         1          -         -          -
  Notes payable-related parties                       237             -          -         -          -         -          -
  Accounts payable                                    200             -          -         -          -         -          -
  Accounts payable-related parties                     76             -          -         -          -         -          -
  Accrued interest                                     54             -          4         -          -         -          -
  Accrued taxes                                       201             -          -         -          -         -          1
  Current portion of purchase power contracts          27             -          -         -          -         -          -
  Deferred income taxes                                25             -          -         -          -         -          8
  Other                                               127             -          -         -          -         -          -
                                                 ---------------------------------------------------------------------------

                                                      957             -         32         1          -         -          9
                                                 ---------------------------------------------------------------------------

Non-current Liabilities
  Deferred income taxes                             1,033             -          -         -          -         -        140
  Regulatory liabilities for cost of removal          983             -          -         -          -         -          -
  Postretirement benefits                             190             -          -         -          -         -          -
  Regulatory liabilities for income taxes, net        312             -          -         -          -         -          -
  Asset retirement obligations                        358             -          -         -          -         -          -
  Other regulatory liabilities                        172             -          -         -          -         -          -
  Deferred investment tax credit                       73             -          -         -          -         -         11
  Other                                               193             -          -         -          -         -          -
                                                 ---------------------------------------------------------------------------

                                                    3,314             -          -         -          -         -        151
                                                 ---------------------------------------------------------------------------

Total Stockholders' Equity and Liabilities       $ 10,514      $    220    $   433     $   7     $    2     $   1     $  224
                                                 ===========================================================================

(Continued on the Next Page)

CONSUMERS ENERGY COMPANY
Consolidating Balance Sheet - Equity and Liabilities
December 31, 2003
(In Millions)
(Continued from Previous Page)


                                                            Inter-   Consumers
                                                    CMS     Company   Energy
                                                  Midland  Elimina-   Company
                                                    Inc.    tions     Consol.
Capitalization
  Common Stockholders' Equity
    Common stock                                   $   -   $     -    $   841
    Other paid-in-capital                            163      (420)       682
    Other comprehensive income                        10       (10)        17
    Retained earnings                                189      (222)       521
                                                   --------------------------

                                                     362      (652)     2,061

  Preferred stock                                      -         -         44
  Long-term debt                                       -         -      3,583
  Long-term debt-related parties                       -      (389)       506
  Non-current capital leases                           -        (6)        58
                                                   --------------------------

                                                     362    (1,047)     6,252
                                                   --------------------------

Current Liabilities
  Current portion of long-term debt                    -         -         28
  Current capital leases                               -        (1)        10
  Notes payable-related parties                        -       (37)       200
  Accounts payable                                     -         -        200
  Accounts payable-related parties                     -        (1)        75
  Accrued interest                                     -         -         58
  Accrued taxes                                        1         6        209
  Current portion of purchase power contracts          -         -         27
  Deferred income taxes                                -         -         33
  Other                                                -         -        127
                                                   --------------------------

                                                       1       (33)       967
                                                   --------------------------

Non-current Liabilities
  Deferred income taxes                               66        (6)     1,233
  Regulatory liabilities for cost of removal           -         -        983
  Postretirement benefits                              -         -        190
  Regulatory liabilities for income taxes, net         -         -        312
  Asset retirement obligations                         -         -        358
  Other regulatory liabilities                         -         -        172
  Deferred investment tax credit                       1         -         85
  Other                                                -         -        193
                                                   --------------------------

                                                      67        (6)     3,526
                                                   --------------------------

Total Stockholders' Equity and Liabilities           430   $(1,086)   $10,745
                                                   ==========================

(2) Represents Consumers Energy Company, CMS Engineering Company and MEC Development Corp. consolidated with Consumers Receivables Funding II LLC, Consumers Funding LLC, Consumers Campus Holdings LLC, Consumers Nuclear Services LLC, ES Services Company, CMS Midland Holdings Company and CMS Midland, Inc. included on the equity method of accounting.

CMS ENTERPRISES COMPANY
Consolidating Balance Sheet - Assets
December 31, 2003
(In Millions)

                                                              CMS       CMS Gas         CMS           CMS                  CMS
                                                 CMS      Generation  Transmission     Energy        Int'l      CMS    Technology
                                             Enterprises      Co.       Company     Resource Mgt.  Vent. LLC  Capital   Companies
                                             Company (3)    Consol.     Consol.        Company      Consol.     LLC       (4)

Plant and Property (At Cost)
  Enterprises                                 $     22      $   400     $    118      $       5     $   350    $   1    $      -
  Other                                              -            -            -              -           -        -           -
                                              ----------------------------------------------------------------------------------

                                                    22          400          118              5         350        1           -
  Less accumulated depreciation,
    depletion and amortization                       2          141           43              2         235        -           -
                                              ----------------------------------------------------------------------------------

                                                    20          259           75              3         115        1           -
  Construction work-in-progress                      -            -            -              -          13        -           -
                                              ----------------------------------------------------------------------------------

                                                    20          259           75              3         128        1           -
                                              ----------------------------------------------------------------------------------

Investments
  Associated companies                           2,430          144          250              -           -        -           -
  Enterprises                                        2          358            -              -         364        -           -
  Other                                              -            -            -              -           -        -           -
                                              ----------------------------------------------------------------------------------

                                                 2,432          502          250              -         364        -           -
                                              ----------------------------------------------------------------------------------

Current Assets
  Cash and temporary cash investments                -           28            2              2          44      410           -
  Restricted cash                                  165           18            -              -           -        -           -
  Accounts/notes receivable                          1           29            4             36          48       28           -
  Accounts/notes receivable-related parties        416          104           50             57          28      286          22
  Gas in underground storage                         -            -            2              -           -        -           -
  Materials and supplies                             -           27            1              -          12        -           -
  Assets held for sale                               -            -            4              -          13        -           -
  Price risk management assets                       7            -            -             95           -        -           -
  Deferred income taxes                             (3)           -            -              -           -        -          (1)
  Prepayments and other                              -           11            1              1          18        1           -
                                              ----------------------------------------------------------------------------------

                                                   586          217           64            191         163      725          21
                                              ----------------------------------------------------------------------------------

Non-current Assets
  Assets held for sale                               -            -            -              -           2        -           -
  Price risk management assets                       8            -            -            169           -        -           -
  Prepaid pension costs                             11           10           (7)             4           -        2           -
  Goodwill                                           -            1            -              -          24        -           -
  Notes receivable-related parties                 116           52           22            275          86      102           -
  Notes receivable                                   -          107           18              -           -        -           -
  Deferred income taxes                             77          115          172             46           1        -           3
  Other                                              7           64            8              2          73        -           -
                                              ----------------------------------------------------------------------------------

                                                   219          349          213            496         186      104           3
                                              ----------------------------------------------------------------------------------

Total Assets                                  $  3,257      $ 1,327     $    602      $     690     $   841    $ 830    $     24
                                              ==================================================================================

(Continued on Following Page)

CMS ENTERPRISES COMPANY
Consolidating Balance Sheet - Assets
December 31, 2003
(In Millions)
(Continued from Previous Page)

                                                 CMS        CMS        CMS              Inter-        CMS
                                               Resource    Energy   Business     CMS    company   Enterprises
                                             Development     UK    Development  Texas  Elimina-     Company
                                               Company    Limited      LLC       LLC     tions      Consol.
Plant and Property (At Cost)
  Enterprises                                 $      -     $   -     $     -    $   -   $    (1)   $     895
  Other                                              -         -           -        -         -            -
                                              --------------------------------------------------------------

                                                     -         -           -        -        (1)         895
  Less accumulated depreciation,
    depletion and amortization                       -         -           -        -         -          423
                                              --------------------------------------------------------------

                                                     -         -           -        -        (1)         472
  Construction work-in-progress                      -         -           -        -         -           13
                                              --------------------------------------------------------------

                                                     -         -           -        -        (1)         485
                                              --------------------------------------------------------------
Investment
  Associated companies                               -         -           -        -    (2,824)           -
  Enterprises                                        -         -           -        -         -          724
  Other                                              -         -           -        -         -            -
                                              --------------------------------------------------------------

                                                     -         -           -        -    (2,824)         724
                                              --------------------------------------------------------------

Current Assets
  Cash and temporary cash investments                -         -           -        -         -          486
  Restricted cash                                    -         -           -        -         -          183
  Accounts/notes receivable                          -         1           -        -         -          147
  Accounts/notes receivable-related parties          6         -           3        1      (603)         370
  Gas in underground storage                         -         -           -        -         -            2
  Materials and supplies                             -         -           -        -         -           40
  Assets held for sale                               -         -           -        -         -           17
  Price risk management assets                       -         -           -        -         -          102
  Deferred income taxes                              -         -           -        -        10            6
  Prepayments and other                              -         -           -        -       (10)          22
                                              --------------------------------------------------------------

                                                     6         1           3        1      (603)       1,375
                                              --------------------------------------------------------------

Non-current Assets
  Assets held for sale                               -         -           -        -         -            2
  Price risk management assets                       -         -           -        -         -          177
  Prepaid pension costs                              3         -           -        1         -           24
  Goodwill                                           -         -           -        -         -           25
  Notes receivable-related parties                   -         -           -        -      (122)         531
  Notes receivable                                   -         -           -        -         -          125
  Deferred income taxes                              -         -           -        -         5          419
  Other                                              -         -           -        -         -          154
                                              --------------------------------------------------------------

                                                     3         -           -        1      (117)       1,457
                                              --------------------------------------------------------------

Total Assets                                  $      9     $   1     $     3    $   2   $(3,545)   $   4,041
                                              ==============================================================

(3) Represents CMS Enterprises Company, CMS Land Company, CMS Comercializadora de Energia SA, CMS Enterprises Holding Company SA, CMS Energy South America Company and CMS Energy Asia Private Limited consolidated with CMS Generation Co., CMS Gas Transmission Company, CMS Energy Resource Management Company, CMS International Ventures LLC, CMS Capital LLC, CMS Resource Development Company, CMS Energy UK Limited, CMS Business Development LLC and CMS Texas LLC included on the equity method of accounting.

(4) Includes CMS MicroPower Systems LLC, CMS Distributed Power LLC and CMS Enterprises Development LLC.

CMS ENTERPRISES COMPANY
Consolidating Balance Sheet - Equity and Liabilities
December 31, 2003
(In Millions)


                                                             CMS         CMS Gas        CMS           CMS                   CMS
                                                 CMS      Generation  Transmission     Energy         Int'l      CMS    Technology
                                             Enterprises      Co.       Company     Resource Mgt.  Vent. LLC   Capital   Companies
                                             Company (3)    Consol.     Consol.        Company       Consol.     LLC        (4)
Capitalization
  Common Stockholders' Equity
    Common stock                               $     1      $     -     $     -       $      -      $      -    $   -    $     -
    Other paid-in-capital                        5,824        2,309       1,333            277           945      381         61
    Other comprehensive income (loss)             (439)         (84)       (251)             -          (270)       -          -
    Retained earnings (deficit)                 (2,522)      (1,092)       (672)          (164)            2       15        (36)
                                               ---------------------------------------------------------------------------------

                                                 2,864        1,133         410            113           677      396         25

  Preferred stock                                    -            -          11              -             -        -          -
  Long-term debt                                     -          113           2              1            37        7          -
  Long-term debt-related parties                   102            2           -              -            18      102          -
  Non-current capital leases                         -            -           -              -             -        -          -
                                               ---------------------------------------------------------------------------------

                                                 2,966        1,248         423            114           732      505         25
                                               ---------------------------------------------------------------------------------

Minority Interests                                   -           48           3              -            13        -          -
                                               ---------------------------------------------------------------------------------

Current Liabilities
  Current portion of long-term debt                  -           14           -              -             9        7          -
  Current capital leases                             -            -           -              -             -        -          -
  Notes payable                                    247          (15)          2             13             8      297          -
  Accounts payable                                  34           19           3             21            28        4          -
  Accounts payable-related parties                  23           28           5             13             -        8          1
  Accrued interest                                   2            3           -              -             1        2          -
  Accrued taxes                                    (26)         (80)        117            (13)           21        7         (2)
  Liabilities held for sale                          -            -           -              -             2        -          -
  Price risk management liabilities                  -            -           -             90             -        -          -
  Current portion of gas supply                                                                                                -
    contract obligation                              -            -           -             29             -        -          -
  Other                                              1           24          14              1             5        -          -
                                               ---------------------------------------------------------------------------------

                                                   281           (7)        141            154            74      325         (1)
                                               ---------------------------------------------------------------------------------

Non-current Liabilities
  Postretirement benefits                           10            5          17              4             4        -          -
  Asset retirement obligation                        -            -           1              -             -        -          -
  Price risk management liabilities                  -            -           -            175             -        -          -
  Gas supply contract obligations                    -            -           -            208             -        -          -
  Other                                              -           33          17             35            18        -          -
                                               ---------------------------------------------------------------------------------

                                                    10           38          35            422            22        -          -
                                               ---------------------------------------------------------------------------------

Total Stockholders' Equity and Liabilities     $ 3,257      $ 1,327      $  602       $    690      $    841    $ 830    $    24
                                               =================================================================================

(Continued on Following Page)

CMS ENTERPRISES COMPANY
Consolidating Balance Sheet - Equity and Liabilities
December 31, 2003
(In Millions)
(Continued from Previous Page)

                                                 CMS        CMS        CMS              Inter-        CMS
                                               Resource    Energy   Business     CMS    company   Enterprises
                                             Development     UK    Development  Texas  Elimina-     Company
                                               Company    Limited      LLC       LLC     tions      Consol.
Capitalization
  Common Stockholders' Equity
    Common stock                               $    -      $   -     $     -    $  -   $     (1)   $      -
    Other paid-in-capital                           4          2           -       -     (5,415)      5,721
    Other comprehensive income (loss)               -         (1)          -       -        606        (439)
    Retained earnings (deficit)                    (1)         -           1      (3)     1,977      (2,495)
                                               ------------------------------------------------------------

                                                    3          1           1      (3)    (2,833)      2,787

  Preferred stock                                   -          -           -       -          -          11
  Long-term debt                                    -          -           -       -          -         160
  Long-term debt-related parties                    -          -           -       -       (122)        102
  Non-current capital leases                        -          -           -       -          -           -
                                               ------------------------------------------------------------
                                                                           -
                                                    3          1           1      (3)    (2,955)      3,060
                                               ------------------------------------------------------------

Minority Interests                                  -          -           -       -          9          73
                                               ------------------------------------------------------------

Current Liabilities
  Current portion of long-term debt                 -          -           -       -          -          30
  Current capital leases                            -          -           -       -          -           -
  Notes payable                                     1          -           -       3       (555)          1
  Accounts payable                                  -          -           -       -          -         109
  Accounts payable-related parties                  2          -           1       1        (46)         36
  Accrued interest                                  -          -           -       -         (2)          6
  Accrued taxes                                     -          -           -      (1)         5          28
  Liabilities held for sale                         -          -           -       -          -           2
  Price risk management liabilities                 -          -           -       -         (1)         89
  Current portion of gas supply
    contract obligations                            -          -           -       -          -          29
  Other                                             2          -           -       -          -          47
                                               ------------------------------------------------------------

                                                    5          -           1       3       (599)        377
                                               ------------------------------------------------------------

Non-current Liabilities
  Postretirement benefits                           1          -           1       2          -          44
  Asset retirement obligation                       -          -           -       -          -           1
  Price risk management liabilities                 -          -           -       -          -         175
  Gas supply contract obligations                   -          -           -       -          -         208
  Other                                             -          -           -       -          -         103
                                               ------------------------------------------------------------

                                                    1          -           1       2          -         531
                                               ------------------------------------------------------------

Total Stockholders' Equity and Liabilities     $    9      $   1     $     3    $  2   $ (3,545)   $  4,041
                                               ============================================================

(3) Represents CMS Enterprises Company, CMS Land Company, CMS Comercializadora de Energia SA, CMS Enterprises Holding Company SA, CMS Energy South America Company and CMS Energy Asia Private Limited consolidated with CMS Generation Co., CMS Gas Transmission Company, CMS Energy Resource Management Company, CMS International Ventures LLC, CMS Capital LLC, CMS Resource Development Company, CMS Energy UK Limited, CMS Business Development LLC and CMS Texas LLC included on the equity method of accounting.

(4) Includes CMS MicroPower Systems LLC, CMS Distributed Power LLC and CMS Enterprises Development LLC.

CMS GENERATION CO.
Consolidating Balance Sheet - Assets
December 31, 2003
(In Millions)

                                                            CMSG        TES      Genesee   Grayling               Dearborn
                                                 CMS     Filer City  Filer City   Power   Generating     CMSG    Industrial
                                             Generation   Operating      LP        LP         LP      Operating  Generation
                                               Co. (5)     Company    Consol.    Consol.    Consol.    Company       LLC

Plant and Property (At Cost)
  Enterprises                                  $    2     $     -     $    95     $  78    $    67     $    -     $     88
  Less accumulated depreciation,
    depletion and amortization                      1           -          32        16         19          -           25
                                               ---------------------------------------------------------------------------

                                                    1           -          63        62         48          -           63
  Construction work-in-progress                     -           -           -         -          -          -            -
                                               ---------------------------------------------------------------------------

                                                    1           -          63        62         48          -           63
                                               ---------------------------------------------------------------------------

Investments
  Associated companies                            779           -           -         -          -          -            -
  Enterprises                                      26           -           -         -          -          -            -
                                               ---------------------------------------------------------------------------

                                                  805           -           -         -          -          -            -
                                               ---------------------------------------------------------------------------

Current Assets
  Cash and temporary cash investments               -           -           1        13          1          -            -
  Restricted cash                                  18           -           -         -          -          -            -
  Accounts/notes receivable                        (1)          -           -         -          -          -            7
  Accounts/notes receivable-related parties        12           1           6         6          5          5           12
  Materials and supplies                            -           -           4         1          1          -           14
  Prepayments and other                             -           -           -         -          1          -            3
                                               ---------------------------------------------------------------------------

                                                   29           1          11        20          8          5           36
                                               ---------------------------------------------------------------------------

Non-current Assets
  Prepaid pension costs                             1           1           -         -          -          4            -
  Goodwill                                          -           -           -         -          -          -            -
  Notes receivable-related parties                  9           -           -         -          -          -            -
  Notes receivable                                  -           -           -         -          -          -            -
  Deferred income taxes                           128           -          (4)       (5)        (7)        (1)           -
  Other                                            49           -           4         7          4          -            -
                                               ---------------------------------------------------------------------------

                                                  187           1           -         2         (3)         3            -
                                               ---------------------------------------------------------------------------

Total Assets                                   $1,022     $     2     $    74     $  84    $    53     $    8     $     99
                                               ===========================================================================

(Continued on Following Page)

CMS GENERATION CO.
Consolidating Balance Sheet - Assets
December 31, 2003
(In Millions)
(Continued from Previous Page)

                                              Dearborn            Taweelah    CMSG       CMSG         CMSG        CMSG
                                             Generating  Exeter      A2     Michigan     Int'l     Investment  Investment
                                              Operating  Energy  Operating    Power    Operating     Co. IV      Co. VI
                                                 LLC       LP     Company      LLC    Co. Consol.   Consol.      Consol.

Plant and Property (At Cost)
  Enterprises                                  $    -     $ 50    $    -     $   17     $     -      $    -      $    3
  Less accumulated depreciation,
    depletion and amortization                      -       38         -         10           -           -           -
                                               ------------------------------------------------------------------------

                                                    -       12         -          7           -           -           3
  Construction work-in-progress                     -        -         -          -           -           -           -
                                               ------------------------------------------------------------------------

                                                    -       12         -          7           -           -           3
                                               ------------------------------------------------------------------------

Investments
  Associated companies                              -        -         -          -           -           -           -
  Enterprises                                       -        -         -          -           -         257           -
                                               ------------------------------------------------------------------------

                                                    -        -         -          -           -         257           -
                                               ------------------------------------------------------------------------

Current Assets
  Cash and temporary cash investments               -        5         -          -           7           -           1
  Restricted cash                                   -        -         -          -           -           -           -
  Accounts/notes receivable                         -        -         -          -           5           -          18
  Accounts/notes receivable-related parties         5        1         3          1          25          50           1
  Materials and supplies                            -        -         -          -           -           -           7
  Prepayments and other                             -        -         1          -           4           -           1
                                               ------------------------------------------------------------------------

                                                    5        6         4          1          41          50          28
                                               ------------------------------------------------------------------------

Non-current Assets
  Prepaid pension costs                             2        -         -          -           -           -           -
  Goodwill                                          -        -         -          -           -           -           -
  Notes receivable-related parties                  -        -         -          -           4          81          50
  Notes receivable                                  -        -         -          -           -           -         107
  Deferred income taxes                             -        -         -          -           -           -          (9)
  Other                                             -        -         1          -           -           -           -
                                               ------------------------------------------------------------------------

                                                    2        -         1          -           4          81         148
                                               ------------------------------------------------------------------------

Total Assets                                   $    7     $ 18    $    5     $    8     $    45      $  388     $   179
                                               ========================================================================

(Continued on Following Page)

CMS GENERATION CO.
Consolidating Balance Sheet - Assets
December 31, 2003
(In Millions)
(Continued from Previous Page)

                                                CMSG      CMSG      HYDRA-CO                 Inter-       CMS
                                             Investment   Honey   Enterprises,     CMSG     company   Generation
                                              Co. VII     Lake        Inc.      Investment  Elimina-      Co.
                                              Consol.    Company    Consol.        Co. I     tions      Consol.

Plant and Property (At Cost)
  Enterprises                                 $       -   $   -     $      -      $    -    $     -    $    400
  Less accumulated depreciation,
    depletion and amortization                        -       -            -           -          -         141
                                              -----------------------------------------------------------------

                                                      -       -            -           -          -         259
  Construction work-in-progress                       -       -            -           -          -           -
                                              -----------------------------------------------------------------

                                                      -       -            -           -          -         259
                                              -----------------------------------------------------------------

Investments
  Associated companies                                -       -            -           -       (635)        144
  Enterprises                                        34       -           41           -          -         358
                                              -----------------------------------------------------------------

                                                     34       -           41           -       (635)        502
                                              -----------------------------------------------------------------

Current Assets
  Cash and temporary cash investments                 -       -            -           -          -          28
  Restricted cash                                     -       -            -           -          -          18
  Accounts/notes receivable                           -       -            -           -          -          29
  Accounts/notes receivable-related parties           -       1            4           -        (34)        104
  Materials and supplies                              -       -            -           -          -          27
  Prepayments and other                               -       -            1           -          -          11
                                              -----------------------------------------------------------------

                                                      -       1            5           -        (34)        217
                                              -----------------------------------------------------------------

Non-current Assets
  Prepaid pension costs                               -       -            2           -          -          10
  Goodwill                                            -       -            1           -          -           1
  Notes receivable-related parties                    -       -            -           -        (92)         52
  Notes receivable                                    -       -            -           -          -         107
  Deferred income taxes                               -       3            5           -          5         115
  Other                                               -       -            -           -         (1)         64
                                              -----------------------------------------------------------------

                                                      -       3            8           -        (88)        349
                                              -----------------------------------------------------------------

Total Assets                                  $      34   $   4     $     54      $    -    $  (757)   $  1,327
                                              =================================================================


(5) Represents CMS Generation Company, CMSG Altoona Company, CMSG Chateaugay Company, Exeter Management Company and CMSG Recycling Company consolidated with CMSG Filer City, Inc., CMSG Genesee Company, CMSG Holdings Company, CMSG Grayling Company, CMSG Grayling Holding Company, CMS International Operating Company, CMSG Investment Company IV, CMSG Investment Company VI, CMSG Investment Company VIl and HYDRA-CO Enterprises, Inc. included on the equity method of accounting.

CMS GENERATION CO.
Consolidating Balance Sheet - Equity and Liabilities
December 31, 2003
(In Millions)

                                                            CMSG        TES      Genesee   Grayling               Dearborn
                                                 CMS     Filer City  Filer City   Power   Generating     CMSG    Industrial
                                             Generation   Operating      LP        LP         LP      Operating  Generation
                                               Co. (5)     Company    Consol.    Consol.    Consol.    Company      LLC
Capitalization
  Common Stockholders' Equity
    Common stock                              $      -    $      -    $      -    $   -    $     -     $     -     $    -
    Other paid-in-capital                        2,353           1           6       16         11           3        562
    Other comprehensive income (loss)              (84)          -           -        -          -           -          -
    Retained earnings (deficit)                 (1,124)          -          14      (13)        (8)          -       (543)
                                              ---------------------------------------------------------------------------

                                                 1,145           1          20        3          3           3         19

  Long-term debt                                     -           -          12       65         35           -          -
  Long-term debt-related parties                     -           -           -        -          -           -          -
  Non-current capital leases                         -           -           -        -          -           -          -
                                              ---------------------------------------------------------------------------

                                                 1,145           1          32       68         38           3         19
                                              ---------------------------------------------------------------------------

Minority Interests                                   -           -          24        4          8           -          -
                                              ---------------------------------------------------------------------------

Current Liabilities
  Current portion of long-term debt                  -           -           9        2          3           -          -
  Current capital leases                             -           -           -        -          -           -          -
  Notes payable                                    (39)          -           -        2          -           -         22
  Accounts payable                                   8           -           -        2          -           -          4
  Accounts payable-related parties                   4           1           1        3          1           2         17
  Accrued interest                                   -           -           -        3          -           -          -
  Accrued taxes                                   (100)          -           -       (1)         -           1          -
  Other                                              1           -           8        1          1           -         11
                                              ---------------------------------------------------------------------------

                                                  (126)          1          18       12          5           3         54
                                              ---------------------------------------------------------------------------

Non-current Liabilities
  Postretirement benefits                            3           -           -        -          -           2          -
  Other                                              -           -           -        -          2           -         26
                                              ---------------------------------------------------------------------------

                                                     3           -           -        -          2           2         26
                                              ---------------------------------------------------------------------------

Total Stockholders' Equity and Liabilities    $  1,022    $      2    $     74    $  84    $    53     $     8     $   99
                                              ===========================================================================

(Continued on Following Page)

CMS GENERATION CO.
Consolidating Balance Sheet - Equity and Liabilities
December 31, 2003
(In Millions)
(Continued from Previous Page)

                                               Dearborn                Taweelah      CMSG         CMSG          CMSG         CMSG
                                              Generating    Exeter        A2       Michigan       Int'l      Investment   Investment
                                               Operating    Energy    Operating      Power      Operating      Co. IV       Co. VI
                                                  LLC         LP       Company        LLC      Co. Consol.    Consol.       Consol.
Capitalization
  Common Stockholders' Equity
    Common stock                                  $ -       $  -         $ -        $  -          $  -         $   -        $   -
    Other paid-in-capital                           4        (13)          1          75             3            66          115
    Other comprehensive income (loss)               -          -           -           -             -           (11)           -
    Retained earnings (deficit)                     1         30           2         (68)           22           277           45
                                              -----------------------------------------------------------------------------------

                                                    5         17           3           7            25           332          160

  Long-term debt                                    -          -           -           -             -             -            -
  Long-term debt-related parties                    -          -           -           -             -            40            -
  Non-current capital leases                        -          -           -           -             -             -            -
                                              -----------------------------------------------------------------------------------

                                                    5         17           3           7            25           372          160
                                              -----------------------------------------------------------------------------------

Minority Interests                                  -          -           -           -             -             -           12
                                              -----------------------------------------------------------------------------------

Current Liabilities
  Current portion of long-term debt                 -          -           -           -             -             -            -
  Current capital leases                            -          -           -           -             -             -            -
  Notes payable                                     -          -           -           -            12            14            -
  Accounts payable                                  1          -           1           1             -             -            2
  Accounts payable-related parties                  1          1           -           -             2             -            -
  Accrued interest                                  -          -           -           -             -             1            -
  Accrued taxes                                     -          -           -           -             4             -            4
  Other                                             -          -           -           -             1             -            1
                                              -----------------------------------------------------------------------------------

                                                    2          1           1           1            19            15            7
                                              -----------------------------------------------------------------------------------

Non-current Liabilities
  Postretirement benefits                           -          -           -           -             -             -            -
  Other                                             -          -           1           -             1             1            -
                                              -----------------------------------------------------------------------------------

                                                    -          -           1           -             1             1            -
                                              -----------------------------------------------------------------------------------

Total Stockholders' Equity and Liabilities        $ 7       $ 18         $ 5        $  8          $ 45         $ 388        $ 179
                                              ===================================================================================

(Continued on Following Page)

CMS GENERATION CO.
Consolidating Balance Sheet - Equity and Liabilities
December 31, 2003
(In Millions)
(Continued from Previous Page)

                                                    CMSG         CMSG        HYDRA-CO
                                                 Investment      Honey     Enterprises,     CMSG         CMSG          CMSG
                                                   Co. VII       Lake          Inc.      Investment     Altoona     Recycling
                                                   Consol.      Company      Consol.        Co. I       Company      Company
Capitalization
  Common Stockholders' Equity
    Common stock                                   $  -          $ -         $   -          $ -          $ -           $ -
    Other paid-in-capital                            12           10           199            -           (6)            3
    Other comprehensive income (loss)               (15)           -             -            -            -             -
    Retained earnings (deficit)                     (19)          (6)         (156)           -            6            (3)
                                                 -------------------------------------------------------------------------

                                                    (22)           4            43            -            -             -

  Long-term debt                                      -            -             1            -            -             -
  Long-term debt-related parties                     54            -             -            -            -             -
  Non-current capital leases                          -            -             -            -            -             -
                                                 -------------------------------------------------------------------------

                                                     32            4            44            -            -             -
                                                 -------------------------------------------------------------------------

Minority Interests                                    -            -             -            -            -             -
                                                 -------------------------------------------------------------------------

Current Liabilities
  Current portion of long-term debt                   -            -             -            -            -             -
  Current capital leases                              -            -             -            -            -             -
  Notes payable                                       -            -             -            -            -             -
  Accounts payable                                    -            -             -            -            -             -
  Accounts payable-related parties                    -            -             1            -            -             -
  Accrued interest                                    -            -             1            -            -             -
  Accrued taxes                                       -            -             7            -            -             -
  Other                                               -            -             -            -            -             -
                                                 -------------------------------------------------------------------------

                                                      -            -             9            -            -             -
                                                 -------------------------------------------------------------------------

Non-current Liabilities
  Postretirement benefits                             -            -             -            -            -             -
  Other                                               2            -             1            -            -             -
                                                 -------------------------------------------------------------------------

                                                      2            -             1            -            -             -
                                                 -------------------------------------------------------------------------

Total Stockholders' Equity and Liabilities         $ 34          $ 4         $  54          $ -          $ -           $ -
                                                 =========================================================================

(Continued on Following Page)

CMS GENERATION CO.
Consolidating Balance Sheet - Equity and Liabilities
December 31, 2003
(In Millions)
(Continued from Previous Page)

                                                           Inter-         CMS
                                                           company    Generation
                                                           Elimina-       Co.
                                                            tions       Consol.
Capitalization
  Common Stockholders' Equity
    Common stock                                          $     -      $     -
    Other paid-in-capital                                  (1,112)       2,309
    Other comprehensive income (loss)                          26          (84)
    Retained earnings (deficit)                               451       (1,092)
                                                          --------------------

                                                             (635)       1,133

  Long-term debt                                                -          113
  Long-term debt-related parties                              (92)           2
  Non-current capital leases                                    -            -
                                                          --------------------

                                                             (727)       1,248
                                                          --------------------

Minority Interests                                              -           48
                                                          --------------------

Current Liabilities
  Current portion of long-term debt                             -           14
  Current capital leases                                        -            -
  Notes payable                                               (26)         (15)
  Accounts payable                                              -           19
  Accounts payable-related parties                             (6)          28
  Accrued interest                                             (2)           3
  Accrued taxes                                                 5          (80)
  Other                                                         -           24
                                                          --------------------

                                                              (29)          (7)
                                                          --------------------

Non-current Liabilities
  Postretirement benefits                                       -            5
  Other                                                        (1)          33
                                                          --------------------

                                                               (1)          38
                                                          --------------------

Total Stockholders' Equity and Liabilities                $  (757)     $ 1,327
                                                          ====================

(5) Represents CMS Generation Company, CMSG Chateaugay Company and Exeter Management Company consolidated with CMSG Filer City, Inc., CMSG Genesee Company, CMSG Holdings Company, CMSG Grayling Company, CMSG Grayling Holding Company, CMS International Operating Company, CMSG Investment Company IV, CMSG Investment Company VI, CMSG Investment Company VII and HYDRA-CO Enterprises, Inc. included on the equity method of accounting.

TES FILER CITY STATION LP
Consolidating Balance Sheet - Assets
December 31, 2003
(In Millions)

                                                                  TES          Inter-        TES
                                                     CMSG      Filer City     company     Filer City
                                                  Filer City    Station       Elimina-        LP
                                                     Inc.          LP          tions        Consol.
Plant and Property (At Cost)
  Enterprises                                       $  -         $ 95          $  -         $ 95
  Less accumulated depreciation,
    depletion and amortization                         -           32             -           32
                                                  ----------------------------------------------

                                                       -           63             -           63
  Construction work-in-progress                        -            -             -            -
                                                  ----------------------------------------------

                                                       -           63             -           63
                                                  ----------------------------------------------
Investments
  Associated companies                                24            -           (24)           -
  Enterprises                                          -            -             -            -
                                                  ----------------------------------------------

                                                      24            -           (24)           -
                                                  ----------------------------------------------

Current Assets
  Cash and temporary cash investments                  -            1             -            1
  Restricted cash                                      -            -             -            -
  Accounts/notes receivable                            -            -             -            -
  Accounts/notes receivable-related parties            -            6             -            6
  Materials and supplies                               -            4             -            4
  Prepayments and other                                -            -             -            -
                                                  ----------------------------------------------

                                                       -           11             -           11
                                                  ----------------------------------------------

Non-current Assets
  Prepaid pension costs                                -            -             -            -
  Goodwill                                             -            -             -            -
  Notes receivable-related parties                     -            -             -            -
  Notes receivable                                     -            -             -            -
  Deferred income taxes                               (4)           -             -           (4)
  Other                                                -            4             -            4
                                                  ----------------------------------------------

                                                      (4)           4             -            -
                                                  ----------------------------------------------

Total Assets                                        $ 20         $ 78          $(24)        $ 74
                                                  ==============================================

TES FILER CITY STATION LP
Consolidating Balance Sheet - Equity and Liabilities
December 31, 2003
(In Millions)

                                                                  TES          Inter-         TES
                                                     CMSG      Filer City     company     Filer City
                                                  Filer City    Station       Elimina-        LP
                                                     Inc.          LP          tions        Consol.
Capitalization
  Common Stockholders' Equity
    Common stock                                     $  -        $  -         $   -         $  -
    Other paid-in-capital                               6          46           (46)           6
    Other comprehensive income (loss)                   -           -             -            -
    Retained earnings (deficit)                        14           2            (2)          14
                                                  ----------------------------------------------

                                                       20          48           (48)          20

  Long-term debt                                        -          12             -           12
  Long-term debt-related parties                        -           -             -            -
  Non-current capital leases                            -           -             -            -
                                                  ----------------------------------------------

                                                       20          60           (48)          32
                                                  ----------------------------------------------

Minority Interests                                      -           -            24           24
                                                  ----------------------------------------------

Current Liabilities
  Current portion of long-term debt                     -           9             -            9
  Current capital leases                                -           -             -            -
  Notes payable                                         -           -             -            -
  Accounts payable                                      -           -             -            -
  Accounts payable-related parties                      -           1             -            1
  Accrued interest                                      -           -             -            -
  Accrued taxes                                         -           -             -            -
  Other                                                 -           8             -            8
                                                  ----------------------------------------------

                                                        -          18             -           18
                                                  ----------------------------------------------

Non-current Liabilities
  Postretirement benefits                               -           -             -            -
  Other                                                 -           -             -            -
                                                  ----------------------------------------------

                                                        -           -             -            -
                                                  ----------------------------------------------

Total Stockholders' Equity and Liabilities           $ 20        $ 78         $ (24)        $ 74
                                                  ==============================================

GENESEE POWER STATION LP
Consolidating Balance Sheet - Assets
December 31, 2003
(In Millions)

                                                                             Genesee       Inter-       Genesee
                                                    CMSG         CMSG         Power        company       Power
                                                  Genesee      Holdings      Station      Elimina-        LP
                                                  Company      Co. (6)          LP          tions       Consol.
Plant and Property (At Cost)
  Enterprises                                       $ -          $ -          $ 78         $  -         $ 78
  Less accumulated depreciation,
    depletion and amortization                        -            -            16            -           16
                                                  ----------------------------------------------------------

                                                      -            -            62            -           62
  Construction work-in-progress                       -            -             -            -            -
                                                  ----------------------------------------------------------

                                                      -            -            62            -           62
                                                  ----------------------------------------------------------

Investments
  Associated companies                                -            4             -           (4)           -
  Enterprises                                         -            -             -            -            -
                                                  ----------------------------------------------------------

                                                      -            4             -           (4)           -
                                                  ----------------------------------------------------------

Current Assets
  Cash and temporary cash investments                 -            -            13            -           13
  Restricted cash                                     -            -             -            -            -
  Accounts/notes receivable                           -            -             -            -            -
  Accounts/notes receivable-related parties           1            2             3            -            6
  Materials and supplies                              -            -             1            -            1
  Prepayments and other                               -            -             -            -            -
                                                  ----------------------------------------------------------

                                                      1            2            17            -           20
                                                  ----------------------------------------------------------

Non-current Assets
  Prepaid pension costs                               -            -             -            -            -
  Goodwill                                            -            -             -            -            -
  Notes receivable-related parties                    -            -             -            -            -
  Notes receivable                                    -            -             -            -            -
  Deferred income taxes                              (1)          (4)            -            -           (5)
  Other                                               -            -             7            -            7
                                                  ----------------------------------------------------------

                                                     (1)          (4)            7            -            2
                                                  ----------------------------------------------------------

Total Assets                                        $ -          $ 2          $ 86         $ (4)        $ 84
                                                  ==========================================================

(6) Includes GPS Newco LLC.

GENESEE POWER STATION LP
Consolidating Balance Sheet - Equity and Liabilities
December 31, 2003
(In Millions)

                                                                             Genesee       Inter-      Genesee
                                                     CMSG        CMSG         Power        company      Power
                                                   Genesee     Holdings      Station      Elimina-       LP
                                                   Company     Co. (6)          LP          tions      Consol.
Capitalization
  Common Stockholders' Equity
    Common stock                                     $ -        $  -          $  -         $  -         $  -
    Other paid-in-capital                              -          16             8           (8)          16
    Other comprehensive income (loss)                  -           -             -            -            -
    Retained earnings (deficit)                        -         (13)            -            -          (13)
                                                  ----------------------------------------------------------

                                                       -           3             8           (8)           3

  Long-term debt                                       -           -            65            -           65
  Long-term debt-related parties                       -           -             -            -            -
  Non-current capital leases                           -           -             -            -            -
                                                  ----------------------------------------------------------

                                                       -           3            73           (8)          68
                                                  ----------------------------------------------------------

Minority Interests                                     -           -             -            4            4
                                                  ----------------------------------------------------------

Current Liabilities
  Current portion of long-term debt                    -           -             2            -            2
  Current capital leases                               -           -             -            -            -
  Notes payable                                        -           -             2            -            2
  Accounts payable                                     -           -             2            -            2
  Accounts payable-related parties                     -           -             3            -            3
  Accrued interest                                     -           -             3            -            3
  Accrued taxes                                        -          (1)            -            -           (1)
  Other                                                -           -             1            -            1
                                                  ----------------------------------------------------------

                                                       -          (1)           13            -           12
                                                  ----------------------------------------------------------

Non-current Liabilities
  Postretirement benefits                              -           -             -            -            -
  Other                                                -           -             -            -            -
                                                  ----------------------------------------------------------

                                                       -           -             -            -            -
                                                  ----------------------------------------------------------

Total Stockholders' Equity and Liabilities           $ -        $  2          $ 86         $ (4)        $ 84
                                                  ==========================================================

(6) Includes GPS Newco LLC.

GRAYLING GENERATING STATION LP
Consolidating Balance Sheet - Assets
December 31, 2003
(In Millions)

                                                                CMSG        Grayling      Inter-      Grayling
                                                    CMSG      Grayling     Generating     company    Generating
                                                  Grayling    Holdings      Station      Elimina-        LP
                                                  Company     Company          LP          tions       Consol.
Plant and Property (At Cost)
  Enterprises                                       $ -         $ -          $ 67        $   -         $ 67
  Less accumulated depreciation,
    depletion and amortization                        -           -            19            -           19
                                                  ---------------------------------------------------------

                                                      -           -            48            -           48
  Construction work-in-progress                       -           -             -            -            -
                                                  ---------------------------------------------------------

                                                      -           -            48            -           48
                                                  ---------------------------------------------------------

Investments
  Associated companies                                -           9             -           (9)           -
  Enterprises                                         -          (1)            3           (2)           -
                                                  ---------------------------------------------------------

                                                      -           8             3          (11)           -
                                                  ---------------------------------------------------------

Current Assets
  Cash and temporary cash investments                 -           -             1            -            1
  Restricted cash                                     -           -             -            -            -
  Accounts/notes receivable                           -           -             -            -            -
  Accounts/notes receivable-related parties           -           2             3            -            5
  Materials and supplies                              -           -             1            -            1
  Prepayments and other                               -           -             1            -            1
                                                  ---------------------------------------------------------

                                                      -           2             6            -            8
                                                  ---------------------------------------------------------

Non-current Assets
  Prepaid pension costs                               -           -             -            -            -
  Goodwill                                            -           -             -            -            -
  Notes receivable-related parties                    -           -             -            -            -
  Notes receivable                                    -           -             -            -            -
  Deferred income taxes                               -          (7)            -            -           (7)
  Other                                               -           -             4            -            4
                                                  ---------------------------------------------------------

                                                      -          (7)            4            -           (3)
                                                  ---------------------------------------------------------

Total Assets                                        $ -         $ 3          $ 61        $ (11)        $ 53
                                                  =========================================================

GRAYLING GENERATING STATION LP
Consolidating Balance Sheet - Equity and Liabilities
December 31, 2003
(In Millions)

                                                                CMSG        Grayling      Inter-      Grayling
                                                    CMSG      Grayling     Generating     company    Generating
                                                  Grayling    Holdings      Station      Elimina-        LP
                                                  Company     Company          LP          tions       Consol.
Capitalization
  Common Stockholders' Equity
    Common stock                                     $ -        $ -          $  -        $   -         $  -
    Other paid-in-capital                              4          7            18          (18)          11
    Other comprehensive income (loss)                  -          -             -            -            -
    Retained earnings (deficit)                       (4)        (4)            1           (1)          (8)
                                                  ---------------------------------------------------------

                                                       -          3            19          (19)           3

  Long-term debt                                       -          -            35            -           35
  Long-term debt-related parties                       -          -             -            -            -
  Non-current capital leases                           -          -             -            -            -
                                                  ---------------------------------------------------------

                                                       -          3            54          (19)          38
                                                  ---------------------------------------------------------

Minority Interests                                     -          -             -            8            8
                                                  ---------------------------------------------------------

Current Liabilities
  Current portion of long-term debt                    -          -             3            -            3
  Current capital leases                               -          -             -            -            -
  Notes payable                                        -          -             -            -            -
  Accounts payable                                     -          -             -            -            -
  Accounts payable-related parties                     -          -             1            -            1
  Accrued interest                                     -          -             -            -            -
  Accrued taxes                                        -          -             -            -            -
  Other                                                -          -             1            -            1
                                                  ---------------------------------------------------------

                                                       -          -             5            -            5
                                                  ---------------------------------------------------------

Non-current Liabilities
  Postretirement benefits                              -          -             -            -            -
  Other                                                -          -             2            -            2
                                                  ---------------------------------------------------------

                                                       -          -             2            -            2
                                                  ---------------------------------------------------------

Total Stockholders' Equity and Liabilities           $ -        $ 3          $ 61        $ (11)        $ 53
                                                  =========================================================

CMS INT'L OPERATING COMPANY
Consolidating Balance Sheet - Assets
December 31, 2003
(In Millions)

                                                     CMS         CMS                      CMS         CMS        Inter-       CMS
                                                    Int'l         UK         Jorf       Morocco    India O&M    company      Int'l
                                                  Operating   Oper. Pvt.    Lasfar     Oper. Co.   Co. Pvt.     Elimina-   Operating
                                                   Co. (7)     Limited    Aktiebolag      SCA       Limited      tions       Consol.
Plant and Property (At Cost)
  Enterprises                                       $  -        $  -        $  -         $ -         $ -         $  -        $  -
  Less accumulated depreciation,
    depletion and amortization                         -           -           -           -           -            -           -
                                                  -------------------------------------------------------------------------------

                                                       -           -           -           -           -            -           -
  Construction work-in-progress                        -           -           -           -           -            -           -
                                                  -------------------------------------------------------------------------------

                                                       -           -           -           -           -            -           -
                                                  -------------------------------------------------------------------------------

Investments
  Associated companies                                11           8           4           -           -          (23)          -
  Enterprises                                          -           -           -           -           -            -           -
                                                  -------------------------------------------------------------------------------

                                                      11           8           4           -           -          (23)          -
                                                  -------------------------------------------------------------------------------

Current Assets
  Cash and temporary cash investments                  5           -           -           1           1            -           7
  Restricted cash                                      -           -           -           -           -            -           -
  Accounts/notes receivable                            -           -           -           5           -            -           5
  Accounts/notes receivable-related parties           13           4           8           -           -            -          25
  Materials and supplies                               -           -           -           -           -            -           -
  Prepayments and other                                -           -           -           3           1            -           4
                                                  -------------------------------------------------------------------------------

                                                      18           4           8           9           2            -          41
                                                  -------------------------------------------------------------------------------

Non-current Assets
  Prepaid pension costs                                -           -           -           -           -            -           -
  Goodwill                                             -           -           -           -           -            -           -
  Notes receivable-related parties                     4           -           -           -           -            -           4
  Notes receivable                                     -           -           -           -           -            -           -
  Deferred income taxes                                -           -           -           -           -            -           -
  Other                                                -           -           -           -           -            -           -
                                                  -------------------------------------------------------------------------------

                                                       4           -           -           -           -            -           4
                                                  -------------------------------------------------------------------------------

Total Assets                                        $ 33        $ 12        $ 12         $ 9         $ 2         $(23)       $ 45
                                                  ===============================================================================

(7) Represents CMS International Operating Company and CMSG Jorf Lasfar III LDC consolidated.

CMS INT'L OPERATING COMPANY
Consolidating Balance Sheet - Equity and Liabilities
December 31, 2003
(In Millions)

                                                     CMS         CMS                      CMS         CMS        Inter-       CMS
                                                    Int'l         UK         Jorf       Morocco    India O&M    company      Int'l
                                                  Operating   Oper. Pvt.    Lasfar     Oper. Co.   Co. Pvt.     Elimina-   Operating
                                                   Co. (7)     Limited    Aktiebolag      SCA       Limited      tions       Consol.
Capitalization
  Common Stockholders' Equity
    Common stock                                    $  -        $  -        $  -         $ -         $ -         $  -        $  -
    Other paid-in-capital                              3           9          10           -           -          (19)          3
    Other comprehensive income (loss)                  -           -           -           -           -            -           -
    Retained earnings (deficit)                       21          (1)          2           4           -           (4)         22
                                                  -------------------------------------------------------------------------------

                                                      24           8          12           4           -          (23)         25

  Long-term debt                                       -           -           -           -           -            -           -
  Long-term debt-related parties                       -           -           -           -           -            -           -
  Non-current capital leases                           -           -           -           -           -            -           -
                                                  -------------------------------------------------------------------------------

                                                      24           8          12           4           -          (23)         25
                                                  -------------------------------------------------------------------------------

Minority Interests                                     -           -           -           -           -            -           -
                                                  -------------------------------------------------------------------------------

Current Liabilities
  Current portion of long-term debt                    -           -           -           -           -            -           -
  Current capital leases                               -           -           -           -           -            -           -
  Notes payable                                        8           4           -           -           -            -          12
  Accounts payable                                     -           -           -           -           -            -           -
  Accounts payable-related parties                     1           -           -           1           -            -           2
  Accrued interest                                     -           -           -           -           -            -           -
  Accrued taxes                                        -           -           -           3           1            -           4
  Other                                                -           -           -           1           -            -           1
                                                  -------------------------------------------------------------------------------

                                                       9           4           -           5           1            -          19
                                                  -------------------------------------------------------------------------------

Non-current Liabilities
  Postretirement benefits                              -           -           -           -           -            -           -
  Other                                                -           -           -           -           1            -           1
                                                  -------------------------------------------------------------------------------

                                                       -           -           -           -           1            -           1
                                                  -------------------------------------------------------------------------------

Total Stockholders' Equity and Liabilities          $ 33        $ 12        $ 12         $ 9         $ 2         $(23)       $ 45
                                                  ===============================================================================

(7) Represents CMS International Operating Company and CMSG Jorf Lasfar III LDC consolidated.

CMSG INVESTMENT COMPANY IV
Consolidating Balance Sheet - Assets
December 31, 2003
(In Millions)

                                                     CMSG         CMSG          CMSG       Inter-        CMSG
                                                  Investment   Luxembourg    Investment    company    Investment
                                                    Company     II SARL        Co. II     Elimina-      Co. IV
                                                    IV (8)       Consol.       Consol.      tions       Consol.
Plant and Property (At Cost)
  Enterprises                                       $   -       $   -          $  -       $    -        $   -
  Less accumulated depreciation,
    depletion and amortization                          -           -             -            -            -
                                                  -----------------------------------------------------------

                                                        -           -             -            -            -
  Construction work-in-progress                         -           -             -            -            -
                                                  -----------------------------------------------------------

                                                        -           -             -            -            -
                                                  -----------------------------------------------------------

Investments
  Associated companies                                 59           -             -          (59)           -
  Enterprises                                           1         246            10            -          257
                                                  -----------------------------------------------------------

                                                       60         246            10          (59)         257
                                                  -----------------------------------------------------------

Current Assets
  Cash and temporary cash investments                   -           -             -            -            -
  Restricted cash                                       -           -             -            -            -
  Accounts/notes receivable                             -           -             -            -            -
  Accounts/notes receivable-related parties           246          80            35         (311)          50
  Materials and supplies                                -           -             -            -            -
  Prepayments and other                                 -           -             -            -            -
                                                  -----------------------------------------------------------

                                                      246          80            35         (311)          50
                                                  -----------------------------------------------------------

Non-current Assets
  Prepaid pension costs                                 -           -             -            -            -
  Goodwill                                              -           -             -            -            -
  Notes receivable-related parties                     81           -             -            -           81
  Notes receivable                                      -           -             -            -            -
  Deferred income taxes                                 -           -             -            -            -
  Other                                                 -           -             -            -            -
                                                  -----------------------------------------------------------

                                                       81           -             -            -           81
                                                  -----------------------------------------------------------

Total Assets                                        $ 387       $ 326          $ 45       $ (370)       $ 388
                                                  ===========================================================

(8) Represents CMSG Investment Company IV consolidated with CMSG Luxembourg II SARL and CMSG Investment Company II included on the equity method of accounting.

CMSG INVESTMENT COMPANY IV
Consolidating Balance Sheet - Equity and Liabilities
December 31, 2003
(In Millions)

                                                     CMSG         CMSG          CMSG        Inter-        CMSG
                                                  Investment   Luxembourg    Investment     company    Investment
                                                    Company     II SARL        Co. II      Elimina-      Co. IV
                                                    IV (8)       Consol.      Consol.        tions       Consol.
Capitalization
  Common Stockholders' Equity
    Common stock                                    $   -        $   -         $  -        $    -        $   -
    Other paid-in-capital                              66            -            2            (2)          66
    Other comprehensive income (loss)                 (11)         (11)           -            11          (11)
    Retained earnings (deficit)                       277           67            1           (68)         277
                                                  ------------------------------------------------------------

                                                      332           56            3           (59)         332

  Long-term debt                                       40            -            -             -           40
  Long-term debt-related parties                        -            -            -             -            -
  Non-current capital leases                            -            -            -             -            -
                                                  ------------------------------------------------------------

                                                      372           56            3           (59)         372
                                                  ------------------------------------------------------------

Minority Interests                                      -            -            -             -            -
                                                  ------------------------------------------------------------

Current Liabilities
  Current portion of long-term debt                     -            -            -             -            -
  Current capital leases                                -            -            -             -            -
  Notes payable                                        14          260           42          (302)          14
  Accounts payable                                      -            -            -             -            -
  Accounts payable-related parties                      -            -            -             -            -
  Accrued interest                                      1            9            -            (9)           1
  Accrued taxes                                         -            -            -             -            -
  Other                                                 -            -            -             -            -
                                                  ------------------------------------------------------------

                                                       15          269           42          (311)          15
                                                  ------------------------------------------------------------

Non-current Liabilities
  Postretirement benefits                               -            -            -             -            -
  Other                                                 -            1            -             -            1
                                                  ------------------------------------------------------------

                                                        -            1            -             -            1
                                                  ------------------------------------------------------------

Total Stockholders' Equity and Liabilities          $ 387        $ 326         $ 45        $ (370)       $ 388
                                                  ============================================================

(8) Represents CMSG Investment Company IV consolidated with CMSG Luxembourg II SARL and CMSG Investment Company II included on the equity method of accounting.

CMSG LUXEMBOURG II SARL
Consolidating Balance Sheet - Assets
December 31, 2003
(In Millions)

                                                                                         Jorf        Jorf        Inter-      CMSG
                                                     CMSG        CMSG        CMSG       Lasfar      Lasfar      company   Luxembourg
                                                  Luxembourg  Luxembourg  Netherlands  Energlak-  Power Energy  Elimina-   II SARL
                                                   II SARL       SARL         BV       tiebolag    Aktiebolag    tions      Consol.
Plant and Property (At Cost)
  Enterprises                                        $  -        $  -        $  -       $   -       $   -       $    -      $   -
  Less accumulated depreciation,
    depletion and amortization                          -           -           -           -           -            -          -
                                                  -------------------------------------------------------------------------------

                                                        -           -           -           -           -            -          -
  Construction work-in-progress                         -           -           -           -           -            -          -
                                                  -------------------------------------------------------------------------------

                                                        -           -           -           -           -            -          -
                                                  -------------------------------------------------------------------------------

Investments
  Associated companies                                 59          59          27           -           -         (145)         -
  Enterprises                                           -           -           -         128         118            -        246
                                                  -------------------------------------------------------------------------------

                                                       59          59          27         128         118         (145)       246
                                                  -------------------------------------------------------------------------------

Current Assets
  Cash and temporary cash investments                   -           -           -           -           -            -          -
  Restricted cash                                       -           -           -           -           -            -          -
  Accounts/notes receivable                             -           -           -           -           -            -          -
  Accounts/notes receivable-related parties             -           -          32          25          23            -         80
  Materials and supplies                                -           -           -           -           -            -          -
  Prepayments and other                                 -           -           -           -           -            -          -
                                                  -------------------------------------------------------------------------------

                                                        -           -          32          25          23            -         80
                                                  -------------------------------------------------------------------------------

Non-current Assets
  Prepaid pension costs                                 -           -           -           -           -            -          -
  Goodwill                                              -           -           -           -           -            -          -
  Notes receivable-related parties                      -           -           -           -           -            -          -
  Notes receivable                                      -           -           -           -           -            -          -
  Deferred income taxes                                 -           -           -           -           -            -          -
  Other                                                 -           -           -           -           -            -          -
                                                  -------------------------------------------------------------------------------

                                                        -           -           -           -           -            -          -
                                                  -------------------------------------------------------------------------------

Total Assets                                         $ 59        $ 59        $ 59       $ 153       $ 141       $ (145)     $ 326
                                                  ===============================================================================

CMSG LUXEMBOURG II SARL
Consolidating Balance Sheet - Equity and Liabilities
December 31, 2003
(In Millions)

                                                                                         Jorf        Jorf        Inter-      CMSG
                                                     CMSG        CMSG        CMSG       Lasfar      Lasfar      company   Luxembourg
                                                  Luxembourg  Luxembourg  Netherlands  Energlak-  Power Energy  Elimina-   II SARL
                                                   II SARL       SARL         BV       tiebolag    Aktiebolag     tions     Consol.
Capitalization
  Common Stockholders' Equity
    Common stock                                     $  -        $  -        $  -       $   -       $   -       $    -      $   -
    Other paid-in-capital                               -           -           -          23          21          (44)         -
    Other comprehensive income (loss)                 (11)        (11)        (11)         (5)         (5)          32        (11)
    Retained earnings (deficit)                        67          70          70          (4)         (3)        (133)        67
                                                  -------------------------------------------------------------------------------

                                                       56          59          59          14          13         (145)        56

  Long-term debt                                        -           -           -           -           -            -          -
  Long-term debt-related parties                        -           -           -           -           -            -          -
  Non-current capital leases                            -           -           -           -           -            -          -
                                                  -------------------------------------------------------------------------------

                                                       56          59          59          14          13         (145)        56
                                                  -------------------------------------------------------------------------------

Minority Interests                                      -           -           -           -           -            -          -
                                                  -------------------------------------------------------------------------------

Current Liabilities
  Current portion of long-term debt                     -           -           -           -           -            -          -
  Current capital leases                                -           -           -           -           -            -          -
  Notes payable                                         3           -           -         134         123            -        260
  Accounts payable                                      -           -           -           -           -            -          -
  Accounts payable-related parties                      -           -           -           -           -            -          -
  Accrued interest                                      -           -           -           5           4            -          9
  Accrued taxes                                         -           -           -           -           -            -          -
  Other                                                 -           -           -           -           -            -          -
                                                  -------------------------------------------------------------------------------

                                                        3           -           -         139         127            -        269
                                                  -------------------------------------------------------------------------------

Non-current Liabilities
  Postretirement benefits                               -           -           -           -           -            -          -
  Other                                                 -           -           -           -           1            -          1
                                                  -------------------------------------------------------------------------------

                                                        -           -           -           -           1            -          1
                                                  -------------------------------------------------------------------------------

Total Stockholders' Equity and Liabilities           $ 59        $ 59        $ 59       $ 153       $ 141       $ (145)     $ 326
                                                  ===============================================================================

CMSG INVESTMENT CO II
Consolidating Balance Sheet - Assets
December 31, 2003
(In Millions)

                                                     CMSG         CMSG         CMSG                     Inter-         CMSG
                                                  Investment      Jorf         Jorf          Jorf      company      Investment
                                                    Company      Lasfar       Lasfar        Lasfar     Elimina-       Co. II
                                                      II         LDC I        LDC II     Handelsbolag    tions        Consol.

Plant and Property (At Cost)
  Enterprises                                        $  -         $ -           $ -          $ -         $  -          $  -
  Less accumulated depreciation,
    depletion and amortization                          -           -             -            -            -             -
                                                  -------------------------------------------------------------------------

                                                        -           -             -            -            -             -
  Construction work-in-progress                         -           -             -            -            -             -
                                                  -------------------------------------------------------------------------

                                                        -           -             -            -            -             -
                                                  -------------------------------------------------------------------------

Investments
  Associated companies                                  2           1             1            -           (4)            -
  Enterprises                                           -           -             -           10            -            10
                                                  -------------------------------------------------------------------------

                                                        2           1             1           10           (4)           10
                                                  -------------------------------------------------------------------------

Current Assets
  Cash and temporary cash investments                   -           -             -            -            -             -
  Restricted cash                                       -           -             -            -            -             -
  Accounts/notes receivable                             -           -             -            -            -             -
  Accounts/notes receivable-related parties            33           -             -            2            -            35
  Materials and supplies                                -           -             -            -            -             -
  Prepayments and other                                 -           -             -            -            -             -
                                                  -------------------------------------------------------------------------

                                                       33           -             -            2            -            35
                                                  -------------------------------------------------------------------------

Non-current Assets
  Prepaid pension costs                                 -           -             -            -            -             -
  Goodwill                                              -           -             -            -            -             -
  Notes receivable-related parties                      -           -             -            -            -             -
  Notes receivable                                      -           -             -            -            -             -
  Deferred income taxes                                 -           -             -            -            -             -
  Other                                                 -           -             -            -            -             -
                                                  -------------------------------------------------------------------------

                                                        -           -             -            -            -             -
                                                  -------------------------------------------------------------------------

Total Assets                                         $ 35         $ 1           $ 1         $ 12         $ (4)         $ 45
                                                  =========================================================================

CMSG INVESTMENT CO II
Consolidating Balance Sheet - Equity and Liabilities
December 31, 2003
(In Millions)

                                                  CMSG        CMSG         CMSG                     Inter-        CMSG
                                               Investment     Jorf         Jorf        Jorf         company    Investment
                                                Company      Lasfar       Lasfar       Lasfar       Elimina-     Co. II
                                                   II        LDC I        LDC II    Handelsbolag     tions       Consol.
Capitalization
  Common Stockholders' Equity
    Common stock                                  $  -        $  -         $  -         $  -         $  -         $  -
    Other paid-in-capital                            2         (64)          91            6          (33)           2
    Other comprehensive income (loss)                -           -            -           (1)           1            -
    Retained earnings (deficit)                      1          65          (90)          (3)          28            1
                                               -----------------------------------------------------------------------

                                                     3           1            1            2           (4)           3

  Long-term debt                                     -           -            -            -            -            -
  Long-term debt-related parties                     -           -            -            -            -            -
  Non-current capital leases                         -           -            -            -            -            -
                                               -----------------------------------------------------------------------

                                                     3           1            1            2           (4)           3
                                               -----------------------------------------------------------------------

Minority Interests                                   -           -            -            -            -            -
                                               -----------------------------------------------------------------------

Current Liabilities
  Current portion of long-term debt                  -           -            -            -            -            -
  Current capital leases                             -           -            -            -            -            -
  Notes payable                                     32           -            -           10            -           42
  Accounts payable                                   -           -            -            -            -            -
  Accounts payable-related parties                   -           -            -            -            -            -
  Accrued interest                                   -           -            -            -            -            -
  Accrued taxes                                      -           -            -            -            -            -
  Other                                              -           -            -            -            -            -
                                               -----------------------------------------------------------------------

                                                    32           -            -           10            -           42
                                               -----------------------------------------------------------------------
Non-current Liabilities
  Postretirement benefits                            -           -            -            -            -            -
  Other                                              -           -            -            -            -            -
                                               -----------------------------------------------------------------------

Total Stockholders' Equity and Liabilities        $ 35        $  1         $  1         $ 12         $ (4)        $ 45
                                               =======================================================================

CMSG INVESTMENT CO VI
Consolidating Balance Sheet - Assets
December 31, 2003
(In Millions)

                                                    CMSG         CMS          Inter-        CMSG
                                                 Investment    Takoradi      company     Investment
                                                  Company     Invest. Co.    Elimina-      Co. VI
                                                   VI (9)      Consol.        tions        Consol.
Plant and Property (At Cost)
  Enterprises                                      $   -        $   3         $   -         $   3
  Less accumulated depreciation,
    depletion and amortization                         -            -             -             -
                                                 ------------------------------------------------

                                                       -            3             -             3
  Construction work-in-progress                        -            -             -             -
                                                 ------------------------------------------------

                                                       -            3             -             3
                                                 ------------------------------------------------
Investments
  Associated companies                               109            -          (109)            -
  Enterprises                                          -            -             -             -
                                                 ------------------------------------------------

                                                     109            -          (109)            -
                                                 ------------------------------------------------
Current Assets
  Cash and temporary cash investments                  -            1             -             1
  Restricted cash                                      -            -             -             -
  Accounts/notes receivable                            -           18             -            18
  Accounts/notes receivable-related parties            1            -             -             1
  Materials and supplies                               -            7             -             7
  Prepayments and other                                -            1             -             1
                                                 ------------------------------------------------

                                                       1           27             -            28
                                                 ------------------------------------------------

Non-current Assets
  Prepaid pension costs                                -            -             -             -
  Goodwill                                             -            -             -             -
  Notes receivable-related parties                    50            -             -            50
  Notes receivable                                     -          107             -           107
  Deferred income taxes                                -           (9)            -            (9)
  Other                                                -            -             -             -
                                                 ------------------------------------------------
                                                      50           98             -           148
                                                 ------------------------------------------------

Total Assets                                       $ 160        $ 128         $(109)        $ 179
                                                 ================================================

(9) Represents CMSG Investment Company VI with CMSG Takoradi Investment Company included on the equity method of accounting.

CMSG INVESTMENT CO VI
Consolidating Balance Sheet - Equity and Liabilities
December 31, 2003
(In Millions)

                                                  CMSG         CMS           Inter-        CMSG
                                               Investment    Takoradi       company     Investment
                                                Company      Invest. Co.    Elimina-      Co. VI
                                                 VI (9)       Consol.        tions        Consol.
Capitalization
  Common Stockholders' Equity
    Common stock                                  $   -        $   -         $   -         $   -
    Other paid-in-capital                           115           99           (99)          115
    Other comprehensive income (loss)                 -            -             -             -
    Retained earnings (deficit)                      45           10           (10)           45
                                               -------------------------------------------------

                                                    160          109          (109)          160
  Long-term debt                                      -            -             -             -
  Long-term debt-related parties                      -            -             -             -
  Non-current capital leases                          -            -             -             -
                                               -------------------------------------------------

                                                    160          109          (109)          160
                                               -------------------------------------------------

Minority Interests                                    -           12             -            12
                                               -------------------------------------------------

Current Liabilities
  Current portion of long-term debt                   -            -             -             -
  Current capital leases                              -            -             -             -
  Notes payable                                       -            -             -             -
  Accounts payable                                    -            2             -             2
  Accounts payable-related parties                    -            -             -             -
  Accrued interest                                    -            -             -             -
  Accrued taxes                                       -            4             -             4
  Other                                               -            1             -             1
                                               -------------------------------------------------

                                                      -            7             -             7
                                               -------------------------------------------------

Non-current Liabilities
  Postretirement benefits                             -            -             -             -
  Other                                               -            -             -             -
                                               -------------------------------------------------

                                                      -            -             -             -
                                               -------------------------------------------------

Total Stockholders' Equity and Liabilities        $ 160        $ 128         $(109)        $ 179
                                               =================================================

(9) Represents CMSG Investment Company VI with CMSG Takoradi Investment Company included on the equity method of accounting.

CMS TAKORADI INVESTMENT CO.
Consolidating Balance Sheet - Assets
December 31, 2003
(In Millions)

                                                      CMS            CMS                          Inter-            CMS
                                                    Takoradi       Takoradi       Takoradi       company          Takoradi
                                                   Investment     Investment    International    Elimina-        Invest. Co.
                                                     Company      Company II      Company         tions            Consol.
Plant and Property (At Cost)
  Enterprises                                        $   -          $   -          $   3           $   -           $   3
  Less accumulated depreciation,
    depletion and amortization                           -              -              -               -               -
                                                   ---------------------------------------------------------------------

                                                         -              -              3               -               3
  Construction work-in-progress                          -              -              -               -               -
                                                   ---------------------------------------------------------------------

                                                         -              -              3               -               3
                                                   ---------------------------------------------------------------------
Investments
  Associated companies                                 109            109              -            (218)              -
  Enterprises                                            -              -              -               -               -
                                                   ---------------------------------------------------------------------
                                                       109            109              -            (218)              -
                                                   ---------------------------------------------------------------------
Current Assets
  Cash and temporary cash investments                    -              -              1               -               1
  Restricted cash                                        -              -              -               -               -
  Accounts/notes receivable                              -              -             18               -              18
  Accounts/notes receivable-related parties              -              -              -               -               -
  Materials and supplies                                 -              -              7               -               7
  Prepayments and other                                  -              -              1               -               1
                                                   ---------------------------------------------------------------------
                                                         -              -             27               -              27
                                                   ---------------------------------------------------------------------

Non-current Assets
  Prepaid pension costs                                  -              -              -               -               -
  Goodwill                                               -              -              -               -               -
  Notes receivable-related parties                       -              -              -               -               -
  Notes receivable                                       -              -            107               -             107
  Deferred income taxes                                  -              -             (9)              -              (9)
  Other                                                  -              -             95             (95)              -
                                                   ---------------------------------------------------------------------
                                                         -              -            193             (95)             98
                                                   ---------------------------------------------------------------------

Total Assets                                         $ 109          $ 109          $ 223           $(313)          $ 128
                                                   =====================================================================

CMS TAKORADI INVESTMENT CO.
Consolidating Balance Sheet - Equity and Liabilities
December 31, 2003
(In Millions)

                                                     CMS            CMS                           Inter-          CMS
                                                   Takoradi       Takoradi       Takoradi        company        Takoradi
                                                  Investment     Investment    International     Elimina-      Invest. Co.
                                                   Company       Company II      Company          tions          Consol.
Capitalization
  Common Stockholders' Equity
    Common stock                                    $   -          $   -          $   -           $   -           $   -
    Other paid-in-capital                              99             99            110            (209)             99
    Other comprehensive income (loss)                   -              -              -               -               -
    Retained earnings (deficit)                        10             10             11             (21)             10
                                                  ---------------------------------------------------------------------

                                                      109            109            121            (230)            109

  Long-term debt                                        -              -              -               -               -
  Long-term debt-related parties                        -              -              -               -               -
  Non-current capital leases                            -              -              -               -               -
                                                  ---------------------------------------------------------------------

                                                      109            109            121            (230)            109
                                                  ---------------------------------------------------------------------

Minority Interests                                      -              -              -              12              12
                                                  ---------------------------------------------------------------------

Current Liabilities
  Current portion of long-term debt                     -              -              -               -               -
  Current capital leases                                -              -              -               -               -
  Notes payable                                         -              -              -               -               -
  Accounts payable                                      -              -              2               -               2
  Accounts payable-related parties                      -              -              -               -               -
  Accrued interest                                      -              -              -               -               -
  Accrued taxes                                         -              -              4               -               4
  Other                                                 -              -              1               -               1
                                                  ---------------------------------------------------------------------

                                                        -              -              7               -               7
                                                  ---------------------------------------------------------------------
Non-current Liabilities
  Postretirement benefits                               -              -              -               -               -
  Other                                                 -              -             95             (95)              -
                                                  ---------------------------------------------------------------------
                                                        -              -             95             (95)              -
                                                  ---------------------------------------------------------------------
Total Stockholders' Equity and Liabilities          $ 109          $ 109          $ 223           $(313)          $ 128
                                                  =====================================================================

CMSG INVESTMENT CO VII
Consolidating Balance Sheet - Assets
December 31, 2003
(In Millions)

                                                     CMSG                          CMS         Inter-          CMSG
                                                  Investment        CMSG          Jabail       company       Investment
                                                    Company       Taweelah      Investment     Elimina-       Co. VII
                                                     VII          Limited       Company I       tions          Consol.
Plant and Property (At Cost)
  Enterprises                                        $  -           $  -           $ -           $  -           $  -
  Less accumulated depreciation,
    depletion and amortization                          -              -             -              -              -
                                                  ------------------------------------------------------------------

                                                        -              -             -              -              -
  Construction work-in-progress                         -              -             -              -              -
                                                  ------------------------------------------------------------------

                                                        -              -             -              -              -
                                                  ------------------------------------------------------------------
Investments
  Associated companies                                 58              -             -            (58)             -
  Enterprises                                         (26)            60             -              -             34
                                                  ------------------------------------------------------------------

                                                       32             60             -            (58)            34
                                                  ------------------------------------------------------------------

Current Assets
  Cash and temporary cash investments                   -              -             -              -              -
  Restricted cash                                       -              -             -              -              -
  Accounts/notes receivable                             -              -             -              -              -
  Accounts/notes receivable-related parties             -              -             -              -              -
  Materials and supplies                                -              -             -              -              -
  Prepayments and other                                 -              -             -              -              -
                                                  ------------------------------------------------------------------
                                                        -              -             -              -              -
                                                  ------------------------------------------------------------------

Non-current Assets
  Prepaid pension costs                                 -              -             -              -              -
  Goodwill                                              -              -             -              -              -
  Notes receivable-related parties                      -              -             -              -              -
  Notes receivable                                      -              -             -              -              -
  Deferred income taxes                                 -              -             -              -              -
  Other                                                 -              -             -              -              -
                                                  ------------------------------------------------------------------

                                                        -              -             -              -              -
                                                  ------------------------------------------------------------------

Total Assets                                         $ 32           $ 60           $ -           $(58)          $ 34
                                                  ==================================================================

CMSG INVESTMENT CO VII
Consolidating Balance Sheet - Equity and Liabilities
December 31, 2003
(In Millions)

                                                   CMSG                            CMS         Inter-           CMSG
                                                 Investment        CMSG           Jabail       company       Investment
                                                  Company        Taweelah       Investment     Elimina-        Co. VII
                                                    VII           Limited       Company I       tions          Consol.
Capitalization
  Common Stockholders' Equity
    Common stock                                    $  -           $  -            $ -           $  -           $  -
    Other paid-in-capital                             12             74             11            (85)            12
    Other comprehensive income (loss)                (15)             3              -             (3)           (15)
    Retained earnings (deficit)                      (19)           (19)           (11)            30            (19)
                                                 -------------------------------------------------------------------

                                                     (22)            58              -            (58)           (22)

  Long-term debt                                       -              -              -              -              -
  Long-term debt-related parties                      54              -              -              -             54
  Non-current capital leases                           -              -              -              -              -
                                                 -------------------------------------------------------------------

                                                      32             58              -            (58)            32
                                                 -------------------------------------------------------------------

Minority Interests                                     -              -              -              -              -
                                                 -------------------------------------------------------------------
Current Liabilities
  Current portion of long-term debt                    -              -              -              -              -
  Current capital leases                               -              -              -              -              -
  Notes payable                                        -              -              -              -              -
  Accounts payable                                     -              -              -              -              -
  Accounts payable-related parties                     -              -              -              -              -
  Accrued interest                                     -              -              -              -              -
  Accrued taxes                                        -              -              -              -              -
  Other                                                -              -              -              -              -
                                                 -------------------------------------------------------------------

                                                       -              -              -              -              -
                                                 -------------------------------------------------------------------

Non-current Liabilities
  Postretirement benefits                              -              -              -              -              -
  Other                                                -              2              -              -              2
                                                 -------------------------------------------------------------------

                                                       -              2              -              -              2
                                                 -------------------------------------------------------------------

Total Stockholders' Equity and Liabilities          $ 32           $ 60            $ -           $(58)          $ 34
                                                 ===================================================================

HYDRA-CO ENTERPRISES, INC.
Consolidating Balance Sheet - Assets
December 31, 2003
(In Millions)

                                                                   CMSG                        HCE            Inter-     HYDRA-CO
                                                    HYDRA-CO     Operating        CMSG       Rockport        company   Enterprises,
                                                  Enterprises,   Company        Stratton      Diesel,        Elimina-       Inc.
                                                   Inc. (10)        II          Company        Inc.           tions       Consol.
Plant and Property (At Cost)
  Enterprises                                        $  -          $  -           $  -         $  -           $  -        $  -
  Less accumulated depreciation,
    depletion and amortization                          -             -              -            -              -           -
                                                  ----------------------------------------------------------------------------

                                                        -             -              -            -              -           -
  Construction work-in-progress                         -             -              -            -              -           -
                                                  ----------------------------------------------------------------------------

                                                        -             -              -            -              -           -
                                                  ----------------------------------------------------------------------------

Investments
  Associated companies                                 29             -              -            -            (29)          -
  Enterprises                                          13             -              -           28              -          41
                                                  ----------------------------------------------------------------------------
                                                       42             -              -           28            (29)         41
                                                  ----------------------------------------------------------------------------

Current Assets
  Cash and temporary cash investments                   -             -              -            -              -           -
  Restricted cash                                       -             -              -            -              -           -
  Accounts/notes receivable                             -             -              -            -              -           -
  Accounts/notes receivable-related parties             2             2              -            -              -           4
  Materials and supplies                                -             -              -            -              -           -
  Prepayments and other                                 -             -              -            1              -           1
                                                  ----------------------------------------------------------------------------
                                                        2             2              -            1              -           5
                                                  ----------------------------------------------------------------------------

Non-current Assets
  Prepaid pension costs                                 -             2              -            -              -           2
  Goodwill                                              -             1              -            -              -           1
  Notes receivable-related parties                      -             -              -            -              -           -
  Notes receivable                                      -             -              -            -              -           -
  Deferred income taxes                                 8            (1)             1           (3)             -           5
  Other                                                 -             -              -            -              -           -
                                                  ----------------------------------------------------------------------------
                                                        8             2              1           (3)             -           8
                                                  ----------------------------------------------------------------------------

Total Assets                                         $ 52          $  4           $  1         $ 26           $(29)       $ 54
                                                  ============================================================================

(10) Represents HYDRA-CO Enterprises, Inc., HCE Biopower, Inc., HCO-Jamaica, Inc., HCE Jamaica Development, Inc. and New Bern Energy Recovery, Inc. consolidated.

HYDRA-CO ENTERPRISES, INC.
Consolidating Balance Sheet - Equity and Liabilities
December 31, 2003
(In Millions)

                                                             CMSG                    HCE        Inter-     HYDRA-CO
                                               HYDRA-CO   Operating     CMSG       Rockport    company   Enterprises,
                                             Enterprises,  Company    Stratton      Diesel,    Elimina-      Inc.
                                               Inc.(10)      II        Company       Inc.       tions       Consol.
Capitalization
  Common Stockholders' Equity
    Common stock                                $   -       $   -       $   -       $   -       $   -       $   -
    Other paid-in-capital                         199           3          21          20         (44)        199
    Other comprehensive income (loss)               -           -           -           -           -           -
    Retained earnings (deficit)                  (156)         (1)        (20)          6          15        (156)
                                             --------------------------------------------------------------------

                                                   43           2           1          26         (29)         43

  Long-term debt                                    1           -           -           -           -           1
  Long-term debt-related parties                    -           -           -           -           -           -
  Non-current capital leases                        -           -           -           -           -           -
                                             --------------------------------------------------------------------

                                                   44           2           1          26         (29)         44
                                             --------------------------------------------------------------------

Minority Interests                                  -           -           -           -           -           -
                                             --------------------------------------------------------------------

Current Liabilities
  Current portion of long-term debt                 -           -           -           -           -           -
  Current capital leases                            -           -           -           -           -           -
  Notes payable                                     -           -           -           -           -           -
  Accounts payable                                  -           -           -           -           -           -
  Accounts payable-related parties                  -           1           -           -           -           1
  Accrued interest                                  1           -           -           -           -           1
  Accrued taxes                                     6           1           -           -           -           7
  Other                                             -           -           -           -           -           -
                                             --------------------------------------------------------------------

                                                    7           2           -           -           -           9
                                             --------------------------------------------------------------------

Non-current Liabilities
  Postretirement benefits                           -           -           -           -           -           -
  Other                                             1           -           -           -           -           1
                                             --------------------------------------------------------------------
                                                    1           -           -           -           -           1
                                             --------------------------------------------------------------------
Total Stockholders' Equity and Liabilities      $  52       $   4       $   1       $  26       $ (29)      $  54
                                             ====================================================================

(10) Represents HYDRA-CO Enterprises, Inc., HCE Biopower, Inc., HCO-Jamaica, Inc., HCE Jamaica Development, Inc. and New Bern Energy Recovery, Inc. consolidated.

CMS GAS TRANSMISSION COMPANY
Consolidating Balance Sheet - Assets
December 31, 2003
(In Millions)

                                                CMS Gas        CMS                      CMS         CMS       Panhandle      CMS
                                             Transmission     Energy      CMS Gas   Saginaw Bay  Marysville    Eastern      Field
                                               Company      Investment   Argentina    Lateral    Gas Liquids  Pipe Line    Services
                                                (11)        LLC Consol.   Company     Company     Company      Company       Inc.
Plant and Property (At Cost)
  Enterprises                                   $   -         $ 118        $   -        $ -          $ -          $ -        $ -
  Other                                             -             -            -          -            -            -          -
                                             -----------------------------------------------------------------------------------

                                                    -           118            -          -            -            -          -
  Less accumulated depreciation,
    depletion and amortization                      -            43            -          -            -            -          -
                                             -----------------------------------------------------------------------------------

                                                    -            75            -          -            -            -          -
  Construction work-in-progress                     -             -            -          -            -            -          -
                                             -----------------------------------------------------------------------------------

                                                    -            75            -          -            -            -          -
                                             -----------------------------------------------------------------------------------

Investments
  Associated companies                            335             -            -          -            -            -          -
  Enterprises                                       -             -            -          -            -            -          -
                                             -----------------------------------------------------------------------------------

                                                  335             -            -          -            -            -          -
                                             -----------------------------------------------------------------------------------

Current Assets
  Cash and temporary cash investments              (1)            2            1          -            -            -          -
  Accounts/notes receivable                         2             2            -          -            -            -          -
  Accounts/notes receivable-related parties        37            13            -          -            -            -          -
  Gas in underground storage                        2             -            -          -            -            -          -
  Materials and supplies                            -             1            -          -            -            -          -
  Assets held for sale                              4             -            -          -            -            -          -
  Prepayments and other                             -             1            -          -            -            -          -
                                             -----------------------------------------------------------------------------------

                                                   44            19            1          -            -            -          -
                                             -----------------------------------------------------------------------------------

Non-current Assets
  Prepaid pension costs                            (8)            1            -          -            -            -          -
  Notes receivable-related parties                 14             -            8          -            -            -          -
  Notes receivable                                  -            18            -          -            -            -          -
  Deferred income taxes                            84             -            -          -            -            -          -
  Other                                             8             -            -          -            -            -          -
                                             -----------------------------------------------------------------------------------

                                                   98            19            8          -            -            -          -
                                             -----------------------------------------------------------------------------------

Total Assets                                    $ 477         $ 113        $   9        $ -          $ -          $ -        $ -
                                             ===================================================================================


(Continued on Following Page)

CMS GAS TRANSMISSION COMPANY
Consolidating Balance Sheet - Assets
December 31, 2003
(In Millions)
(Continued from Previous Page)

                                                    Inter-          CMS Gas
                                                    company       Transmission
                                                    Elimina-        Company
                                                     tions          Consol.
Plant and Property (At Cost)
  Enterprises                                        $   -           $ 118
  Other                                                  -               -
                                                    ----------------------

                                                         -             118
  Less accumulated depreciation,
    depletion and amortization                           -              43
                                                    ----------------------

                                                         -              75
  Construction work-in-progress                          -               -
                                                    ----------------------

                                                         -              75
                                                    ----------------------
Investments
  Associated companies                                 (85)            250
  Enterprises                                            -               -
                                                    ----------------------

                                                       (85)            250
                                                    ----------------------

Current Assets
  Cash and temporary cash investments                    -               2
  Accounts/notes receivable                              -               4
  Accounts/notes receivable-related parties              -              50
  Gas in underground storage                             -               2
  Materials and supplies                                 -               1
  Assets held for sale                                   -               4
  Prepayments and other                                  -               1
                                                    ----------------------

                                                         -              64
                                                    ----------------------

Non-current Assets
  Prepaid pension costs                                  -              (7)
  Notes receivable-related parties                       -              22
  Notes receivable                                       -              18
  Deferred income taxes                                 88             172
  Other                                                  -               8
                                                    ----------------------

                                                        88             213
                                                    ----------------------

Total Assets                                         $   3           $ 602
                                                    ======================

(11) Represents CMS Gas Transmission Company with CMS Energy Investment LLC included on the equity method of accounting.

CMS GAS TRANSMISSION COMPANY
Consolidating Balance Sheet - Equity and Liabilities
December 31, 2003
(In Millions)

                                                 CMS Gas       CMS                     CMS          CMS       Panhandle     CMS
                                              Transmission    Energy      CMS Gas   Saginaw Bay  Marysville    Eastern     Field
                                                 Company    Investment   Argentina    Lateral    Gas Liquids  Pipe Line    Services
                                                   (11)     LLC Consol.   Company     Company    Company (12) Company (12) Inc. (12)
Capitalization
  Common Stockholders' Equity
    Common stock                                 $     -      $     -     $     4     $     -        $ -         $ -          $ -
    Other paid-in-capital                          1,333          222         165           8          -           -            -
    Other comprehensive income (loss)               (251)        (145)       (212)          -          -           -            -
    Retained earnings (deficit)                     (672)           -          51          (8)         -           -            -
                                              -----------------------------------------------------------------------------------

                                                     410           77           8           -          -           -            -

  Preferred stock                                      -           11           -           -          -           -            -
  Long-term debt                                       -            2           -           -          -           -            -
  Non-current capital leases                           -            -           -           -          -           -            -
                                              -----------------------------------------------------------------------------------

                                                     410           90           8           -          -           -            -
                                              -----------------------------------------------------------------------------------

Minority Interests                                     -            3           -           -          -           -            -
                                              -----------------------------------------------------------------------------------

Current Liabilities
  Current portion of long-term debt                    -            -           -           -          -           -            -
  Current capital leases                               -            -           -           -          -           -            -
  Notes payable                                        2            -           -           -          -           -            -
  Accounts payable                                     2            1           -           -          -           -            -
  Accounts payable-related parties                     1            3           1           -          -           -            -
  Accrued interest                                     -            -           -           -          -           -            -
  Accrued taxes                                       29            -           -           -          -           -            -
  Other                                               14            -           -           -          -           -            -
                                              -----------------------------------------------------------------------------------

                                                      48            4           1           -          -           -            -
                                              -----------------------------------------------------------------------------------

Non-current Liabilities
  Postretirement benefits                             17            -           -           -          -           -            -
  Asset retirement obligation                          -            1           -           -          -           -            -
  Other                                                2           15           -           -          -           -            -
                                              -----------------------------------------------------------------------------------

                                                      19           16           -           -          -           -            -
                                              -----------------------------------------------------------------------------------

Total Stockholders' Equity and Liabilities       $   477      $   113     $     9         $ -        $ -         $ -          $ -
                                              ===================================================================================

(Continued on Following Page)

CMS GAS TRANSMISSION COMPANY
Consolidating Balance Sheet - Equity and Liabilities
December 31, 2003
(In Millions)
(Continued from Previous Page)

                                                    Inter-            CMS Gas
                                                    company        Transmission
                                                    Elimina-          Company
                                                     tions            Consol.
Capitalization
  Common Stockholders' Equity
    Common stock                                    $    (4)          $     -
    Other paid-in-capital                              (395)            1,333
    Other comprehensive income (loss)                   357              (251)
    Retained earnings (deficit)                         (43)             (672)
                                                    -------------------------

                                                        (85)              410

  Preferred stock                                         -                11
  Long-term debt                                          -                 2
  Non-current capital leases                              -                 -
                                                    -------------------------

                                                        (85)              423
                                                    -------------------------

Minority Interests                                        -                 3
                                                    -------------------------
Current Liabilities
  Current portion of long-term debt                       -                 -
  Current capital leases                                  -                 -
  Notes payable                                           -                 2
  Accounts payable                                        -                 3
  Accounts payable-related parties                        -                 5
  Accrued interest                                        -                 -
  Accrued taxes                                          88               117
  Other                                                   -                14
                                                    -------------------------

                                                         88               141
                                                    -------------------------

Non-current Liabilities
  Postretirement benefits                                 -                17
  Asset retirement obligation                             -                 1
  Other                                                   -                17
                                                    -------------------------

                                                          -                35
                                                    -------------------------

Total Stockholders' Equity and Liabilities          $     3           $   602
                                                    =========================

(11) Represents CMS Gas Transmission Company with CMS Energy Investment LLC included on the equity method of accounting.

(12) Sold in 2003. Generated partial year earnings (see Consolidating Statement of Income).

CMS ENERGY INVESTMENT LLC
Consolidating Balance Sheet - Assets
December 31, 2003
(In Millions)

                                                   CMS      Loy Yang     CMSG       CMS        CMS        CMS
                                                 Energy     Holdings  Investment   Antrim     Grand     Bay Area     CMS
                                               Investment   No. 1-4    Company I    Gas       Lacs      Pipeline   Jackson
                                                LLC (13)      LLC       Consol.     LLC        LLC        LLC        LLC
Plant and Property (At Cost)
  Enterprises                                      $ -        $ -        $ -        $55        $29        $24        $10
  Other                                              -          -          -          -          -          -          -
                                                ------------------------------------------------------------------------

                                                     -          -          -         55         29         24         10

  Less accumulated depreciation,
    depletion and amortization                       -          -          -         23         12          5          3
                                                ------------------------------------------------------------------------

                                                     -          -          -         32         17         19          7
  Construction work-in-progress                      -          -          -          -          -          -          -
                                                ------------------------------------------------------------------------

                                                     -          -          -         32         17         19          7
                                                ------------------------------------------------------------------------

Investments
  Associated companies                              88         12          -          -          -          -          -
  Enterprises                                        -          -          -          -          -          -          -
                                                ------------------------------------------------------------------------

                                                    88         12          -          -          -          -          -
                                                ------------------------------------------------------------------------

Current Assets
  Cash and temporary cash investments                1          -          -          -          -          -          1
  Accounts/notes receivable                          -          -          -          1          -          -          -
  Accounts/notes receivable-related parties          -          -         12          1          -          1          -
  Gas in underground storage                         -          -          -          -          -          -          -
  Materials and supplies                             -          -          -          1          -          -          -
  Assets held for sale                               -          -          -          -          -          -          -
  Prepayments and other                              -          -          -          -          1          -          -
                                                ------------------------------------------------------------------------

                                                     1          -         12          3          1          1          1
                                                ------------------------------------------------------------------------

Non-current Assets
  Prepaid pension costs                              -          -          -          1          -          -          -
  Notes receivable-related parties                   -          -          -          -          -          -          -
  Notes receivable                                   -          -          -          -          -          -          -
  Deferred income taxes                              -          -          -          -          -          -          -
  Other                                              -          -          -          -          -          -          -
                                                ------------------------------------------------------------------------

                                                     -          -          -          1          -          -          -
                                                ------------------------------------------------------------------------

Total Assets                                       $89        $12        $12        $36        $18        $20        $ 8
                                                ========================================================================

(Continued on Following Page)

CMS ENERGY INVESTMENT LLC
Consolidating Balance Sheet - Assets
December 31, 2003
(In Millions)
(Continued from Previous Page)

                                                                 Inter-         CMS
                                                    CMS          company       Energy
                                                 Litchfield     Elimina-     Investment
                                                    LLC          tions       LLC Consol.
Plant and Property (At Cost)
  Enterprises                                      $   -         $   -         $ 118
  Other                                                -             -             -
                                                 -----------------------------------

                                                       -             -           118
  Less accumulated depreciation,
    depletion and amortization                         -             -            43
                                                 -----------------------------------

                                                       -             -            75
  Construction work-in-progress                        -             -             -
                                                 -----------------------------------

                                                       -             -            75
                                                 -----------------------------------

Investments
  Associated companies                                 -          (100)            -
  Enterprises                                          -             -             -
                                                 -----------------------------------

                                                       -          (100)            -
                                                 -----------------------------------

Current Assets
  Cash and temporary cash investments                  -             -             2
  Accounts/notes receivable                            1             -             2
  Accounts/notes receivable-related parties            -            (1)           13
  Gas in underground storage                           -             -             -
  Materials and supplies                               -             -             1
  Assets held for sale                                 -             -             -
  Prepayments and other                                -             -             1
                                                 -----------------------------------

                                                       1            (1)           19
                                                 -----------------------------------

Non-current Assets
  Prepaid pension costs                                -             -             1
  Notes receivable-related parties                     -             -             -
  Notes receivable                                    18             -            18
  Deferred income taxes                                -             -             -
  Other                                                -             -             -
                                                 -----------------------------------

                                                      18             -            19
                                                 -----------------------------------

Total Assets                                       $  19         $(101)        $ 113
                                                 ===================================

(13) Represents CMS Energy Investment LLC with CMSG Investment Company I included on the equity method of accounting.

CMS ENERGY INVESTMENT LLC
Consolidating Balance Sheet - Equity and Liabilities
December 31, 2003
(In Millions)

                                                   CMS         Loy Yang       CMSG           CMS      CMS          CMS
                                                 Energy        Holdings     Investment      Antrim   Grand       Bay Area     CMS
                                               Investment      No. 1-4      Company I        Gas      Lacs       Pipeline   Jackson
                                                 LLC (13)        LLC          Consol.        LLC      LLC           LLC       LLC
Capitalization
  Common Stockholders' Equity
    Common stock                                  $   -         $   -         $   -         $   -    $   -         $   -     $   -
    Other paid-in-capital                           222           180           340            33       32            27         5
    Other comprehensive income (loss)              (145)         (168)         (169)            -        -             -         -
    Retained earnings (deficit)                       -             -          (159)            -      (14)           (8)       (1)
                                               -----------------------------------------------------------------------------------

                                                     77            12            12            33       18            19         4

  Preferred stock                                    11             -             -             -        -             -         -
  Long-term debt                                      -             -             -             -        -             -         2
  Non-current capital leases                          -             -             -             -        -             -         -
                                               -----------------------------------------------------------------------------------

                                                     88            12            12            33       18            19         6
                                               -----------------------------------------------------------------------------------

Minority Interests                                    -             -             -             -        -             -         1
                                               -----------------------------------------------------------------------------------

Current Liabilities
  Current portion of long-term debt                   -             -             -             -        -             -         -
  Current capital leases                              -             -             -             -        -             -         -
  Notes payable                                       1             -             -             -        -             -         -
  Accounts payable                                    -             -             -             1        -             -         -
  Accounts payable-related parties                    -             -             -             1        -             1         1
  Accrued interest                                    -             -             -             -        -             -         -
  Accrued taxes                                       -             -             -             -        -             -         -
  Other                                               -             -             -             -        -             -         -
                                               -----------------------------------------------------------------------------------

                                                      1             -             -             2        -             1         1
                                               -----------------------------------------------------------------------------------

Non-current Liabilities
  Postretirement benefits                             -             -             -             -        -             -         -
  Asset retirement obligation                         -             -             -             1        -             -         -
  Other                                               -             -             -             -        -             -         -
                                               -----------------------------------------------------------------------------------

                                                      -             -             -             1        -             -         -
                                               -----------------------------------------------------------------------------------

Total Stockholders' Equity and Liabilities        $  89         $  12         $  12         $  36    $  18         $  20     $   8
                                               ===================================================================================

(Continued on Following Page)

CMS ENERGY INVESTMENT LLC
Consolidating Balance Sheet - Equity and Liabilities
December 31, 2003
(In Millions)
(Continued from Previous Page)

                                                                Inter-         CMS
                                                  CMS          company        Energy
                                               Litchfield      Elimina-     Investment
                                                  LLC           tions       LLC Consol.
Capitalization
  Common Stockholders' Equity
    Common stock                                  $   -         $   -         $   -
    Other paid-in-capital                             4          (621)          222
    Other comprehensive income (loss)                 -           337          (145)
    Retained earnings (deficit)                       -           182             -
                                                -----------------------------------

                                                      4          (102)           77

  Preferred stock                                     -             -            11
  Long-term debt                                      -             -             2
  Non-current capital leases                          -             -             -
                                                -----------------------------------

                                                      4          (102)           90
                                                -----------------------------------

Minority Interests                                    -             2             3
                                                -----------------------------------

Current Liabilities
  Current portion of long-term debt                   -             -             -
  Current capital leases                              -             -             -
  Notes payable                                       -            (1)            -
  Accounts payable                                    -             -             1
  Accounts payable-related parties                    -             -             3
  Accrued interest                                    -             -             -
  Accrued taxes                                       -             -             -
  Other                                               -             -             -
                                                -----------------------------------

                                                      -            (1)            4
                                                -----------------------------------

Non-current Liabilities
  Postretirement benefits                             -             -             -
  Asset retirement obligation                         -             -             1
  Other                                              15             -            15
                                                -----------------------------------

                                                     15             -            16
                                                -----------------------------------

Total Stockholders' Equity and Liabilities        $  19         $(101)        $ 113
                                                ===================================

(13) Represents CMS Energy Investment LLC with CMSG Investment Company I included on the equity method of accounting.

CMSG INVESTMENT COMPANY I
Consolidating Balance Sheet - Assets
December 31, 2003
(In Millions)

                                                    CMSG         CMSG         Inter-         CMSG
                                                 Investment    Loy Yang       company     Investment
                                                  Company    Holdings 1-2    Elimina-     Company I
                                                   I (14)     ltd. Consol.     tions        Consol.
Plant and Property (At Cost)
  Enterprises                                      $   -         $   -         $   -         $   -
  Other                                                -             -             -             -
                                                 -------------------------------------------------

                                                       -             -             -             -
  Less accumulated depreciation,
    depletion and amortization                         -             -             -             -
                                                 -------------------------------------------------

                                                       -             -             -             -
  Construction work-in-progress                        -             -             -             -
                                                 -------------------------------------------------

                                                       -             -             -             -
                                                 -------------------------------------------------
Investments
  Associated companies                              (288)            -           288             -
  Enterprises                                          -             -             -             -
                                                 -------------------------------------------------

                                                    (288)            -           288             -
                                                 -------------------------------------------------

Current Assets
  Cash and temporary cash investments                  -             -             -             -
  Accounts/notes receivable                            -             -             -             -
  Accounts/notes receivable-related parties          300            11          (299)           12
  Gas in underground storage                           -             -             -             -
  Materials and supplies                               -             -             -             -
  Assets held for sale                                 -             -             -             -
  Prepayments and other                                -             -             -             -
                                                 -------------------------------------------------

                                                     300            11          (299)           12
                                                 -------------------------------------------------

Non-current Assets
  Prepaid pension costs                                -             -             -             -
  Notes receivable-related parties                     -             -             -             -
  Notes receivable                                     -             -             -             -
  Deferred income taxes                                -             -             -             -
  Other                                                -             -             -             -
                                                 -------------------------------------------------

                                                       -             -             -             -
                                                 -------------------------------------------------

Total Assets                                       $  12         $  11         $ (11)        $  12
                                                 =================================================

(14) Represents CMSG Investment Company I with CMSG Loy Yang Holdings 1 and 2 Ltd. included on the equity method of accounting.

CMSG INVESTMENT COMPANY I
Consolidating Balance Sheet - Equity and Liabilities
December 31, 2003
(In Millions)

                                                  CMSG          CMSG          Inter-        CMSG
                                                Investment    Loy Yang       company     Investment
                                                 Company     Holdings 1-2    Elimina-     Company I
                                                  I (14)     ltd. Consol.     tions        Consol.
Capitalization
  Common Stockholders' Equity
    Common stock                                  $   -         $   -         $   -         $   -
    Other paid-in-capital                           340           300          (300)          340
    Other comprehensive income (loss)              (169)         (152)          152          (169)
    Retained earnings (deficit)                    (159)         (436)          436          (159)
                                                -------------------------------------------------

                                                     12          (288)          288            12

  Preferred stock                                     -             -             -             -
  Long-term debt                                      -             -             -             -
  Non-current capital leases                          -             -             -             -
                                                -------------------------------------------------

                                                     12          (288)          288            12
                                                -------------------------------------------------

Minority Interests                                    -             -             -             -
                                                -------------------------------------------------

Current Liabilities
  Current portion of long-term debt                   -             -             -             -
  Current capital leases                              -             -             -             -
  Notes payable                                       -           299          (299)            -
  Accounts payable                                    -             -             -             -
  Accounts payable-related parties                    -             -             -             -
  Accrued interest                                    -             -             -             -
  Accrued taxes                                       -             -             -             -
  Other                                               -             -             -             -
                                                -------------------------------------------------

                                                      -           299          (299)            -
                                                -------------------------------------------------

Non-current Liabilities
  Postretirement benefits                             -             -             -             -
  Asset retirement obligation                         -             -             -             -
  Other                                               -             -             -             -
                                                -------------------------------------------------

                                                      -             -             -             -
                                                -------------------------------------------------

Total Stockholders' Equity and Liabilities        $  12         $  11         $ (11)        $  12
                                                =================================================

(14) Represents CMSG Investment Company I with CMSG Loy Yang Holdings 1 and 2 Ltd. included on the equity method of accounting.

CMSG LOY YANG HOLD 1-2 LTD.
Consolidating Balance Sheet - Assets
December 31, 2003
(In Millions)

                                                    CMSG        Horizon        CMSG          CMSG         Inter-       CMSG
                                                  Loy Yang      Energy        Loy Yang      Horizon      company     Loy Yang
                                                  Holdings      Holdings      Holdings      Energy       Elimina-   Holdings 1-2
                                                   1 Ltd.         Ltd.         2 Ltd.     Holding Ltd.    tions     ltd. Consol.
Plant and Property (At Cost)
  Enterprises                                      $   -         $   -         $   -         $   -        $   -        $   -
  Other                                                -             -             -             -            -            -
                                                  --------------------------------------------------------------------------

                                                       -             -             -             -            -            -
  Less accumulated depreciation,
    depletion and amortization                         -             -             -             -            -            -
                                                  --------------------------------------------------------------------------

                                                       -             -             -             -            -            -
  Construction work-in-progress                        -             -             -             -            -            -
                                                  --------------------------------------------------------------------------

                                                       -             -             -             -            -            -
                                                  --------------------------------------------------------------------------

Investments
  Associated companies                              (149)            -          (139)            -          288            -
  Enterprises                                          -             -             -             -            -            -
                                                  --------------------------------------------------------------------------

                                                    (149)            -          (139)            -          288            -
                                                  --------------------------------------------------------------------------

Current Assets
  Cash and temporary cash investments                  -             -             -             -            -            -
  Accounts/notes receivable                            -             -             -             -            -            -
  Accounts/notes receivable-related parties            -             -             -            11            -           11
  Gas in underground storage                           -             -             -             -            -            -
  Materials and supplies                               -             -             -             -            -            -
  Assets held for sale                                 -             -             -             -            -            -
  Prepayments and other                                -             -             -             -            -            -
                                                  --------------------------------------------------------------------------

                                                       -             -             -            11            -           11
                                                  --------------------------------------------------------------------------

Non-current Assets
  Prepaid pension costs                                -             -             -             -            -            -
  Notes receivable-related parties                     -             -             -             -            -            -
  Notes receivable                                     -             -             -             -            -            -
  Deferred income taxes                                -             -             -             -            -            -
  Other                                                -             -             -             -            -            -
                                                  --------------------------------------------------------------------------

                                                       -             -             -             -            -            -
                                                  --------------------------------------------------------------------------

Total Assets                                       $(149)          $ -         $(139)        $  11        $ 288        $  11
                                                 ===========================================================================

CMSG LOY YANG HOLD 1-2 LTD.
Consolidating Balance Sheet - Equity and Liabilities
December 31, 2003
(In Millions)

                                                   CMSG        Horizon         CMSG         CMSG          Inter-       CMSG
                                                 Loy Yang      Energy        Loy Yang      Horizon       company      Loy Yang
                                                 Holdings     Holdings       Holdings       Energy       Elimina-   Holdings 1-2
                                                  1 Ltd.        Ltd.          2 Ltd.      Holding Ltd.    tions      ltd. Consol.
Capitalization
  Common Stockholders' Equity
    Common stock                                  $   -         $   -         $   -         $   -         $   -         $   -
    Other paid-in-capital                           143           143           157           157          (300)          300
    Other comprehensive income (loss)               (76)          (76)          (76)          (76)          152          (152)
    Retained earnings (deficit)                    (216)         (216)         (220)         (220)          436          (436)
                                                 ----------------------------------------------------------------------------

                                                   (149)         (149)         (139)         (139)          288          (288)

  Preferred stock                                     -             -             -             -             -             -
  Long-term debt                                      -             -             -             -             -             -
  Non-current capital leases                          -             -             -             -             -             -
                                                 ----------------------------------------------------------------------------

                                                   (149)         (149)         (139)         (139)          288          (288)
                                                 ----------------------------------------------------------------------------

Minority Interests                                    -             -             -             -             -             -
                                                 ----------------------------------------------------------------------------

Current Liabilities
  Current portion of long-term debt                   -             -             -             -             -             -
  Current capital leases                              -             -             -             -             -             -
  Notes payable                                       -           149             -           150             -           299
  Accounts payable                                    -             -             -             -             -             -
  Accounts payable-related parties                    -             -             -             -             -             -
  Accrued interest                                    -             -             -             -             -             -
  Accrued taxes                                       -             -             -             -             -             -
  Other                                               -             -             -             -             -             -
                                                 ----------------------------------------------------------------------------

                                                      -           149             -           150             -           299
                                                 ----------------------------------------------------------------------------

Non-current Liabilities
  Postretirement benefits                             -             -             -             -             -             -
  Asset retirement obligation                         -             -             -             -             -             -
  Other                                               -             -             -             -             -             -
                                                 ----------------------------------------------------------------------------

                                                      -             -             -             -             -             -
                                                 ----------------------------------------------------------------------------

Total Stockholders' Equity and Liabilities        $(149)          $ -         $(139)        $  11         $ 288         $  11
                                                 ============================================================================

CMS INT'L VENTURES LLC
Consolidating Balance Sheet - Assets
December 31, 2003
(In Millions)

                                                                 CMS          CMSG         CMS         Western
                                                    CMS       Operating      Invest.   Electric & Gas Australia        CMSG
                                              Int'l Ventures     SRL         Co. III        LLC        GT Co. I       Invest.
                                                  LLC (15)      Consol.      Consol.      Consol.       Consol.        Co. V
Plant and Property (At Cost)
  Enterprises                                      $   -        $ 109         $   -        $ 241        $   -         $   -
  Other                                                -            -             -            -            -             -
                                              -----------------------------------------------------------------------------

                                                       -          109             -          241            -             -
  Less accumulated depreciation,
    depletion and amortization                         -           35             -          200            -             -
                                              -----------------------------------------------------------------------------

                                                       -           74             -           41            -             -
  Construction work-in-progress                        -            -             -           13            -             -
                                              -----------------------------------------------------------------------------

                                                       -           74             -           54            -             -
                                              -----------------------------------------------------------------------------

Investments
  Associated companies                               641            -             -            -            -            63
  Enterprises                                          -            8            71           14          248            23
                                              -----------------------------------------------------------------------------

                                                     641            8            71           14          248            86
                                              -----------------------------------------------------------------------------

Current Assets
  Cash and temporary cash investments                  -           21             4           13            6             -
  Accounts/notes receivable                            -           19             1           28            -             -
  Accounts/notes receivable-related parties           38            -             8            5            1             5
  Materials and supplies                               -            6             -            6            -             -
  Assets held for sale                                 -            -             -            -           13             -
  Prepayments and other                                -            1             1           16            -             -
                                              -----------------------------------------------------------------------------

                                                      38           47            14           68           20             5
                                              -----------------------------------------------------------------------------

Non-current Assets
  Assets held for sale                                 -            -             -            -            2             -
  Prepaid pension costs                                -            -             -            -            -             -
  Goodwill                                             -            -             5           19            -             -
  Notes receivable-related parties                    19            -             7            -           60             -
  Notes receivable                                     -            -             -            -            -             -
  Deferred income taxes                                -           (8)            -           14           (5)            -
  Other                                                -           21             2            7            1             -
                                              -----------------------------------------------------------------------------

                                                      19           13            14           40           58             -
                                              -----------------------------------------------------------------------------

Total Assets                                       $ 698        $ 142         $  99        $ 176        $ 326         $  91
                                              =============================================================================

(Continued on Following Page)

CMS INT'L VENTURES LLC
Consolidating Balance Sheet - Assets
December 31, 2003
(In Millions)
(Continued from Previous Page)

                                                    CMS           Inter-      CMS Int'l
                                               Int'l Ventures    company      Ventures
                                                    LLC          Elimina-       LLC
                                                   Branch         tions        Consol.
Plant and Property (At Cost)
  Enterprises                                      $   -         $   -         $ 350
  Other                                                -             -             -
                                               -------------------------------------

                                                       -             -           350
  Less accumulated depreciation,
    depletion and amortization                         -             -           235
                                               -------------------------------------

                                                       -             -           115
  Construction work-in-progress                        -             -            13
                                               -------------------------------------

                                                       -             -           128
                                               -------------------------------------

Investments
  Associated companies                                 -          (704)            -
  Enterprises                                          -             -           364
                                               -------------------------------------

                                                       -          (704)          364
                                               -------------------------------------

Current Assets
  Cash and temporary cash investments                  -             -            44
  Accounts/notes receivable                            -             -            48
  Accounts/notes receivable-related parties            -           (29)           28
  Materials and supplies                               -             -            12
  Assets held for sale                                 -             -            13
  Prepayments and other                                -             -            18
                                               -------------------------------------

                                                       -           (29)          163
                                               -------------------------------------

Non-current Assets
  Assets held for sale                                 -             -             2
  Prepaid pension costs                                -             -             -
  Goodwill                                             -             -            24
  Notes receivable-related parties                     -             -            86
  Notes receivable                                     -             -             -
  Deferred income taxes                                -             -             1
  Other                                               42             -            73
                                               -------------------------------------

                                                      42             -           186
                                               -------------------------------------

Total Assets                                       $  42         $(733)        $ 841
                                               =====================================

(15) Represents CMS International Ventures LLC and CMS Generation SRL consolidated with CMS Operating SRL, CMSG Investment Company III, CMS Electric & Gas LLC and Western Australia GT Company I included on the equity method of accounting.

CMS INT'L VENTURES LLC
Consolidating Balance Sheet - Equity and Liabilities
December 31, 2003
(In Millions)

                                                                 CMS       CMSG           CMS         Western
                                                   CMS        Operating   Invest.    Electric & Gas  Australia    CMSG       CMS
                                              Int'l Ventures     SRL      Co. III         LLC        GT Co. I    Invest. Generation
                                                  LLC (15)      Consol.    Consol.      Consol.       Consol.     Co. V      SRL
Capitalization
  Common Stockholders' Equity
    Common stock                                  $   -         $  35      $   -         $   -         $ 236     $   -      $   -
    Other paid-in-capital                           945           213         80           458             5        84         42
    Other comprehensive income (loss)              (270)         (173)        (4)          (92)           10         -        (11)
    Retained earnings (deficit)                       2            (3)        16          (258)          (15)        7        (31)
                                              -----------------------------------------------------------------------------------

                                                    677            72         92           108           236        91          -

  Long-term debt                                      -            33          -             4             -         -          -
  Long-term debt-related parties                     18             -          -             -             -         -          -
  Non-current capital leases                          -             -          -             -             -         -          -
                                              -----------------------------------------------------------------------------------

                                                    695           105         92           112           236        91          -
                                              -----------------------------------------------------------------------------------

Minority Interests                                    -             -          -            13            63         -          -
                                              -----------------------------------------------------------------------------------

Current Liabilities
  Current portion of long-term debt                   -             6          -             3             -         -          -
  Current capital leases                              -             -          -             -             -         -          -
  Notes payable                                       -             -          7             -            20         -          -
  Accounts payable                                    1            12          -            14             1         -          -
  Accounts payable-related parties                    -             9          -             1             -         -          -
  Accrued interest                                    -             1          -             -             -         -          -
  Accrued taxes                                       -             4          -            14             3         -          -
  Liabilities held for sale                           -             -          -             -             2         -          -
  Other                                               -             1          -             3             1         -          -
                                              -----------------------------------------------------------------------------------

                                                      1            33          7            35            27         -          -
                                              -----------------------------------------------------------------------------------

Non-current Liabilities
  Postretirement benefits                             2             -          -             2             -         -          -
  Other                                               -             4          -            14             -         -          -
                                              -----------------------------------------------------------------------------------

                                                      2             4          -            16             -         -          -
                                              -----------------------------------------------------------------------------------

Total Stockholders' Equity and Liabilities        $ 698         $ 142      $  99         $ 176         $ 326     $  91      $   -
                                              ===================================================================================

(Continued on Following Page)

CMS INT'L VENTURES LLC
Consolidating Balance Sheet - Equity and Liabilities
December 31, 2003
(In Millions)
(Continued from Previous Page)

                                                     CMS            Inter-        CMS Int'l
                                                Int'l Ventures     company        Ventures
                                                     LLC           Elimina-         LLC
                                                    Branch          tions          Consol.
Capitalization
  Common Stockholders' Equity
    Common stock                                    $   -           $(271)          $   -
    Other paid-in-capital                              45            (927)            945
    Other comprehensive income (loss)                   -             270            (270)
    Retained earnings (deficit)                        (3)            287               2
                                                 ----------------------------------------

                                                       42            (641)            677

  Long-term debt                                        -               -              37
  Long-term debt-related parties                        -               -              18
  Non-current capital leases                            -               -               -
                                                 ----------------------------------------

                                                       42            (641)            732
                                                 ----------------------------------------

Minority Interests                                      -             (63)             13
                                                 ----------------------------------------

Current Liabilities
  Current portion of long-term debt                     -               -               9
  Current capital leases                                -               -               -
  Notes payable                                         -             (19)              8
  Accounts payable                                      -               -              28
  Accounts payable-related parties                      -             (10)              -
  Accrued interest                                      -               -               1
  Accrued taxes                                         -               -              21
  Liabilities held for sale                             -               -               2
  Other                                                 -               -               5
                                                 ----------------------------------------

                                                        -             (29)             74
                                                 ----------------------------------------

Non-current Liabilities
  Postretirement benefits                               -               -               4
  Other                                                 -               -              18
                                                 ----------------------------------------

                                                        -               -              22
                                                 ----------------------------------------

Total Stockholders' Equity and Liabilities          $  42           $(733)          $ 841
                                                 ========================================

(15) Represents CMS International Ventures LLC with CMS Operating SRL, CMSG Investment Company III, CMS Electric & Gas LLC and Western Australia GT Company I included on the equity method of accounting.

CMS OPERATING SRL
Consolidating Balance Sheet - Assets
December 31, 2003
(In Millions)

                                                                                             Inter-
                                                     CMS        Centrales       CMS         Company        CMS
                                                  Operating     Termicas      Ensenada      Elimina-    Operating
                                                  SRL (16)     Mendoza SA        SA          tions      SRL Consol.
Plant and Property (At Cost)
  Enterprises                                      $   1         $  76         $  32         $   -         $ 109
  Other                                                -             -             -             -             -
                                                  --------------------------------------------------------------

                                                       1            76            32             -           109
  Less accumulated depreciation,
    depletion and amortization                         -            25            10             -            35
                                                  --------------------------------------------------------------

                                                       1            51            22             -            74
  Construction work-in-progress                        -             -             -             -             -
                                                  --------------------------------------------------------------

                                                       1            51            22             -            74
                                                  --------------------------------------------------------------

Investments
  Associated companies                                47             -             -           (47)            -
  Enterprises                                          8             -             -             -             8
                                                  --------------------------------------------------------------

                                                      55             -             -           (47)            8
                                                  --------------------------------------------------------------

Current Assets
  Cash and temporary cash investments                  9            11             1             -            21
  Accounts/notes receivable                            1            12             6             -            19
  Accounts/notes receivable-related parties            -             -             -             -             -
  Materials and supplies                               -             5             1             -             6
  Assets held for sale                                 -             -             -             -             -
  Prepayments and other                                -             1             -             -             1
                                                  --------------------------------------------------------------

                                                      10            29             8             -            47
                                                  --------------------------------------------------------------

Non-current Assets
  Assets held for sale                                 -             -             -             -             -
  Prepaid pension costs                                -             -             -             -             -
  Goodwill                                             -             -             -             -             -
  Notes receivable-related parties                     -             -             -             -             -
  Notes receivable                                     -             -             -             -             -
  Deferred income taxes                                1            (7)           (2)            -            (8)
  Other                                               21             -             -             -            21
                                                  --------------------------------------------------------------

                                                      22            (7)           (2)            -            13
                                                  --------------------------------------------------------------

Total Assets                                       $  88         $  73         $  28         $ (47)        $ 142
                                                  ==============================================================

(16) Represents CMS Operating SRL and Cuyana S.A. de Inversiones consolidated.

CMS OPERATING SRL
Consolidating Balance Sheet - Equity and Liabilities
December 31, 2003
(In Millions)

                                                                                           Inter-
                                                   CMS        Centrales        CMS         Company        CMS
                                                Operating     Termicas       Ensenada      Elimina-     Operating
                                                SRL (16)      Mendoza SA        SA          tions      SRL Consol.
Capitalization
  Common Stockholders' Equity
    Common stock                                  $  35         $  36         $   -         $ (36)        $  35
    Other paid-in-capital                           213           139            39          (178)          213
    Other comprehensive income (loss)              (173)         (116)          (54)          170          (173)
    Retained earnings (deficit)                      (3)            3             -            (3)           (3)
                                                ---------------------------------------------------------------

                                                     72            62           (15)          (47)           72

  Long-term debt                                      -             -            33             -            33
  Long-term debt-related parties                      -             -             -             -             -
  Non-current capital leases                          -             -             -             -             -
                                                ---------------------------------------------------------------

                                                     72            62            18           (47)          105
                                                ---------------------------------------------------------------

Minority Interests                                    -             -             -             -             -
                                                ---------------------------------------------------------------

Current Liabilities
  Current portion of long-term debt                   -             -             6             -             6
  Current capital leases                              -             -             -             -             -
  Notes payable                                       -             -             -             -             -
  Accounts payable                                    1             9             2             -            12
  Accounts payable-related parties                    9             -             -             -             9
  Accrued interest                                    -             -             1             -             1
  Accrued taxes                                       1             2             1             -             4
  Liabilities held for sale                           -             -             -             -             -
  Other                                               1             -             -             -             1
                                                ---------------------------------------------------------------

                                                     12            11            10             -            33
                                                ---------------------------------------------------------------

Non-current Liabilities
  Postretirement benefits                             -             -             -             -             -
  Other                                               4             -             -             -             4
                                                ---------------------------------------------------------------

                                                      4             -             -             -             4
                                                ---------------------------------------------------------------

Total Stockholders' Equity and Liabilities        $  88         $  73         $  28         $ (47)        $ 142
                                                ===============================================================

(16) Represents CMS Operating SRL and Cuyana S.A. de Inversiones consolidated.

CMSG INVESTMENT COMPANY III
Consolidating Balance Sheet - Assets
December 31, 2003
(In Millions)

                                                   CMSG        CMSG     Jegurupadu                 Inter-         CMSG
                                                Investment  Jegurupadu     CMSG         CMSG       Company     Investment
                                                  Company     O&M Co.    Company       Neyveli     Elimina-     Co. III
                                                 III (17)    Mauritius   Limited       Limited      tions        Consol.
Plant and Property (At Cost)
  Enterprises                                      $  -        $  -        $  -         $  -         $  -         $  -
  Other                                               -           -           -            -            -            -
                                                ----------------------------------------------------------------------

                                                      -           -           -            -            -            -
  Less accumulated depreciation,
    depletion and amortization                        -           -           -            -            -            -
                                                ----------------------------------------------------------------------

                                                      -           -           -            -            -            -
  Construction work-in-progress                       -           -           -            -            -            -
                                                ----------------------------------------------------------------------

                                                      -           -           -            -            -            -
                                                ----------------------------------------------------------------------

Investments
  Associated companies                               82           -           -            -          (82)           -
  Enterprises                                         -           5          18           48            -           71
                                                ----------------------------------------------------------------------

                                                     82           5          18           48          (82)          71
                                                ----------------------------------------------------------------------

Current Assets
  Cash and temporary cash investments                 -           1           3            -            -            4
  Accounts/notes receivable                           -           1           -            -            -            1
  Accounts/notes receivable-related parties           5           2           1            -            -            8
  Materials and supplies                              -           -           -            -            -            -
  Assets held for sale                                -           -           -            -            -            -
  Prepayments and other                               3           -          (2)           -            -            1
                                                ----------------------------------------------------------------------

                                                      8           4           2            -            -           14
                                                ----------------------------------------------------------------------

Non-current Assets
  Assets held for sale                                -           -           -            -            -            -
  Prepaid pension costs                               -           -           -            -            -            -
  Goodwill                                            -           -           5            -            -            5
  Notes receivable-related parties                    -           -           7            -            -            7
  Notes receivable                                    -           -           -            -            -            -
  Deferred income taxes                               -           -           -            -            -            -
  Other                                               2           -           -            -            -            2
                                                ----------------------------------------------------------------------

                                                      2           -          12            -            -           14
                                                ----------------------------------------------------------------------

Total Assets                                       $ 92        $  9        $ 32         $ 48         $(82)        $ 99
                                                ======================================================================

(17) Represents CMSG Investment Company III, CMSG Jegurupadu I LDC, CMSG Jegurupadu II LDC and CMS Energy Mauritius Limited consolidated.

CMSG INVESTMENT COMPANY III
Consolidating Balance Sheet - Equity and Liabilities
December 31, 2003
(In Millions)

                                                  CMSG         CMSG     Jegurupadu                  Inter-       CMSG
                                               Investment   Jegurupadu     CMSG         CMSG       Company     Investment
                                                 Company      O&M Co.    Company       Neyveli     Elimina-     Co. III
                                                III (17)     Mauritius   Limited       Limited      tions        Consol.
Capitalization
  Common Stockholders' Equity
    Common stock                                  $  -         $  -        $  -         $  -         $  -         $  -
    Other paid-in-capital                           80            1          31           46          (78)          80
    Other comprehensive income (loss)               (4)           -          (5)           1            4           (4)
    Retained earnings (deficit)                     16            1           6            1           (8)          16
                                                ----------------------------------------------------------------------

                                                    92            2          32           48          (82)          92

  Long-term debt                                     -            -           -            -            -            -
  Long-term debt-related parties                     -            -           -            -            -            -
  Non-current capital leases                         -            -           -            -            -            -
                                                ----------------------------------------------------------------------

                                                    92            2          32           48          (82)          92
                                                ----------------------------------------------------------------------

Minority Interests                                   -            -           -            -            -            -
                                                ----------------------------------------------------------------------

Current Liabilities
  Current portion of long-term debt                  -            -           -            -            -            -
  Current capital leases                             -            -           -            -            -            -
  Notes payable                                      -            7           -            -            -            7
  Accounts payable                                   -            -           -            -            -            -
  Accounts payable-related parties                   -            -           -            -            -            -
  Accrued interest                                   -            -           -            -            -            -
  Accrued taxes                                      -            -           -            -            -            -
  Liabilities held for sale                          -            -           -            -            -            -
  Other                                              -            -           -            -            -            -
                                                ----------------------------------------------------------------------

                                                     -            7           -            -            -            7
                                                ----------------------------------------------------------------------

Non-current Liabilities
  Postretirement benefits                            -            -           -            -            -            -
  Other                                              -            -           -            -            -            -
                                                ----------------------------------------------------------------------

                                                     -            -           -            -            -            -
                                                ----------------------------------------------------------------------

Total Stockholders' Equity and Liabilities        $ 92         $  9        $ 32         $ 48         $(82)        $ 99
                                                ======================================================================

(17) Represents CMSG Investment Company III, CMSG Jegurupadu I LDC, CMSG Jegurupadu II LDC and CMS Energy Mauritius Limited consolidated.

CMS ELECTRIC & GAS LLC
Consolidating Balance Sheet - Assets
December 31, 2003
(In Millions)

                                   CMS         Sistema                                               Companhia    Inter-     CMS
                                 Electric   Electrico del     CMS           CMS          CMS         Paulista   Company   Electric &
                                  & Gas     Estado Nueva   Venezuela,  Distribuidora  Participacoes  de Energia  Elimina-   Gas LLC
                                 LLC (18)     Esparta CA      Inc.         Ltda.          Ltda.       Eletrica    tions      Consol.
Plant and Property (At Cost)
  Enterprises                     $   1         $ 179          $ -         $   1           $ -         $  60     $   -      $ 241
  Other                               -             -            -             -             -             -         -          -
                                 -------------------------------------------------------------------------------------------------

                                      1           179            -             1             -            60         -        241
  Less accumulated depreciation,
    depletion and amortization        1           176            -             -             1            22         -        200
                                 -------------------------------------------------------------------------------------------------

                                      -             3            -             1            (1)           38         -         41
  Construction work-in-progress       -             8            -             -             -             5         -         13
                                 -------------------------------------------------------------------------------------------------

                                      -            11            -             1            (1)           43         -         54
                                 -------------------------------------------------------------------------------------------------

Investments
  Associated companies               69             -           16             -             -             -       (85)         -
  Enterprises                         -             -            -             -             -            14         -         14
                                 -------------------------------------------------------------------------------------------------

                                     69             -           16             -             -            14       (85)        14
                                 -------------------------------------------------------------------------------------------------

Current Assets
  Cash and temporary cash             -             7            -             -             -             6         -         13
   investments
  Accounts/notes receivable          (3)           13           (1)            -             1            18         -         28
  Accounts/notes receivable-         32             -            2             -             -             -       (29)         5
   related parties
  Materials and supplies              -             6            -             -             -             -         -          6
  Assets held for sale                -             -            -             -             -             -         -          -
  Prepayments and other              (1)            1            -             1             -            15         -         16
                                 -------------------------------------------------------------------------------------------------

                                     28            27            1             1             1            39       (29)        68
                                 -------------------------------------------------------------------------------------------------

Non-current Assets
  Assets held for sale                -             -            -             -             -             -         -          -
  Prepaid pension costs               -             -            -             -             -             -         -          -
  Goodwill                            -             -            -           (16)           32             3         -         19
  Notes receivable-related            -             -            -             -             -             -         -          -
   parties
  Notes receivable                    -             -            -             -             -             -         -          -
  Deferred income taxes              11             -            -             -             -            (1)        4         14
  Other                               -             5            -             -             -             1         1          7
                                 -------------------------------------------------------------------------------------------------

                                     11             5            -           (16)           32             3         5         40
                                 -------------------------------------------------------------------------------------------------

Total Assets                      $ 108         $  43        $  17         $ (14)        $  32         $  99     $(109)     $ 176
                                 =================================================================================================








(18) Represents CMS Electric & Gas, LLC, ENELMAR SA and CMS Comercializadora de Energia Ltda. consolidated.

CMS ELECTRIC & GAS LLC
Consolidating Balance Sheet - Equity and Liabilities
December 31, 2003
(In Millions)

                                   CMS        Sistema                                             Companhia     Inter-        CMS
                                 Electric  Electrico del    CMS          CMS           CMS         Paulista    Company    Electric &
                                  & Gas    Estado Nueva  Venezuela,  Distribuidora  Participacoes  de Energia   Elimina-     Gas LLC
                                 LLC (18)   Esparta CA      Inc.        Ltda.         Ltda.        Eletrica     tions       Consol.
Capitalization
  Common Stockholders' Equity
    Common stock                  $   -        $   -       $   -       $   -          $   -         $   -       $   -        $   -
    Other paid-in-capital           458           63          94           9            136            43        (345)         458
    Other comprehensive income      (92)           -           -         (41)           (25)          (25)         91          (92)
     (loss)
    Retained earnings (deficit)    (258)         (55)        (81)         (7)           (83)           40         186         (258)
                                 -------------------------------------------------------------------------------------------------

                                    108            8          13         (39)            28            58         (68)         108

  Long-term debt                      -            -           -           -              -             4           -            4
  Long-term debt-related              -            -           -           -              -             -           -            -
   parties
  Non-current capital leases          -            -           -           -              -             -           -            -
                                 -------------------------------------------------------------------------------------------------

                                    108            8          13         (39)            28            62         (68)         112
                                 -------------------------------------------------------------------------------------------------

Minority Interests                    -           20           -           -              4             6         (17)          13
                                 -------------------------------------------------------------------------------------------------

Current Liabilities
  Current portion of                  -            -           -           -              -             3           -            3
   long-term debt
  Current capital leases              -            -           -           -              -             -           -            -
  Notes payable                       -            -           -           -              -             -           -            -
  Accounts payable                    -            6           1           -              -             7           -           14
  Accounts payable-related            -            5           -          24              -             -         (28)           1
   parties
  Accrued interest                    -            -           -           -              -             -           -            -
  Accrued taxes                       -            1           3           -              -             6           4           14
  Liabilities held for sale           -            -           -           -              -             -           -            -
  Other                               -            1           -           -              -             2           -            3
                                 -------------------------------------------------------------------------------------------------

                                      -           13           4          24              -            18         (24)          35
                                 -------------------------------------------------------------------------------------------------

Non-current Liabilities
  Postretirement benefits             -            2           -           -              -             -           -            2
  Other                               -            -           -           1              -            13           -           14
                                 -------------------------------------------------------------------------------------------------

                                      -            2           -           1              -            13           -           16
                                 -------------------------------------------------------------------------------------------------

Total Stockholders' Equity
 and Liabilities                  $ 108        $  43       $  17       $ (14)         $  32         $  99       $(109)       $ 176
                                 =================================================================================================


(18) Represents CMS Electric & Gas, LLC, ENELMAR SA and CMS Comercializadora de Energia Ltda. consolidated.

WESTERN AUSTRALIA GT CO I
Consolidating Balance Sheet - Assets
December 31, 2003
(In Millions)

                                                    Western                                    CMS           CMS        Compania de
                                                   Australia        CMS                     Goldfields   International  Inversiones
                                                     GT Co.     Luxembourg     Valandrid   GT Australia     Finance     CMS Energy
                                                    I (19)         SARL           BV         PTY LTD        Svcs. Co.    Chile Ltda
Plant and Property (At Cost)
  Enterprises                                        $  -          $  -          $  -          $  -          $  -          $  -
  Other                                                 -             -             -             -             -             -
                                                   ----------------------------------------------------------------------------

                                                        -             -             -             -             -             -
  Less accumulated depreciation,
    depletion and amortization                          -             -             -             -             -             -
                                                   ----------------------------------------------------------------------------

                                                        -             -             -             -             -             -
  Construction work-in-progress                         -             -             -             -             -             -
                                                   ----------------------------------------------------------------------------

                                                        -             -             -             -             -             -
                                                   ----------------------------------------------------------------------------

Investments
  Associated companies                                180            29            94             -             -             -
  Enterprises                                           -             -             -            89             -           159
                                                   ----------------------------------------------------------------------------

                                                      180            29            94            89             -           159
                                                   ----------------------------------------------------------------------------

Current Assets
  Cash and temporary cash investments                   -             -             -             6             -             -
  Accounts/notes receivable                             -             -             -             -             -             -
  Accounts/notes receivable-related parties            16             -             1             -            64             -
  Materials and supplies                                -             -             -             -             -             -
  Assets held for sale                                  -             -             -             -             -             -
  Prepayments and other                                 -             -             -             -             -             -
                                                   ----------------------------------------------------------------------------

                                                       16             -             1             6            64             -
                                                   ----------------------------------------------------------------------------

Non-current Assets
  Assets held for sale                                  -             -             -             -             -             -
  Prepaid pension costs                                 -             -             -             -             -             -
  Goodwill                                              -             -             -             -             -             -
  Notes receivable-related parties                     60             -             -             -             -             -
  Notes receivable                                      -             -             -             -             -             -
  Deferred income taxes                                 -             -             -             -             -             -
  Other                                                 -             -             -             -             -             1
                                                   ----------------------------------------------------------------------------

                                                       60             -             -             -             -             1
                                                   ----------------------------------------------------------------------------

Total Assets                                         $256          $ 29          $ 95          $ 95          $ 64          $160
                                                   ============================================================================

(Continued on Following Page)

WESTERN AUSTRALIA GT CO I
Consolidating Balance Sheet - Assets
December 31, 2003
(In Millions)
(Continued from Previous Page)

                                                                     Inter-        Western
                                                     CMS GT         company       Australia
                                                      of            Elimina-      GT Co. I
                                                   Australia         tions         Consol.
Plant and Property (At Cost)
  Enterprises                                        $   -           $   -           $   -
  Other                                                  -               -               -
                                                   ---------------------------------------

                                                         -               -               -
  Less accumulated depreciation,
    depletion and amortization                           -               -               -
                                                   ---------------------------------------

                                                         -               -               -
  Construction work-in-progress                          -               -               -
                                                   ---------------------------------------

                                                         -               -               -
                                                   ---------------------------------------

Investments
  Associated companies                                   -            (303)              -
  Enterprises                                            -               -             248
                                                   ---------------------------------------

                                                         -            (303)            248
                                                   ---------------------------------------

Current Assets
  Cash and temporary cash investments                    -               -               6
  Accounts/notes receivable                              -               -               -
  Accounts/notes receivable-related parties              -             (80)              1
  Materials and supplies                                 -               -               -
  Assets held for sale                                  13               -              13
  Prepayments and other                                  -               -               -
                                                   ---------------------------------------

                                                        13             (80)             20
                                                   ---------------------------------------

Non-current Assets
  Assets held for sale                                   2               -               2
  Prepaid pension costs                                  -               -               -
  Goodwill                                               -               -               -
  Notes receivable-related parties                       -               -              60
  Notes receivable                                       -               -               -
  Deferred income taxes                                 (5)              -              (5)
  Other                                                  -               -               1
                                                   ---------------------------------------

                                                        (3)              -              58
                                                   ---------------------------------------

Total Assets                                         $  10           $(383)          $ 326
                                                   =======================================

(19) Represents Western Australia GT Company I, CMS GT del Sur Company and CMS GT of Australia Holdings Company consolidated.

WESTERN AUSTRALIA GT CO I
Consolidating Balance Sheet - Equity and Liabilities
December 31, 2003
(In Millions)

                                                   Western                                   CMS             CMS         Compania de
                                                  Australia    CMS                       Goldfields     International   Inversiones
                                                    GT Co.  Luxembourg      Valandrid    GT Australia       Finance      CMS Energy
                                                   I (19)      SARL            BV          PTY LTD         Svcs. Co.     Chile Ltda
Capitalization
  Common Stockholders' Equity
    Common stock                                    $ 236      $   1          $  11          $   -          $  55          $   -
    Other paid-in-capital                               5          -              -             66              -            163
    Other comprehensive income (loss)                  10         13             14             13              -              -
    Retained earnings (deficit)                       (15)         -              4             14              9             (4)
                                                  ------------------------------------------------------------------------------

                                                      236         14             29             93             64            159

  Long-term debt                                        -          -              -              -              -              -
  Long-term debt-related parties                        -          -              -              -              -              -
  Non-current capital leases                            -          -              -              -              -              -
                                                  ------------------------------------------------------------------------------

                                                      236         14             29             93             64            159
                                                  ------------------------------------------------------------------------------

Minority Interests                                      -          -              -              -              -              -
                                                  ------------------------------------------------------------------------------

Current Liabilities
  Current portion of long-term debt                     -          -              -              -              -              -
  Current capital leases                                -          -              -              -              -              -
  Notes payable                                        20         15             64              1              -              -
  Accounts payable                                      -          -              -              1              -              -
  Accounts payable-related parties                      -          -              -              -              -              -
  Accrued interest                                      -          -              -              -              -              -
  Accrued taxes                                         -          -              2              -              -              -
  Liabilities held for sale                             -          -              -              -              -              -
  Other                                                 -          -              -              -              -              1
                                                  ------------------------------------------------------------------------------

                                                       20         15             66              2              -              1
                                                  ------------------------------------------------------------------------------

Non-current Liabilities
  Postretirement benefits                               -          -              -              -              -              -
  Other                                                 -          -              -              -              -              -
                                                  ------------------------------------------------------------------------------

                                                        -          -              -              -              -              -
                                                  ------------------------------------------------------------------------------

Total Stockholders' Equity and Liabilities          $ 256      $  29          $  95          $  95          $  64          $ 160
                                                  ==============================================================================

(Continued on Following Page)

WESTERN AUSTRALIA GT CO I
Consolidating Balance Sheet - Equity and Liabilities
December 31, 2003
(In Millions)
(Continued from Previous Page)

                                                                   Inter-         Western
                                                   CMS GT         company        Australia
                                                     of           Elimina-        GT Co. I
                                                  Australia        tions          Consol.
Capitalization
  Common Stockholders' Equity
    Common stock                                    $  67           $(134)          $ 236
    Other paid-in-capital                             (18)           (211)              5
    Other comprehensive income (loss)                  (3)            (37)             10
    Retained earnings (deficit)                       (39)             16             (15)
                                                  ---------------------------------------

                                                        7            (366)            236

  Long-term debt                                        -               -               -
  Long-term debt-related parties                        -               -               -
  Non-current capital leases                            -               -               -
                                                  ---------------------------------------

                                                        7            (366)            236
                                                  ---------------------------------------

Minority Interests                                      -              63              63
                                                  ---------------------------------------

Current Liabilities
  Current portion of long-term debt                     -               -               -
  Current capital leases                                -               -               -
  Notes payable                                         -             (80)             20
  Accounts payable                                      -               -               1
  Accounts payable-related parties                      -               -               -
  Accrued interest                                      -               -               -
  Accrued taxes                                         1               -               3
  Liabilities held for sale                             2               -               2
  Other                                                 -               -               1
                                                  ---------------------------------------

                                                        3             (80)             27
                                                  ---------------------------------------

Non-current Liabilities
  Postretirement benefits                               -               -               -
  Other                                                 -               -               -
                                                  ---------------------------------------

                                                        -               -               -
                                                  ---------------------------------------

Total Stockholders' Equity and Liabilities          $  10           $(383)          $ 326
                                                  =======================================

(19) Represents Western Australia GT Company I, CMS GT del Sur Company and CMS GT of Australia Holdings Company consolidated.

CMS ENERGY CORPORATION
Consolidating Statement of Retained Earnings
December 31, 2003
(In Millions)

                                                               Consumers           CMS              Inter-            CMS
                                                                Energy         Enterprises         company           Energy
                                            CMS Energy          Company          Company           Elimina-        Corporation
                                             Corp. (1)          Consol.          Consol.            tions             Consol.
Balance at January 1, 2003                    $(1,806)          $   545          $(2,366)          $ 1,827           $(1,800)

Net Income (Loss)                                 (27)              196                4              (204)              (31)

Less Dividends Paid
  Common Stock                                      -                 -                -                 -                 -
  Preferred Stock                                   1                 2                -                 -                 3
  Preferred Securities Distributions               10                 -                -                 -                10
  Associated Companies                              -               218              133              (351)                -
                                            --------------------------------------------------------------------------------

                                                   11               220              133              (351)               13
                                            --------------------------------------------------------------------------------

Balance at December 31, 2003                  $(1,844)          $   521          $(2,495)          $ 1,974           $(1,844)
                                            ================================================================================

(1) Represents CMS Energy Corporation with Consumers Energy Company and CMS Enterprises Company included on the equity method of accounting.

CONSUMERS ENERGY COMPANY
Consolidating Statement of Retained Earnings
December 31, 2003
(In Millions)

                                                      CMS                          Inter-        Consumers
                                    Consumers        Midland         CMS          company         Energy
                                     Energy         Holdings       Midland        Elimina-        Company
                                   Company (2)      Company          Inc.          tions          Consol.
Balance at January 1, 2003            $ 545          $  31          $ 171          $(202)          $ 545

Net Income (Loss)                       196              2             18            (20)            196

Less Dividends Paid
  Common Stock                            -              -              -              -               -
  Preferred Stock                         2              -              -              -               2
  Preferred Securities Dist.              -              -              -              -               -
  Associated Companies                  218              -              -              -             218
                                   ---------------------------------------------------------------------

                                        220              -              -              -             220
                                   ---------------------------------------------------------------------

Balance at December 31, 2003          $ 521          $  33          $ 189          $(222)          $ 521
                                   =====================================================================

(2) Represents Consumers Energy Company, Consumers Receivables Funding LLC, Consumers Receivables Funding II LLC, Consumers Funding LLC, Consumers Campus Holdings LLC, CMS Engineering Company, ES Services Company, Consumers Nuclear Services LLC, Consumers Parnell Holdings LLC and Consumers EnergyGuard Services, Inc. consolidated with CMS Midland Holdings Company and CMS Midland, Inc. included on the equity method of accounting.

CMS ENTERPRISES COMPANY
Consolidating Statement of Retained Earnings
December 31, 2003
(In Millions)

                                                       CMS        CMS Gas             CMS           CMS                    CMS
                                     CMS            Generation  Transmission         Energy        Int'l        CMS     Technology
                                 Enterprises            Co.        Company        Resource Mgt.  Vent. LLC    Capital    Companies
                                 Co. (3) (5)          Consol.      Consol.           Company      Consol.       LLC         (4)
Balance at January 1, 2003         $(2,392)          $(1,090)      $  (565)          $  (106)     $   (38)    $    15     $   (36)

Net Income (Loss)                       22                83             3               (58)          46          14           -

Less Dividends Paid
  Common Stock                           -                 -             -                 -            -           -           -
  Preferred Stock                        -                 -             -                 -            -           -           -
  Associated Companies                 133                85           110                 -            6          14           -
                                 ------------------------------------------------------------------------------------------------

                                       133                85           110                 -            6          14           -
                                 ------------------------------------------------------------------------------------------------

Balance at December 31, 2003       $(2,503)          $(1,092)      $  (672)          $  (164)     $     2     $    15     $   (36)
                                 ================================================================================================

(Continued on Following Page)

CMS ENTERPRISES COMPANY
Consolidating Statement of Retained Earnings
December 31, 2003
(In Millions)
(Continued from Previous Page)

                                      CMS            CMS                                            Inter-           CMS
                                    Resource       Business          CMS             CMS           company       Enterprises
                                  Development     Development       Texas           Land           Elimina-        Company
                                    Company           LLC            LLC         Company (5)        tions          Consol.
Balance at January 1, 2003          $    (1)        $     1            $ -         $   (20)        $ 1,866         $(2,366)

Net Income (Loss)                         -               -             (3)              1            (104)              4

Less Dividends Paid
  Common Stock                            -               -              -               -               -               -
  Preferred Stock                         -               -              -               -               -               -
  Associated Companies                    -               -              -               -            (215)            133
                                  ----------------------------------------------------------------------------------------

                                          -               -              -               -            (215)            133
                                  ----------------------------------------------------------------------------------------

Balance at December 31, 2003        $    (1)        $     1        $    (3)        $   (19)        $ 1,977         $(2,495)
                                  ========================================================================================

(3) Represents CMS Enterprises Company, CMS Land Company, CMS Comercializadora de Energia SA, CMS Enterprises Holding Company SA, CMS Energy South America Company and CMS Energy Asia Private Limited consolidated with CMS Generation Co., CMS Gas Transmission Company, CMS Energy Resource Management Company, CMS International Ventures LLC, CMS Capital LLC, CMS Resource Development Company, CMS Energy UK Limited, CMS Business Development LLC and CMS Texas LLC included on the equity method of accounting.

(4) Includes CMS MicroPower Systems LLC, CMS Distributed Power LLC and CMS Enterprises Development LLC.

(5) The ending Retained Earnings of CMS Land was included in CMS Enterprises' stand-alone Retained Earnings on the Consolidating Balance Sheet - Equity and Liabilities ($20).

CMS GENERATION CO.
Consolidating Statement of Retained Earnings
December 31, 2003
(In Millions)

                                                      TES          Genesee    Grayling     Dearborn       Dearborn
                                      CMS         Filer City        Power    Generating   Industrial      Generating       Exeter
                                  Generation          LP             LP          LP       Generation      Operating        Energy
                                    Co. (6)         Consol.        Consol.     Consol.        LLC             LLC            LP
Balance at January 1, 2003          $(1,122)        $    13        $   (12)    $    (8)     $  (536)        $     1        $    31

Net Income (Loss)                        83               1             (1)          -           (7)              -             (1)

Less Dividends Paid
  Common Stock                            -               -              -           -            -               -              -
  Associated Companies                   85               -              -           -            -               -              -
                                  ------------------------------------------------------------------------------------------------

                                         85               -              -           -            -               -              -
                                  ------------------------------------------------------------------------------------------------

Balance at December 31, 2003        $(1,124)        $    14        $   (13)    $    (8)     $  (543)        $     1        $    30
                                  ================================================================================================

(Continued on Following Page)

CMS GENERATION CO.
Consolidating Statement of Retained Earnings
December 31, 2003
(In Millions)
(Continued from Previous Page)

                               Taweelah    CMSG        CMSG        CMSG        CMSG        CMSG       CMSG
                                 A2      Michigan     Int'l     Investment  Investment  Investment   Honey
                              Operating    Power    Operating     Co. IV      Co. VI      Co. VII     Lake
                               Company      LLC    Co. Consol.    Consol.    Consol.      Consol.   Company
Balance at January 1, 2003       $ 1     $ (66)       $ 17       $ 274        $ 44       $ (30)      $ (7)

Net Income (Loss)                  1        (2)          5           3           1          11          1

Less Dividends Paid
  Common Stock                     -         -           -           -           -           -          -
  Associated Companies             -         -           -           -           -           -          -
                              ---------------------------------------------------------------------------
                                   -         -           -           -           -           -          -
                              ---------------------------------------------------------------------------
Balance at December 31, 2003     $ 2     $ (68)       $ 22       $ 277        $ 45       $ (19)      $ (6)
                              ===========================================================================

(Continued on Following Page)

CMS GENERATION CO.
Consolidating Statement of Retained Earnings
December 31, 2003
(In Millions)
(Continued from Previous Page)

                                HYDRA-CO                                          Inter-      CMS
                              Enterprises,      CMSG        CMSG       CMSG      company   Generation
                                  Inc.       Investment    Altoona   Recycling   Elimina-      Co.
                                Consol.        Co. I       Company    Company     tions      Consol.
Balance at January 1, 2003       $ (163)        $ (51)       $ 6       $ (3)      $ 521     $ (1,090)

Net Income (Loss)                     7            76          -          -         (95)          83

Less Dividends Paid
  Common Stock                        -             -          -          -           -            -
  Associated Companies                -            25          -          -         (25)          85
                              ----------------------------------------------------------------------
                                      -            25          -          -         (25)          85
                              ----------------------------------------------------------------------
Balance at December 31, 2003     $ (156)          $ -        $ 6       $ (3)      $ 451     $ (1,092)
                              ======================================================================

(6) Represents CMS Generation Company, CMSG Chateaugay Company, CMSG Filer City Operating Company, Exeter Management Company and CMSG Operating Company consolidated with CMSG Filer City, Inc., CMSG Genesee Company, CMSG Holdings Company, CMSG Grayling Company, CMSG Grayling Holdings Company, CMS International Operating Company, CMSG Investment Company IV, CMSG Investment Company VI, CMSG Investment Company VII and HYDRA-CO Enterprises, Inc. included on the equity method of accounting.

TES FILER CITY STATION LP
Consolidating Statement of Retained Earnings
December 31, 2003
(In Millions)

                                                       TES            Inter-           TES
                                   CMSG             Filer City       company       Filer City
                                Filer City           Station         Elimina-          LP
                                   Inc.                 LP            tions          Consol.
Balance at January 1, 2003         $ 13                $ -             $ -            $ 13

Net Income (Loss)                     1                  2              (2)              1

Less Dividends Paid
  Common Stock                        -                  -               -               -
  Associated Companies                -                  -               -               -
                                ----------------------------------------------------------
                                      -                  -               -               -
                                ----------------------------------------------------------
Balance at December 31, 2003       $ 14                $ 2             $(2)           $ 14
                                ==========================================================

GENESEE POWER STATION LP
Consolidating Statement of Retained Earnings
December 31, 2003
(In Millions)

                                                         Genesee      Inter-       Genesee
                                 CMSG         CMSG        Power      company        Power
                                Genesee     Holdings     Station     Elimina-         LP
                                Company     Co. (7)         LP        tions        Consol.
Balance at January 1, 2003        $ -        $ (13)        $ 1          $ -         $ (12)

Net Income (Loss)                   -            -          (1)           -            (1)

Less Dividends Paid
  Common Stock                      -            -           -            -             -
  Associated Companies              -            -           -            -             -
                                ---------------------------------------------------------
                                    -            -           -            -             -
                                ---------------------------------------------------------
Balance at December 31, 2003      $ -        $ (13)        $ -          $ -         $ (13)
                                =========================================================

(7) Includes GPS Newco LLC.

GRAYLING GENERATING STATION LP
Consolidating Statement of Retained Earnings
December 31, 2003
(In Millions)

                                                CMSG         Grayling        Inter-       Grayling
                                  CMSG        Grayling      Generating       company     Generating
                                Grayling      Holdings       Station        Elimina-         LP
                                 Company      Company           LP            tions        Consol.
Balance at January 1, 2003        $ (4)         $ (4)           $ -           $  -          $ (8)

Net Income (Loss)                    -             -              1             (1)            -

Less Dividends Paid
  Common Stock                       -             -              -              -             -
  Associated Companies               -             -              -              -             -
                                ----------------------------------------------------------------
                                     -             -              -              -             -
                                ----------------------------------------------------------------
Balance at December 31, 2003      $ (4)         $ (4)           $ 1           $ (1)         $ (8)
                                ================================================================

CMS INT'L OPERATING COMPANY
Consolidating Statement of Retained Earnings
December 31, 2003
(In Millions)

                                  CMS           CMS                         CMS          CMS        Inter-        CMS
                                 Int'l           UK           Jorf        Morocco     India O&M     company      Int'l
                               Operating     Oper. Pvt.      Lasfar      Oper. Co.     Co. Pvt.    Elimina-    Operating
                                Co. (8)       Limited      Aktiebolag       SCA        Limited       tions      Consol.
Balance at January 1, 2003       $ 17           $ (7)         $ (7)         $ 3          $ -         $ 11         $ 17

Net Income (Loss)                   5              6             5            5            1          (17)           5

Less Dividends Paid
  Common Stock                      -              -             -            -            -            -            -
  Associated Companies              1              -            (4)           4            1           (2)           -
                               ---------------------------------------------------------------------------------------
                                    1              -            (4)           4            1           (2)           -
                               ---------------------------------------------------------------------------------------
Balance at December 31, 2003     $ 21           $ (1)         $  2          $ 4          $ -         $ (4)        $ 22
                               =======================================================================================

(8) Represents CMS International Operating Company and CMSG Jorf Lasfar III LDC consolidated.

CMSG INVESTMENT COMPANY IV
Consolidating Statement of Retained Earnings
December 31, 2003
(In Millions)

                                    CMSG               CMSG             CMSG              Inter-               CMSG
                                 Investment         Luxembourg       Investment           company           Investment
                                  Company            II SARL           Co. II            Elimina-             Co. IV
                                   IV (9)             Consol.         Consol.              tions             Consol.
Balance at January 1, 2003          $ 274              $ 41              $ 1              $ (42)               $ 274

Net Income (Loss)                       3                26                1                (27)                   3

Less Dividends Paid
  Common Stock                          -                 -                -                  -                    -
  Associated Companies                  -                 -                1                 (1)                   -
                                 -----------------------------------------------------------------------------------
                                        -                 -                1                 (1)                   -
                                 -----------------------------------------------------------------------------------
Balance at December 31, 2003        $ 277              $ 67              $ 1              $ (68)               $ 277
                                 ===================================================================================

(9) Represents CMSG Investment Company IV consolidated with CMSG Luxembourg II SARL and CMSG Investment Company II included on the equity method of accounting.

CMSG LUXEMBOURG II SARL
Consolidating Statement of Retained Earnings
December 31, 2003
(In Millions)

                                                                                 Jorf           Jorf         Inter-        CMSG
                                   CMSG            CMSG           CMSG          Lasfar         Lasfar        company    Luxembourg
                                Luxembourg      Luxembourg     Netherlands     Energlak-    Power Energy    Elimina-      II SARL
                                  II SARL          SARL            BV          tiebolag      Aktiebolag       tions       Consol.
Balance at January 1, 2003         $ 41            $ 73            $ 73           $ 38          $ 36         $ (220)       $ 41

Net Income (Loss)                    26              28              27             12            11            (78)         26

Less Dividends Paid
  Common Stock                        -               -               -              -             -              -           -
  Associated Companies                -              31              30             54            50           (165)          -
                                -----------------------------------------------------------------------------------------------
                                      -              31              30             54            50           (165)          -
                                -----------------------------------------------------------------------------------------------
Balance at December 31, 2003       $ 67            $ 70            $ 70           $ (4)         $ (3)        $ (133)       $ 67
                                ===============================================================================================

CMSG INVESTMENT CO II
Consolidating Statement of Retained Earnings
December 31, 2003
(In Millions)

                                 CMSG           CMSG         CMSG                            Inter-          CMSG
                               Investment       Jorf         Jorf           Jorf            company       Investment
                                Company        Lasfar       Lasfar         Lasfar           Elimina-        Co. II
                                  II           LDC I        LDC II       Handelsbolag        tions          Consol.
Balance at January 1, 2003        $ 1           $ 65         $ (90)          $ (3)            $ 28            $ 1

Net Income (Loss)                   1              1             1              1               (3)             1

Less Dividends Paid
  Common Stock                      -              -             -              -                -              -
  Associated Companies              1              1             1              1               (3)             1
                               ----------------------------------------------------------------------------------
                                    1              1             1              1               (3)             1
                               ----------------------------------------------------------------------------------
Balance at December 31, 2003      $ 1           $ 65         $ (90)          $ (3)            $ 28            $ 1
                               ==================================================================================

CMSG INVESTMENT CO VI
Consolidating Statement of Retained Earnings
December 31, 2003
(In Millions)

                                       CMSG                CMS                Inter-              CMSG
                                     Investment          Takoradi            company           Investment
                                      Company          Invest. Co.           Elimina-            Co. VI
                                      VI (10)            Consol.              tions              Consol.
Balance at January 1, 2003              $ 44              $  6                $  (6)              $ 44

Net Income (Loss)                          1                14                  (14)                 1

Less Dividends Paid
  Common Stock                             -                 -                    -                  -
  Associated Companies                     -                10                  (10)                 -
                                     -----------------------------------------------------------------
                                           -                10                  (10)                 -
                                     -----------------------------------------------------------------
Balance at December 31, 2003            $ 45              $ 10                $ (10)              $ 45
                                     =================================================================

(10) Represents CMSG Investment Company VI with CMSG Takoradi Investment Company included on the equity method of accounting..

CMS TAKORADI INVESTMENT CO.
Consolidating Statement of Retained Earnings
December 31, 2003
(In Millions)

                                       CMS                 CMS                                   Inter-               CMS
                                     Takoradi            Takoradi            Takoradi            company           Takoradi
                                    Investment          Investment        International         Elimina-          Invest. Co.
                                     Company            Company II           Company              tions             Consol.
Balance at January 1, 2003             $  6                $  6                $  6              $ (12)               $  6

Net Income (Loss)                        14                  14                  16                (30)                 14

Less Dividends Paid
  Common Stock                            -                   -                   -                  -                   -
  Associated Companies                   10                  10                  11                (21)                 10
                                    --------------------------------------------------------------------------------------
                                         10                  10                  11                (21)                 10
                                    --------------------------------------------------------------------------------------
Balance at December 31, 2003           $ 10                $ 10                $ 11              $ (21)               $ 10
                                    ======================================================================================

CMSG INVESTMENT CO VII
Consolidating Statement of Retained Earnings
December 31, 2003
(In Millions)

                                      CMSG                                    CMS               Inter-               CMSG
                                    Investment            CMSG               Jabail             company           Investment
                                     Company            Taweelah           Investment          Elimina-            Co. VII
                                       VII              Limited            Company I             tions             Consol.
Balance at January 1, 2003            $ (30)             $ (28)              $   -               $ 28               $ (30)

Net Income (Loss)                        11                 18                 (11)                (7)                 11

Less Dividends Paid
  Common Stock                            -                  -                   -                  -                   -
  Associated Companies                    -                  9                   -                 (9)                  -
                                    -------------------------------------------------------------------------------------
                                          -                  9                   -                 (9)                  -
                                    -------------------------------------------------------------------------------------
Balance at December 31, 2003          $ (19)             $ (19)              $ (11)              $ 30               $ (19)
                                    =====================================================================================

HYDRA-CO ENTERPRISES, INC.
Consolidating Statement of Retained Earnings
December 31, 2003
(In Millions)

                                                       CMSG                          HCE          Inter-         HYDRA-CO
                                      HYDRA-CO       Operating        CMSG         Rockport      company       Enterprises,
                                    Enterprises,      Company       Stratton        Diesel,      Elimina-          Inc.
                                     Inc. (11)           II         Company          Inc.         tions           Consol.
Balance at January 1, 2003             $ (163)         $ (2)         $ (20)           $ 1          $ 21           $ (163)

Net Income (Loss)                           7             1              -              5            (6)               7

Less Dividends Paid
  Common Stock                              -             -              -              -             -                -
  Associated Companies                      -             -              -              -             -                -
                                    ------------------------------------------------------------------------------------
                                            -             -              -              -             -                -
                                    ------------------------------------------------------------------------------------
Balance at December 31, 2003           $ (156)         $ (1)         $ (20)           $ 6          $ 15           $ (156)
                                    ====================================================================================

(11) Represents HYDRA-CO Enterprises, Inc., HCE Biopower, Inc., HCO-Jamaica, Inc., HCE Jamaica Development, Inc. and New Bern Energy Recovery, Inc. consolidated.

CMS GAS TRANSMISSION COMPANY
Consolidating Statement of Retained Earnings
December 31, 2003
(In Millions)

                                    CMS Gas           CMS                        CMS        CMS         CMS
                                 Transmission        Energy        CMS Gas      Antrim     Grand      Bay Area       CMS
                                    Company        Investment     Argentina      Gas       Lacs       Pipeline     Jackson
                                     (12)         LLC Consol.      Company       LLC        LLC         LLC          LLC
Balance at January 1, 2003          $ (565)           $ -           $ 51         $ (9)     $ (3)        $ (4)       $ (2)

Net Income (Loss)                        3              -              -            9         3            4           2

Less Dividends Paid
  Common Stock                           -              -              -            -         -            -           -
  Associated Companies                 110              -              -            -         -            -           -
                                 ---------------------------------------------------------------------------------------
                                       110              -              -            -         -            -           -
                                 ---------------------------------------------------------------------------------------
Balance at December 31, 2003        $ (672)           $ -           $ 51          $ -      $  -         $  -        $  -
                                 =======================================================================================

(Continued on Following Page)

CMS GAS TRANSMISSION COMPANY
Consolidating Statement of Retained Earnings
December 31, 2003
(In Millions)
(Continued from Previous Page)

                                      CMS         Panhandle        CMS              CMS           Inter-         CMS Gas
                                   Marysville      Eastern        Field         Saginaw Bay       company      Transmission
                                  Gas Liquids     Pipe Line     Services          Lateral        Elimina-        Company
                                    Company        Company        Inc.            Co. (13)         tions         Consol.
Balance at January 1, 2003            $ 3           $ (65)        $ 4              $ (8)           $ 33           $ (565)

Net Income (Loss)                      (3)             65          (4)                -             (76)               3

Less Dividends Paid
  Common Stock                          -               -           -                 -               -                -
  Associated Companies                  -               -           -                 -               -              110
                                  --------------------------------------------------------------------------------------
                                        -               -           -                 -               -              110
                                  --------------------------------------------------------------------------------------
Balance at December 31, 2003          $ -           $   -         $ -              $ (8)           $(43)          $ (672)
                                  ======================================================================================

(12) Represents CMS Gas Transmission Company, CMS Saginaw Bay Lateral Company and CMS Litchfield LLC consolidated.

(13) Includes $(5) balance of CMS TriState Canada General Company (no other existing balance at December 31, 2003).

CMS ENERGY INVESTMENT LLC
Consolidating Statement of Retained Earnings
December 31, 2003
(In Millions)

                                      CMS        Loy Yang        CMSG            CMS        CMS        CMS
                                    Energy       Holdings     Investment        Antrim     Grand     Bay Area       CMS
                                  Investment     No. 1-4       Company I         Gas       Lacs      Pipeline     Jackson
                                   LLC (14)        LLC          Consol.          LLC        LLC        LLC          LLC
Balance at January 1, 2003            $ -          $ -          $ (159)           $ 4      $ (10)      $ (4)        $ -

Net Income (Loss)                       -            -               -              -          -          -           -

Less Dividends Paid
  Common Stock                          -            -               -              -          -          -           -
  Associated Companies                  -            -               -              4          4          4           1
                                  -------------------------------------------------------------------------------------
                                        -            -               -              4          4          4           1
                                  -------------------------------------------------------------------------------------
Balance at December 31, 2003          $ -          $ -          $ (159)           $ -      $ (14)      $ (8)        $(1)
                                  =====================================================================================

(Continued on Following Page)

CMS ENERGY INVESTMENT LLC
Consolidating Statement of Retained Earnings
December 31, 2003
(In Millions)
(Continued from Previous Page)

                                       Inter-              CMS
                                      company             Energy
                                      Elimina-          Investment
                                       tions           LLC Consol.
Balance at January 1, 2003              $ 169              $ -

Net Income (Loss)                           -                -

Less Dividends Paid
  Common Stock                              -                -
  Associated Companies                    (13)               -
                                      ------------------------
                                          (13)               -
                                      ------------------------
Balance at December 31, 2003            $ 182              $ -
                                      ========================

(14) Represents CMS Energy Investment LLC with CMSG Investment Company I included on the equity method of accounting.

CMSG INVESTMENT CO I
Consolidating Statement of Retained Earnings
December 31, 2003
(In Millions)

                                    CMSG                CMSG               Inter-              CMSG
                                 Investment           Loy Yang            company           Investment
                                   Company          Holdings 1-2          Elimina-          Company I
                                   I (15)           ltd. Consol.           tions             Consol.
Balance at January 1, 2003         $ (159)             $ (435)              $ 435             $ (159)

Net Income (Loss)                       -                  (1)                  1                  -

Less Dividends Paid
  Common Stock                          -                   -                   -                  -
  Associated Companies                  -                   -                   -                  -
                                 -------------------------------------------------------------------
                                        -                   -                   -                  -
                                 -------------------------------------------------------------------
Balance at December 31, 2003       $ (159)             $ (436)              $ 436             $ (159)
                                 ===================================================================

(15) Represents CMSG Investment Company I with CMSG Loy Yang Holdings 1 and 2 Ltd. included on the equity method of accounting.

CMSG LOY YANG HOLD 1-2 LTD.
Consolidating Statement of Retained Earnings
December 31, 2003
(In Millions)

                                   CMSG        Horizon         CMSG             CMSG          Inter-          CMSG
                                 Loy Yang       Energy       Loy Yang         Horizon        company        Loy Yang
                                 Holdings      Holdings      Holdings          Energy        Elimina-     Holdings 1-2
                                  1 Ltd.         Ltd.         2 Ltd.        Holding Ltd.      tions       ltd. Consol.
Balance at January 1, 2003        $ (215)       $ (215)       $ (220)          $ (220)         $ 435         $ (435)

Net Income (Loss)                     (1)           (1)            -                -              1             (1)

Less Dividends Paid
  Common Stock                         -             -             -                -              -              -
  Associated Companies                 -             -             -                -              -              -
                                 ----------------------------------------------------------------------------------
                                       -             -             -                -              -              -
                                 ----------------------------------------------------------------------------------
Balance at December 31, 2003      $ (216)       $ (216)       $ (220)          $ (220)         $ 436         $ (436)
                                 ==================================================================================

CMS INT'L VENTURES LLC
Consolidating Statement of Retained Earnings
December 31, 2003
(In Millions)

                                                      CMS        CMSG            CMS          Western
                                       CMS         Operating    Invest.     Electric & Gas   Australia     CMSG         CMS
                                 Int'l Ventures       SRL       Co. III          LLC         GT Co. I    Invest.    Generation
                                    LLC (16)        Consol.     Consol.        Consol.        Consol.     Co. V         SRL
Balance at January 1, 2003           $ (38)          $ (4)       $ 18           $ (320)        $  23       $ 1        $ (31)

Net Income (Loss)                       46              1          (2)              62           (23)        6            -

Less Dividends Paid
  Common Stock                           -              -           -                -             -         -            -
  Associated Companies                   6              -           -                -            15         -            -
                                 ------------------------------------------------------------------------------------------
                                         6              -           -                -            15         -            -
                                 ------------------------------------------------------------------------------------------
Balance at December 31, 2003         $   2           $ (3)       $ 16           $ (258)        $ (15)      $ 7        $ (31)
                                 ==========================================================================================

(Continued on Following Page)

CMS INT'L VENTURES LLC
Consolidating Statement of Retained Earnings
December 31, 2003
(In Millions)
(Continued from Previous Page)

                                           CMS               Inter-            CMS Int'l
                                     Int'l Ventures         company            Ventures
                                           LLC              Elimina-              LLC
                                         Branch              tions              Consol.
Balance at January 1, 2003               $ (1)               $ 314               $ (38)

Net Income (Loss)                          (2)                 (42)                 46

Less Dividends Paid
  Common Stock                              -                    -                   -
  Associated Companies                      -                  (15)                  6
                                     -------------------------------------------------
                                            -                  (15)                  6
                                     -------------------------------------------------
Balance at December 31, 2003             $ (3)               $ 287                 $ 2
                                     =================================================

(16) Represents CMS International Ventures LLC with CMS Operating SRL, CMSG Investment Company III, CMS Electric & Gas LLC and Western Australia GT Company I included on the equity method of accounting.

CMS OPERATING SRL
Consolidating Statement of Retained Earnings
December 31, 2003
(In Millions)

                                                                                           Inter-
                                      CMS             Centrales              CMS          Company               CMS
                                   Operating           Termicas           Ensenada        Elimina-           Operating
                                   SRL (17)           Mendoza SA             SA            tions            SRL Consol.
Balance at January 1, 2003           $ (4)                $ 2               $ (5)           $ 3                $ (4)

Net Income (Loss)                       1                   1                  5             (6)                  1

Less Dividends Paid
  Common Stock                          -                   -                  -              -                   -
  Associated Companies                  -                   -                  -              -                   -
                                   --------------------------------------------------------------------------------
                                        -                   -                  -              -                   -
                                   --------------------------------------------------------------------------------
Balance at December 31, 2003         $ (3)                $ 3               $  -            $(3)               $ (3)
                                   ================================================================================

(17) Represents CMS Operating SRL and Cuyana S.A. de Inversiones consolidated.

CMSG INVESTMENT CO III
Consolidating Statement of Retained Earnings
December 31, 2003
(In Millions)

                                      CMSG           CMSG        Jegurupadu                    Inter-         CMSG
                                   Investment     Jegurupadu        CMSG           CMSG       Company      Investment
                                     Company       O&M Co.         Company       Neyveli      Elimina-      Co. III
                                    III (18)      Mauritius        Limited       Limited       tions        Consol.
Balance at January 1, 2003            $ 18           $ 1            $ 9            $ -         $ (10)         $ 18

Net Income (Loss)                       (2)            -             (3)             1             2            (2)

Less Dividends Paid
  Common Stock                           -             -              -              -             -             -
  Associated Companies                   -             -              -              -             -             -
                                   -------------------------------------------------------------------------------
                                         -             -              -              -             -             -
                                   -------------------------------------------------------------------------------
Balance at December 31, 2003          $ 16           $ 1            $ 6            $ 1         $  (8)         $ 16
                                   ===============================================================================

(18) Represents CMSG Investment Company III, CMSG Jegurupadu I LDC, CMSG Jegurupadu II LDC and CMS Energy Mauritius Limited consolidated.

CMS ELECTRIC & GAS LLC
Consolidating Statement of Retained Earnings
December 31, 2003
(In Millions)

                                 CMS       Sistema                                                 Companhia    Inter-     CMS
                              Electric  Electrico del     CMS            CMS            CMS        Paulista    Company  Electric &
                                & Gas    Estado Nueva  Venezuela,   Distribuidora  Participacoes  de Energia  Elimina-   Gas LLC
                              LLC (19)    Esparta CA      Inc.          Ltda.          Ltda.       Eletrica     tions    Consol.
Balance at January 1, 2003     $ (320)      $ (38)       $ (46)        $ (99)          $ (81)        $ 30      $ 234      $ (320)

Net Income (Loss)                  62         (17)         (35)           92              (2)          10        (48)         62

Less Dividends Paid
  Common Stock                      -           -            -             -               -            -          -           -
  Associated Companies              -           -            -             -               -            -          -           -
                              --------------------------------------------------------------------------------------------------
                                    -           -            -             -               -            -          -           -
                              --------------------------------------------------------------------------------------------------
Balance at December 31, 2003   $ (258)      $ (55)       $ (81)        $  (7)          $ (83)        $ 40      $ 186      $ (258)
                              ==================================================================================================

(19) Represents CMS Electric & Gas, LLC, ENELMAR SA and CMS Comercializadora de Energia Ltda. consolidated.

WESTERN AUSTRALIA GT CO I
Consolidating Statement of Retained Earnings
December 31, 2003
(In Millions)

                                  Western                                           CMS               CMS         Compania de
                                 Australia        CMS                            Goldfields      International    Inversiones
                                  GT Co.       Luxembourg      Valandrid        GT Australia        Finance        CMS Energy
                                  I (20)          SARL            BV              PTY LTD          Svcs. Co.       Chile Ltda
Balance at January 1, 2003         $  23          $ (6)          $ (3)             $  5               $ 8           $ (12)

Net Income (Loss)                    (23)            6              7                15                 6               8

Less Dividends Paid
  Common Stock                         -             -              -                 -                 -               -
  Associated Companies                15             -              -                 6                 5               -
                                 ----------------------------------------------------------------------------------------
                                      15             -              -                 6                 5               -
                                 ----------------------------------------------------------------------------------------
Balance at December 31, 2003       $ (15)          $ -           $  4              $ 14               $ 9           $  (4)
                                 ========================================================================================

(Continued on Following Page)

WESTERN AUSTRALIA GT CO I
Consolidating Statement of Retained Earnings
December 31, 2003
(In Millions)
(Continued from Previous Page)

                                                            Inter-             Western
                                        CMS GT             company            Australia
                                          of               Elimina-           GT Co. I
                                       Australia            tions              Consol.
Balance at January 1, 2003               $   2               $  6               $  23

Net Income (Loss)                          (41)                (1)                (23)

Less Dividends Paid
  Common Stock                               -                  -                   -
  Associated Companies                       -                (11)                 15
                                       ----------------------------------------------
                                             -                (11)                 15
                                       ----------------------------------------------
Balance at December 31, 2003             $ (39)              $ 16               $ (15)
                                       ==============================================

(20) Represents Western Australia GT Company I, CMS GT del Sur Company and CMS GT of Australia Holdings Company consolidated.

                                    EXHIBIT B

Organizational charts showing the relationship of each Exempt Wholesale Generator to associate companies in the holding company system.

                         CENTRALES TERMICAS MENDOZA S.A.
                                      (EWG)

                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                              *                *         *
                            *                    *             *
                          *                     40.47%              *
                        *                                   CMS Gas Transmission Company
                                                    *                     *
                    *                               *                     *
    CMS Generation Co.                              *                     *
            *       *                               *                 37.01%
            *            *                           *                    *
            *                  *               *       *                  *
            *                     21.02%                 *                *
            *                             *                *              *
            *                                    *           *
            *                                          CMS International Ventures, L.L.C.
            *                                                           *
            *                                                           *
           99%                                                       99.999%
            *                                                           *
            *                                                           *
CMS Centrales Termicas S.A.                                    CMS Operating, S.R.L.
            *                                                           *
            *                                                           *
            1%                                                         99%
                   *                                         *
                           *                        *
                           Cuyana S.A. de Inversiones
                                        *
                                      92.6%
                                        *
                         Centrales Termicas Mendoza S.A.

                      CENTRALES TERMICAS SAN NICOLAS, S.A.
                                      (EWG)

                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                               CMS Generation Co.
                                        *
                                      0.1%
                                        *
                       CMS Generation San Nicolas Company
                                        *
                                      0.1%
                                        *
                         Inversora de San Nicolas, S.A.
                                        *
                                       88%
                                        *
                      Centrales Termicas San Nicolas, S.A.

                          CMS DISTRIBUTED POWER, L.L.C.
                                      (EWG)

                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                          CMS Distributed Power, L.L.C.

                                CMS ENSENADA S.A.
                                      (EWG)

                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                          *             *             *
                     *                  *                 *
         40.47%                         *                    *
           *            CMS Gas Transmission Company             *
           *                      *                                  *
           *                    37.01%                            CMS Generation Co.
           *                      *                            *          *
           *               *                            *                 *
           *        *                       21.02%                        *
           *   *                    *                                     *
CMS International Ventures, L.L.C.                                        *
           *                                                              *
           *                                                              *
        99.999%                                                           *
           *                                                              *
           *                                                              *
  CMS Operating, S.R.L.                                    CMS Generation Holdings Company
           *                                                           *
              *                                                    *
                 99%                                           1%
                      *                                     *
                           *                           *
                                CMS Ensenada S.A.

                      CMS GENERATION MICHIGAN POWER L.L.C.
                                     (EWG)

                             CMS Energy Corporation
                                       *
                                       *
                                       *
                            CMS Enterprises Company
                                       *
                                       *
                                       *
                               CMS Generation Co.
                                       *
                                       *
                                       *
                      CMS Generation Michigan Power L.L.C.

                        CMS GENERATION OPERATING COMPANY
                                      (EWG)

                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                               CMS Generation Co.
                                        *
                                        *
                                        *
                        CMS Generation Operating Company

          CMS (INDIA) OPERATIONS & MAINTENANCE COMPANY PRIVATE LIMITED
                                      (EWG)

                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                               CMS Generation Co.
                                        *
                                 *                *
                            *                          *
    CMS International Operating Company    CMS Generation Investment Company VII
                       *                                    *
                99%                                             1%
             *                                                      *
          CMS (India) Operations & Maintenance Company Private Limited

                         CMS MOROCCO OPERATING CO., S.C.A.
                                     (EWG)
                                      AND
                      CMS INTERNATIONAL OPERATING COMPANY
                                     (EWG)

                             CMS Energy Corporation
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                       *   *   *   CMS Generation Co. *  *  *  *
                   *         * *     *                             *   *
               *           *         *                     *              *
           *            14%          14%                   14%               14%
        *             *               *                    *                  *
      *  Loy Yang Holdings  Loy Yang Holdings        Loy Yang Holdings    Loy Yang Holdings
     *         No. 1 LLC        No. 2 LLC                 No. 3 LLC           No. 4 LLC
    *              *                *                       *                   *
   *              50%              50%                     50%                 50%
  *                 *                *                      *                   *
         Loy Yang Holdings Unit Trust No. 3         Lot Yang Holdings Unit Trust No. 2
  *                         *                                 *
                            50%                             50%
  *                           *                             *
   *                      CMS Generation Investment Company I
      *                                      *               *
         *                                   *
            *                                *                  *
               *              CMS Generation Investment Company IV  *
                  *                             *
                     *                         *                       *
    CMS International Operating Company       *                          *
       *                *               *    *                              *
       *                  *              *                                    *
CMS Generation UK Operating *            50%                                     *
Private Limited              *           *                                          *
    *                         *        *                                                *
    *                          *     *                                                 .1%
    *                        *  CMS Generation Jorf Lasfar III Limited Duration Company *
Jorf Lasfar Aktiebolag         *     *                                                  *
                                *    *                                              *
                      *                                                         *
                        99.7%  .1%   .1%                                    *
                           *     *    *                                 *
                             *    *   *                              *
                                     CMS Morocco Operating Co., S.C.A.

                     DEARBORN GENERATION OPERATING, L.L.C.
                                      (EWG)
                                       AND
                     DEARBORN INDUSTRIAL GENERATION, L.L.C.
                                      (EWG)

                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                               CMS Generation Co.
                             *                   *
                          *                          *
                        *                               *
Dearborn Generation Operating, L.L.C.     Dearborn Industrial Energy, L.L.C.
                                                         *
                                                         *
                                                         *
                                          Dearborn Industrial Generation, L.L.C.

                        EXETER ENERGY LIMITED PARTNERSHIP
                                      (EWG)

                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                               CMS Generation Co.
                          *             *           *
                        *               *             *
                      *                 *               *
                    *        Exeter Management Company    *
Oxford/CMS Development LP               *                 50%
                     *                  *                  *
                    48%                 2%                *
                      *                 *               *
                        *               *             *
                        Exeter Energy Limited Partnership

                             GVK INDUSTRIES LIMITED
                                      (EWG)

                             CMS Energy Corporation
                                       *
                                       *
                                       *
                            CMS Enterprises Company
                           *           *             *
                          *            *                    *
                         *             *                          *
                        *  CMS Gas Transmission Company            CMS Generation Co.
                       *               *                           *
                      *                *                           *
                    40.47%           37.01%                      21.02%
                     *                 *                          *
                       *               *                         *
                         * * CMS International Ventures, L.L.C.**
                                       *
                                       *
                     CMS Generation Investment Company III
                                       *
                                       *
                    Jegurupadu CMS Generation Company Ltd.
                                       *
                                    23.75%
                                       *
                             GVK Industries Limited


                         HIDROELECTRICA EL CHOCON, S.A.
                                      (EWG)


                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                            *           *             *
                           *            *                       *
                          *             *                               *
                          *   CMS Gas Transmission Company        CMS Generation Co.
                           *            *                          *    *         *
                            *           *                         *     *         *
                          40.47%      37.01%                   21.02%   *         *
                              *         *                       *       *         *
                                *       *                      *        *         *
                              CMS International Ventures, L.L.C.        *         *
                                    *                                   *         *
                                    *            CMS Generation Holdings Company  *
                                 99.99%                   *                       *
                                    *                 .01%                        *
                                    *                *                            *
                               CMS Generation S.R.L.                              *
                             *                  *                                 *
                           *                    *                                 *
                         *                     25%                                *
                                                *                                 *
                      2.48%                     *                              2.48%
                                       Hidroinvest S.A.                       *
                           *                    *                           *
                                                *                        *
                             *                 59%                    *
                                                *                  *
                               *                *               *
                                  Hidroelectrica El Chocon, S.A.

                     JAMAICA PRIVATE POWER COMPANY, LIMITED
                                      (EWG)
                                       AND
                         PRIVATE POWER OPERATORS LIMITED
                                      (EWG)


                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                               CMS Generation Co.
                                        *
                                        *
                                        *
                           HYDRA-CO Enterprises, Inc.
                        *                             *
                    *                                     *
                *                                            *
CMS Generation Operating Company II, Inc.            HCE-Rockfort Diesel, Inc.
                *                                    *         *
                *                                  *         45.07%
                *                                *              *
          HCO-Jamaica, Inc.                    *      Jamaica Private Power
                *                            1%          Company, Limited
                *                          *
                99%                     *
                *                    *
                *                 *
Private Power Operators Limited*

                    JEGURUPADU OPERATING AND MAINTENANCE CO.
                                      (EWG)


                             CMS Energy Corporation
                                       *
                             CMS Enterprises Company
                          *         *               *
                 *                *                    *
           *                    *                         *
CMS Gas Transmission Company  *                          CMS Generation Co.
           *                *                            *       *
           *             40.47%                      *           *
         37.01%          *                     *                 *
           *           *            21.02%                       *
           *        *              *                             *
CMS International Ventures, L.L.C.                    CMS Investment Company IV
           *                                                     *
           *                                                     *
           *                                                     *
CMS Generation Investment Company III            CMS Generation Investment Company II
           *                        *        *                   *
           *                         *   *                       *
          99%                                 *                  1%
           *                        *                            *
           *                     1%             99%              *
                               *                    *            *

 CMS Generation Jegurupadu I                          CMS Generation Jegurupadu II
 Limited Duration Company                             Limited Duration Company
                  *                                         *
                    *                                     *
                      50%                              50%
                         *                             *
                            *                        *
                        Jegurupadu O&M Company Mauritius
                                        *
                                       60%
                                        *
                    Jegurupadu Operating and Maintenance Co.

                           JORF LASFAR ENERGY COMPANY
                                      (EWG)


                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                               CMS Generation Co.
                                        *
                                        *
                                        *
                       CMS Generation Investment Company IV****************
                  *                          *         *                   *
             *                               *           *                    *
CMS Generation Luxembourg II S.A.R.L.        *             *                    *
         *                                   *               *                    *
         *                                   *                 *                    *
CMS Generation Luxembourg S.A.R.L.           *  CMS Generation Investment Company II *
         *                                   *        *        *                     *
           *                                35%      65%      65%                  35%
              *                              *       *         *                   *
  CMS Generation Netherlands B.V.            *      *  CMS Generation Jorf Lasfar I
      *          *                           *     *    Limited Duration Company
     *           *                           *    *             *
    *            *            CMS Generation Jorf Lasfar II     *
  *                           Limited Duration Company          50%
 *                  *                                   *        *
*                      *                               50%       *
                         *                               *       *
Jorf Lasfar Power      Jorf Lasfar Energiaktiebolag   Jorf Lasfar Handelsbolag
Energy Aktiebolag
  *                          *                                   *
   23%                       25%                                2%
        *                     *                                *
           *                  *                               *
               *************Jorf Lasfar Energy Company************

                              JUBAIL ENERGY COMPANY
                                      (EWG)

                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                               CMS Generation Co.
                                        *
                                        *
                                        *
                      CMS Generation Investment Company VII
                                        *
                                        *
                                        *
                         CMS Jubail Investment Company I
                                        *
                                        *
                                       25%
                                        *
                                        *
                              Jubail Energy Company

                    SHUWEIHAT CMS INTERNATIONAL POWER COMPANY
                                      (EWG)

                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                               CMS Generation Co.
                                        *
                                        *
                                        *
                      CMS Generation Investment Company VII
                           *               *
                         *                 *
                      50%                  *
                    *                      *
                   *                       *
Shuweihat General Partner Company         49.5%
                 *                         *
                   *                       *
                     1%                    *
                       *                   *
                         *                 *
                          Shuweihat Limited Partnership
                                        *
                                        *
                                       40%
                                        *
                                        *
                    Shuweihat CMS International Power Company

                        SHUWEIHAT O&M LIMITED PARTNERSHIP
                                      (EWG)

                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                               CMS Generation Co.
                                        *
                                        *
                                        *
                      CMS Generation Investment Company VII
                                     *    *
                                   *      *
                                50%       *
                             *            *
                         *                *
Shuweihat O&M General Partner Company   49.5%
               *                          *
                  *                       *
                     1%                   *
                        *                 *
                           *              *
                        Shuweihat O&M Limited Partnership

                        ST-CMS ELECTRIC COMPANY PVT. LTD.
                                      (EWG)

                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                      * * *
                                *       *       *
                            *           *           *
                   CMS Generation Co.   *    CMS Gas Transmission Company
                            *           *           *
                           21.02%     40.47%       37.01%
                            *           *           *
                       CMS International Ventures, L.L.C.
                                        *
                                        *
                                        *
                      CMS Generation Investment Company III
                                        *
                                        *
                                        *
                           CMS Generation Neyveli Ltd.
                                        *
                                       50%
                                        *
                        ST-CMS Electric Company Pvt. Ltd.

                         TAKORADI INTERNATIONAL COMPANY
                                      (EWG)

                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                               CMS Generation Co.
                              *                  *
                             *                    *
                            *                      *
                           *                        *
                          *                          *
                         *                            *
                        *                              *
                       *                                *
                      *                                  *
CMS International Operating Company            CMS Generation Investment Company VI
                       |                                        *
                        |                                       *
                         |                                      *
                          |                       CMS Takoradi Investment Company
                           |                                    *
                         Operator                               *
                             |                                  *
                              |               CMS Takoradi Investment Company II
                               |                                *
                                |                              90%
                                  |                             *
                                 Takoradi International Company

Organizational charts showing the relationship of each foreign utility company to associate companies in the holding company system.


                   CMS GENERATION HORIZON ENERGY HOLDINGS LTD
                                     (FUCO)
                                       AND
                           HORIZON ENERGY HOLDINGS LTD
                                     (FUCO)
                                       AND
                             LOY YANG POWER PARTNERS
                                     (FUCO)


                             CMS Energy Corporation
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                   *        *
                               *                 *
            CMS Generation Co.                CMS Gas Transmission Company
            *    *       *    *                            *
           *      *       *     *                           70%
          *        *       *       *                          *
          *        *        *        *           CMS Energy Investment L.L.C.
          *        *         *         *             *         *       *
        14%        14%       14%       14%    *      *         *       *
         *          *         *    86%       *  86%         86%      86%
        *                     * *           *  *          *           *
       *            *            *       *       *                    *
      *              *  *           *                    *  *         *
     *      *         *           *  *                 *     *        *
Loy Yang Holdings  Loy Yang Holdings  Loy Yang Holdings    Loy Yang Holdings
  No. 1 LLC           No. 2 LLC           No. 3 LLC           No. 4 LLC
    *                   *                         *              *
     *                 *                           *            *
     50%             50%                           50%        50%
      *              *                              *         *
  Loy Yang Holdings Unit Trust No. 3        Loy Yang Holdings Unit Trust No. 2
                    *                                  *
                      *                               *
                       50%                          50%
                         *                         *
                       CMS Generation Investment Company I
                       *                               *
                    *                                    *
                 *                                          *
CMS Generation Loy Yang Holdings 2 Ltd.      CMS Generation Loy Yang Holdings 1 Ltd.
               *                                               *
               *                                               *
CMS Generation Horizon Energy Holdings Ltd.      Horizon Energy Holdings Ltd.
               *                                               *
                 25%                                     24.63%
                        *                              *
                             Loy Yang Power Partners

                              CMS OPERATING, S.R.L.
                                     (FUCO)

                             CMS ENERGY CORPORATION
                                        *
                                        *
                                        *
                             CMS ENTERPRISES COMPANY
                              *         *         *
                             *          *           *
                           *            *             *
                         *              *               *
                CMS Generation Co.      *    CMS Gas Transmission Company
                       *         *       *                *
                       *          *       *               *
                       *         21.02%   40.47%        37.01%
  CMS Generation Holdings Company   *         *            *
                    *                *         *           *
                      *               *         *          *
                       *           CMS International Ventures, L.L.C.
                        *                                 *
                         *                              *
                       .001%                        99.999%
                           *                          *
                            *                       *
                              CMS Operating, S.R.L.

               COMPANHIA PAULISTA DE ENERGIA ELECTRICA S.A. (CPEE)
                                     (FUCO)
                                       AND
                  COMPANHIA SUL PAULISTA DE ENERGIA S.A. (CSPE)
                                     (FUCO)
                                       AND
                     COMPANHIA JAGUARI DE ENERGIA S.A. (CJE)
                                     (FUCO)
                                       AND
                   COMPANHIA LUZ E FORCA DE MOCOCA S.A. (CLFM)
                                     (FUCO)

                             CMS Energy Corporation
                                        *
                             CMS Enterprises Company
                                *       *        *
                       40.47%           *             *
                     *    CMS Gas Transmission Company    *
                     *                  *                   *
                     *                37.01%         CMS Generation Co.
                      *                 *                   *
                       *                *               21.02%
                        *               *                 *
                       CMS International Ventures, L.L.C.
                                        *
                                        *
                           CMS Electric & Gas, L.L.C.
                                        *
                                     99.99%
                                        *
                            CMS Distribuidora, Ltda.
                                        *
                                     99.99%
                                        *
                             CMS Participacoes Ltda.
                                        *
                                     93.86%
                                        *
                                      CPEE
                                        *
                                     88.63%
                                        *
                                      CSPE
                                        *
                                        *
                                       CJE
                                        *
                                        *
                                      CLFM

                           EMIRATES CMS POWER COMPANY
                                     (FUCO)

                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                               CMS Generation Co.
                                        *
                                        *
                                        *
                      CMS Generation Investment Company VII
                                        *
                                        *
                                        *
                         CMS Generation Taweelah Limited
                                        *
                                       40%
                                        *
                           Emirates CMS Power Company

            SISTEMA ELECTRICO DEL ESTADO NUEVA ESPARTA C.A. (SENECA)
                                     (FUCO)

                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                           *            *           *
                          *             *               *
                        *               *                   *
                      *   CMS Gas Transmission Company      CMS Generation Co.
                     *                  *                         *
                     *                  *                        *
                   40.47%            37.01%                   21.02%
                      *                 *                     *
                       *                *                  *
                       CMS International Ventures, L.L.C.
                                        *
                                        *
                                        *
                           CMS Electric & Gas, L.L.C.
                            *                    *
                           *                     *
                          *               CMS Venezuela S.A.
                         *                       *
                        *                        *
                   ENELMAR, SA                 52.37%
                      *                          *
                          33.34%               *
                                 *           *
                                     SENECA

                          TAWEELAH A2 OPERATING COMPANY
                                     (FUCO)


                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                               CMS Generation Co.
                                        *
                                        *
                                        *
                          Taweelah A2 Operating Company